As filed with the Securities and Exchange Commission on May 17, 2017

Registration No. 333-217564

United States
Securities and Exchange Commission
Washington, D.C. 20549

Amendment No. 1
to
FORM F-4
Registration Statement
Under
The Securities Act of 1933

China Biologic Products Holdings, Inc.

(Exact name of registrant as specified in its Charter)

Cayman Islands	2836	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

18th Floor, Jialong International Building, 19 Chaoyang Park Road
Chaoyang District, Beijing 100125
People’s Republic of China
(+86) 10-6598-3111

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

National Corporate Research, Ltd.
10 E. 40th Street, 10th floor
New York, NY 10016

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Howard Zhang
Davis Polk & Wardwell LLP
2201 China World Office 2
1 Jian Guo Men Wai Avenue, Chaoyang District
Beijing 100004, People’s Republic of China
(+86) 10-8567-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the flowing box and list the Securities Act Registration Statement number of the earliest effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share	Proposed maximum Aggregate offering price		Amount of registration fee(4)
Ordinary Shares	27,201,477	$115.11	$3,131,162,017	(2)	$362,901.68	(5)
Ordinary Shares	149,500	$112.01	$16,745,495	(3)	$1,940.80
Preferred Share Purchase Rights(6)	—	—	—		—

(1)	Relates to ordinary shares, $0.0001 par value per share, of China Biologic Products Holdings, Inc., or CBPO Cayman, issuable to holders of common stock, $0.0001 par value per share, of China Biologic Products, Inc. or CBPO in the proposed redomicile merger of CBPO whereby CBPO will merge within and into CBPO Cayman and in which holders of CBPO common stock shall receive CBPO Cayman ordinary shares. The number of CBPO Cayman ordinary shares to be registered is based on the maximum number that is expected to be issued pursuant to the redomicile merger. The actual number of ordinary shares issued pursuant to the redomicile merger may be less than the number of ordinary shares being registered.
(2)	Pursuant to Rule 457 under the Securities Act of 1933, as amended and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price was calculated as the product of $115.11 (the average high and low price of CBPO common stock on April 24, 2017) and 27,201,477 ordinary shares representing the maximum number of shares of CBPO common stock outstanding as of April 27, 2017.
(3)	Pursuant to Rule 457 under the Securities Act of 1933, as amended and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price was calculated as the product of $112.01 (the average high and low price of CBPO common stock on May 15, 2017) and 149,500 ordinary shares representing the maximum number of shares of CBPO common stock issuable upon the exercise of outstanding options prior to the effective time of the merger.
(4)	The amount of registration fee was calculated by multiplying the proposed maximum aggregate offering price by 115.9 per million.
(5)	Previously paid.
(6)	Preferred share purchase rights are not currently separable from the common shares and are not currently exercisable. The value attributable to the preferred share purchase rights, if any, will be reflected in the market price of the common shares.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities or accept any offers to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction where such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Subject to completion, dated May 17, 2017

18th Floor, Jialong International Building
19 Chaoyang Park Road
Chaoyang District, Beijing 100125
People’s Republic of China

[•], 2017

Dear Stockholder:

You are cordially invited to the 2017 annual meeting of stockholders (the “Annual Meeting”) of China Biologic Products, Inc., a Delaware corporation (the “Company”), to be held on Friday, June 30, 2017, at 10 a.m., Beijing time, at the principal office of the Company located at 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing 100125, People’s Republic of China. Only stockholders of record at the close of business on May 17, 2017 are entitled to notice of and to vote at the annual meeting.

At the Annual Meeting, you will be asked to vote on the important matters described in the notice of annual meeting of stockholders and proxy statement/prospectus accompanying this letter. You will also have an opportunity to ask questions and receive information about the Company’s business.

Included with the proxy statement/prospectus is a copy of the Company’s 2016 Annual Report. We encourage you to read the Annual Report. It includes information on the Company’s operations as well as the Company’s audited financial statements.

One of the matters you will be asked to vote on at the Annual Meeting is the adoption of an agreement and plan of merger, dated as of April 28, 2017 (the “Merger Agreement”), which included a plan of merger required to be filed with the Register of Companies of the Cayman Islands, substantially in the form as attached as Annex A to the Merger Agreement (the “Plan of Merger”) which provides for a redomicile of the Company to the Cayman Islands through a merger (the “Redomicile Merger”) that would result in each share of the Company’s common stock being converted into the right to receive one ordinary share in the capital of China Biologic Products Holdings, Inc., a company incorporated under the laws of the Cayman Islands (“CBPO Cayman”), and CBPO Cayman shall issue to each holder of such right that number of ordinary shares in Cayman CBPO to which such holder is entitled. Upon the completion of the Redomicile Merger, the former stockholders of the Company will become the legal owners of the shares of CBPO Cayman, and CBPO Cayman, together with its subsidiaries, will own and continue to conduct our business in substantially the same manner as is currently being conducted by the Company and its subsidiaries. CBPO Cayman will also be managed by the same board of directors and executive officers that manage the Company today.

As further explained in the accompanying proxy statement/prospectus, our Board of Directors expects that the reorganization of the Company’s corporate structure, which will be facilitated by the approval of the Redomicile Merger, will result in the following benefits:

•	reduction of our operational, administrative, legal and accounting costs over the long term through the reduction of our reporting obligations and related expenses because CBPO Cayman is expected to qualify as a “foreign private issuer” under the rules and regulations of the Securities and Exchange Commission (“SEC”) and be exempt from certain rules under the Securities Exchange Act of 1934, as amended (“Exchange Act”), that would otherwise apply if CBPO Cayman were a company incorporated in the United States or did not meet the other conditions to qualify as a foreign private issuer, which is in line with the Company’s current business and operations which are almost all conducted outside of the United States;

•	alignment of our structure with our international corporate strategy, which structure would more closely align with those of other companies operating in the same industry in China; and
•	potential regulatory benefits in China, which has a strictly regulated biopharmaceutical industry that may officially or unofficially may favor companies that are incorporated in jurisdictions that are not politically and economically perceived to be in competition with China.

We have chosen to redomicile under the laws of the Cayman Islands because of its political and economic stability, effective judicial system, absence of exchange control or currency restrictions and availability of professional and support services.

The Redomicile Merger cannot be completed unless proposal to adopt the Merger Agreement and the Plan of Merger is approved by the holders of a majority of the Company’s outstanding shares of common stock. There are a number of risks which you should be aware of in considering whether to vote in favor of the proposal to approve the Merger Agreement and the Plan of Merger. The accompanying proxy statement/prospectus contains important information about the Merger Agreement and the Plan of Merger and related Redomicile Merger and the risks associated thereto and we encourage you to read it. In particular, you should carefully consider the discussion in the section of the proxy statement/prospectus entitled “Risk Factors and Caution Regarding Forward-Looking Statements” beginning on page 18.

After the Redomicile Merger, CBPO Cayman, as successor to the Company, will continue to be treated as a U.S. corporation for U.S. federal income tax purposes. We intend the Redomicile Merger to qualify as a reorganization for U.S. federal income tax purposes, and it is a condition to our obligation to complete the Redomicile Merger that we receive an opinion from our tax counsel substantially to this effect. Assuming the Redomicile Merger qualifies as a reorganization, stockholders of the Company will not recognize gain or loss for U.S. federal income tax purposes as a result of the Redomicile Merger. For a more detailed discussion of U.S. federal income tax considerations for stockholders, please see the section entitled “Taxation —  United States Taxation” beginning on page 88. We urge you to consult your own tax advisor regarding the particular tax consequences of the Redomicile Merger for you.

Our Board of Directors has determined that the Redomicile Merger is advisable and in the best interests of the Company and our stockholders and, as such, has unanimously approved the Redomicile Merger, the Merger Agreement and the Plan of Merger. Our Board of Directors recommends that you vote “FOR” the proposal to adopt the Merger Agreement.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. You may vote your shares by either completing, signing and returning the accompanying proxy card or casting your vote via a toll-free telephone number or over the Internet.

Sincerely,

David (Xiaoying) Gao
Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated [•], 2017 and is being first mailed to China Biologic Products, Inc. stockholders on or about [•], 2017

CHINA BIOLOGIC PRODUCTS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on June 30, 2017

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the “Annual Meeting”) of China Biologic Products, Inc., a Delaware corporation (the “Company”), will be held on Friday, June 30, 2017, at 10 a.m., Beijing time, at the principal office of the Company located at 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing 100125, People’s Republic of China, for the following purposes:

1.	to elect the three individuals listed in the accompanying proxy statement/prospectus to the Board of Directors of the Company, each to serve until the 2020 annual meeting of stockholders of the Company or until such person shall resign, be removed or otherwise leave office;
2.	to ratify the selection by the Audit Committee of KPMG Huazhen LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017;
3.	to have an advisory vote to approve the compensation of our named executive officers for the year ended December 31, 2016;
4.	to have an advisory vote on the frequency of holding an advisory vote on executive compensation;
5.	to approve and adopt the agreement and plan of merger (the “Merger Agreement”) by and between the Company and China Biologic Products Holdings, Inc., an exempted company incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of the Company (“CBPO Cayman”), which included a plan of merger required to be filed with the Register of Companies of the Cayman Islands, substantially in the form as attached as Annex A to the Merger Agreement (the “Plan of Merger”), pursuant to which the Company will merge with and into CBPO Cayman, with CBPO Cayman as the surviving company upon the merger becoming effective, and whereby each issued and outstanding share of the common stock of the Company will be converted into the right to receive one ordinary share of CBPO Cayman (the “Redomicile Merger”); and
6.	to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

If you owned our common stock at the close of business on May 17, 2017, you may attend and vote at the Annual Meeting.

A proxy statement/prospectus describing the matters to be considered at the Annual Meeting is attached to this Notice. Our 2016 Annual Report accompanies this Notice, but it is not deemed to be part of the proxy statement/prospectus.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. You may vote your shares by either completing, signing and returning the accompanying proxy card or casting your vote via a toll-free telephone number or over the Internet.

By Order of the Board of Directors

David (Xiaoying) Gao
Chief Executive Officer
[•], 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 30, 2017

This Notice and proxy statement/prospectus and our 2016 Annual Report are available online at https://www.iproxydirect.com/CBPO.

i

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This proxy statement/prospectus contains or incorporates by reference forward looking statements within the meaning of the private securities litigation reform act of 1995 with respect to the restructuring and our financial condition, results of operations and business. This act protects public companies from liability for forward looking statements in private securities litigation if the forward looking statement is identified and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from the forward looking statements. Forward looking statements by their nature involve a degree of risk and uncertainty, including, but not limited to, the risks and uncertainties referred to under “Risk Factors” and elsewhere herein or in the documents incorporated by reference. All statements regarding the expected benefits of the restructuring are forward looking statements. The forward looking statements may include statements for the period following completion of the Redomicile Merger. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates,” “continues,” “may,” “can,” “continue,” “potential,” “should,” “will,” “could,” “intends,” “plans” or similar expressions in this proxy statement/prospectus or in the documents incorporated by reference. You should be aware that any forward looking statements in this proxy statement/prospectus reflect only current expectations and are not guarantees of performance. Many possible events or factors could affect our future financial results and performance. This could cause our results or performance to differ materially from those we express in our forward looking statements. You should consider these risks when deciding how to vote. Also, as you make your decision how to vote, please take into account that forward looking statements speak only as of the date of this proxy statement/prospectus or, in the case of documents incorporated by reference, the date of any such document, or in certain cases, as of a specified date.

We have identified factors that could cause actual plans or results to differ materially from those included in any forward looking statements. These factors include, but are not limited to, the following:

•	an inability to realize expected benefits of the restructuring within the anticipated time frame, or at all;
•	changes in tax law, tax treaties or tax regulations or the interpretation or enforcement thereof, including taxing authorities not agreeing with our assessment of the effects of such laws, treaties and regulations;
•	an inability to execute any of our business strategies;
•	costs or difficulties related to the Redomicile Merger and related restructuring transactions, which could be greater than expected; and
•	such other risk factors as may be discussed in our reports filed with the SEC.

We disclaim any obligation or undertaking to disseminate any updates or revisions to our statements, forward looking or otherwise, to reflect changes in our expectations or any change in events, conditions or circumstances on which any such statements are based.

USE OF TERMS

Except as otherwise indicated by the context and for the purposes of this report only, references in this report to:

•	“China Biologic,” “we,” “us,” “our company,” or “our” are to China Biologic Products, Inc., a Delaware corporation, and, unless the context requires otherwise, its direct and indirect subsidiaries;
•	“China” or “PRC” are to the People’s Republic of China, excluding, for the purposes of this report only, Taiwan and the special administrative regions of Hong Kong and Macau;
•	“CFDA” are to China Food and Drug Administration;
•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;
•	“GMP” are to good manufacturing practice;
•	“Guizhou Taibang” are to Guizhou Taibang Biological Products Co., Ltd., a PRC company indirectly wholly owned by us, formerly known as Guiyang Qianfeng Biological Products Co., Ltd.;
•	“Huitian” are to Xi’an Huitian Blood Products Co., Ltd., a PRC company in which we hold an indirect minority equity interest;
•	“NDRC” are to the PRC National Development and Reform Commission;
•	“RMB” are to the legal currency of China;
•	“SEC” are to the Securities and Exchange Commission;
•	“Securities Act” are to the Securities Act of 1933, as amended;
•	“Shandong Taibang” are to Shandong Taibang Biological Products Co., Ltd., a PRC company indirectly majority owned by us; and
•	“U.S. dollars” or “$” are to the legal currency of the United States.

INFORMATION ABOUT THE ANNUAL MEETING AND THE PROPOSED REDOMICILE MERGER

The Board of Directors (the “Board”) of China Biologic Products, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”) is furnishing this proxy statement/prospectus and the accompanying proxy to you to solicit your proxy for the 2017 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held on Friday, June 30, 2017, at 10 a.m., Beijing time, at the principal office of the Company located at 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing 100125, People’s Republic of China.

It is anticipated that the proxy materials will be mailed to stockholders on or about [•], 2017.

The following questions and answers are intended to address briefly some commonly asked questions regarding the Annual Meeting and, in particular, the proposed Redomicile Merger. These questions and answers may not address all issues that may be important to you. Please refer to the more detailed information contained elsewhere in this proxy statement/prospectus, its annexes and the documents referred to.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is this proxy statement/prospectus?

You have received this proxy statement/prospectus and our 2016 annual report (the “Annual Report”) because our Board is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement/prospectus includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and that is designed to assist you in voting your shares.

What is the purpose of the Annual Meeting?

At the Annual Meeting, our stockholders will act upon the matters described in this proxy statement/prospectus. These actions include the election of three director nominees listed in this proxy statement/prospectus to the Board as Class II directors1; ratification of the appointment of the independent registered public accounting firm (which we sometimes refer to as the “independent auditors”); an advisory (that is, non-binding) vote on executive compensation; an advisory vote on the frequency of holding an advisory vote on executive compensation; and the adoption of the Merger Agreement and approval of the Redomicile Merger. An additional purpose of the Annual Meeting is to transact any other business that may properly come before the Annual Meeting and any and all adjournments or postponements of the Annual Meeting.

Who can attend the Annual Meeting?

All stockholders of record at the close of business on May 17, 2017 (the “Record Date”), or their duly appointed proxies, may attend the Annual Meeting.

What proposals will be voted on at the Annual Meeting?

Stockholders will vote on five proposals at the Annual Meeting:

•	the election of three director nominees listed in this proxy statement/prospectus to the Board as Class II directors, each to serve until the 2020 annual meeting of stockholders of the Company or until such person shall resign, be removed or otherwise leave office;
•	the ratification of the appointment of KPMG Huazhen LLP as the Company’s independent auditors for the year ending December 31, 2017;
•	an advisory vote to approve the compensation of our named executive officers for the year ended December 31, 2016;
•	an advisory vote on the frequency of holding an advisory vote on executive compensation; and

[1]	Our classified Board consists of three classes of directors. Class I directors currently consist of Mr. David (Xiaoying) Gao and Mr. Joseph Chow, with term expiring in 2019. Class II directors currently consist of Mr. Sean Shao, Prof. Wenfang Liu and Mr. David Hui Li, with term expiring in 2017. Class III directors currently consist of Dr. Yungang Lu, Mr. Zhijun Tong and Mr. Albert (Wai Keung) Yeung, with term expiring in 2018. See Proposal No. 1 — Election of Directors for details.

•	the approval and adoption of the agreement and plan of merger (the “Merger Agreement”) by and between the Company and China Biologic Products Holdings, Inc., an exempted company incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of the Company (“CBPO Cayman”), which included a plan of merger required to be filed with the Register of Companies of the Cayman Islands, substantially in the form as attached as Annex A to the Merger Agreement (the “Plan of Merger”), pursuant to which the Company will merge with and into CBPO Cayman, with CBPO Cayman as the surviving company upon the merger becoming effective, and whereby each issued and outstanding share of the common stock of the Company will be converted into the right to receive one ordinary share of CBPO Cayman (the “Redomicile Merger”).

What are the Board’s recommendations?

Our Board recommends that you vote:

•	FOR election of the three director nominees listed in this proxy statement/prospectus to the Board as Class II directors;
•	FOR ratification of the appointment of KPMG Huazhen LLP as the Company’s independent auditors for the year ending December 31, 2017;
•	FOR approval of the compensation of our named executive officers for the year ended December 31, 2016;
•	FOR the option of once every year as the frequency of holding an advisory shareholder vote on executive compensation; and
•	FOR adoption of the Merger Agreement and approval of the Redomicile Merger.

Will there be any other business on the agenda?

The Board knows of no other matters that are likely to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the persons named in the enclosed proxy, or their duly appointed substitute acting at the Annual Meeting, will be authorized to vote or otherwise act on those matters in accordance with their judgment.

Who is entitled to vote?

Only stockholders of record at the close of business on May 17, 2017, which we refer to as the Record Date, are entitled to notice of, and to vote at, the Annual Meeting. Holders of common stock as of the Record Date are entitled to one vote for each share held for each of the proposals. No other class of voting securities is outstanding on the date of mailing of this proxy statement/prospectus.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record.  If your shares are registered directly in your name with our transfer agent, Securities Transfer Corporation, you are considered, with respect to those shares, the “stockholder of record.” This proxy statement/prospectus and our Annual Report have been sent directly to you by us.

Beneficial Owner.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. This proxy statement/prospectus and the Annual Report have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instructions included in with your proxy materials.

How do I vote my shares?

Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your stockbroker, trustee or nominee. In most cases, you will be able to do this by using the Internet or telephone or by mail, if you received a printed set of the proxy materials.

By Internet — If you have Internet access, you may submit your proxy via the Internet by following the instructions provided in the Notice of Annual Meeting of Stockholders accompanying this proxy statement/prospectus (the “Notice”), or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

By Telephone or Mail — If you received printed proxy materials, you may submit your proxy by telephone by following the instructions provided on your proxy card or voting instruction card. If you received a Notice, you may submit your proxy by telephone after accessing the proxy materials via the Internet. You may also submit your proxy by mail by signing your proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions included by your stockbroker, trustee or nominee, and mailing it in the envelope provided. If you provide specific voting instructions, your shares will be voted as you have instructed. Voting by telephone is not available to persons outside of the United States.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Beijing time, on June 29, 2017.

If you vote by proxy, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate. You may specify how your shares should be voted for each of the proposals. If you grant a proxy without indicating your instructions, your shares will be voted as follows:

•	FOR election of the three director nominees listed in this proxy statement/prospectus to the Board as Class II directors;
•	FOR ratification of the appointment of KPMG Huazhen LLP as the Company’s independent auditors for the year ending December 31, 2017;
•	FOR approval of the compensation of our named executive officers for the year ended December 31, 2016;
•	FOR the option of once every year as the frequency of holding an advisory shareholder vote on executive compensation; and
•	FOR adoption of the Merger Agreement and approval of the Redomicile Merger.

Each share of common stock is entitled to one vote.

What constitutes a quorum?

A quorum is the presence, in person or by proxy, of the holders of a majority of the shares of the common stock entitled to vote. Under Delaware law, an abstaining vote and a broker “non-vote” are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the Annual Meeting.

What is a broker “non-vote” and what is its effect on voting?

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares does not have the authority to vote on the matter with respect to those shares. This is generally referred to as a “broker non-vote.”

Proposal No. 2 (ratification of auditors) involves a matter that we believe will be considered routine. All other proposals involve matters that we believe will be considered non-routine. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided on your proxy card.

What is required to approve each item?

•	For Proposal No. 1 (election of Class II directors), the three director nominees receiving a plurality of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon shall be elected as the Class II directors. Abstentions and broker non-votes are not counted for purposes of the election of directors.

According to our Corporate Governance Guidelines, in an uncontested election (i.e., an election where the only nominees are those recommended by the Board), any nominee for director who receives a greater number of votes “withheld” from his/her election than votes “for” such election (a “Majority Withheld Vote”) is obligated to promptly tender his/her resignation to the Board following certification of the stockholder vote.

In the event of a tendered resignation following a Majority Withheld Vote, the Governance and Nominating Committee will thereafter promptly consider the resignation offer and recommend to the Board action with respect to the tendered resignation, and the Board shall promptly act upon such recommendation. In considering what action to recommend with respect to the tendered resignation, the Governance and Nominating Committee will take into account all factors deemed relevant by the members of the Governance and Nominating Committee including, without limitation, any stated reasons why stockholders “withheld” votes for election from such director, the length of service and qualifications of the director whose resignation has been tendered, the overall composition of the Board, the director's contributions to us, and our Corporate Governance Guidelines.

•	For Proposal No. 2 (ratification of independent auditors) and Proposal No. 3 (advisory vote on executive compensation), the affirmative vote of the holders of a majority of the stockholders’ shares present in person or represented by proxy at the Annual Meeting and entitled to vote, is required.
•	For Proposal No. 4 (advisory vote on frequency of holding an advisory shareholder vote on executive compensation), stockholders may vote for such advisory vote to occur every one, two or three years, or may abstain from voting. The advisory vote on the frequency of holding an advisory vote on executive compensation receiving the greatest number of votes will be considered the frequency selected by stockholders.
•	For Proposal No. 5 (adoption of the Merger Agreement), the majority of the outstanding shares of the Company’s common stock must vote “For” the proposal.

For the purpose of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. If stockholders hold their shares through a broker, bank or other nominee and do not instruct them how to vote, the broker has authority to vote the shares for routine matters.

Stockholders may not cumulate votes in the election of directors, which means that each stockholder may vote no more than the number of shares he or she owns for a single director nominee.

How will shares of common stock represented by properly executed proxies be voted?

All shares of common stock represented by proper proxies will, unless such proxies have previously been revoked, be voted in accordance with the instructions indicated in such proxies. If you do not provide voting instructions, your shares will be voted in accordance with the Board’s recommendations as set forth herein. In addition, if any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy, or their duly appointed substitute acting at the Annual Meeting, will be authorized to vote or otherwise act on those matters in accordance with their judgment.

Can I change my vote or revoke my proxy?

Any stockholder executing a proxy has the power to revoke such proxy at any time prior to your shares being voted. You may revoke your proxy prior to your shares being voted by calling 1-866-752-VOTE (8683), or by accessing the Internet website https://www.iproxydirect.com/CBPO, or in writing by execution of a subsequently dated proxy, or by a written notice of revocation, sent to the attention of the Corporate Secretary at China Biologic Products, Inc., 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing 100125, People’s Republic of China, or by attending and voting in person at the Annual Meeting. Unless revoked, the shares represented by timely received proxies will be voted in accordance with the directions given therein. Your most current proxy card or telephone or Internet proxy is the one that is counted.

If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting, all proxies granted according to the instructions set forth herein will be voted in the same manner as the proxies would have been voted at the previously convened Annual Meeting (except for any proxies that have at that time effectively been revoked or withdrawn), even if the proxies had been effectively voted on the same or any other matter at a previous Annual Meeting.

How are proxies solicited?

In addition to the mail solicitation of proxies, our officers, directors, employees and agents may solicit proxies by written communication, telephone or personal call. These persons will receive no special compensation for any solicitation activities. We will reimburse banks, brokers and other persons holding common stock for their expenses in forwarding proxy solicitation materials to beneficial owners of our common stock.

Who paid for this proxy solicitation?

The cost of preparing, printing, assembling and mailing this proxy statement/prospectus and other material furnished to stockholders in connection with the solicitation of proxies is borne by us.

What is “householding” ?

The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its stockholders. This method of delivery, known as “householding”, permits us to realize significant cost savings, reduces the amount of duplicate information stockholders receive, and reduces the environmental impact of printing and mailing documents to you. Under this process, certain stockholders of record who do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these stockholders notify us that they want to receive separate copies.

Any stockholders who wish to opt out of, or wish to begin, householding may contact our Corporate Secretary through one of the following methods:

•	by sending a written request by mail to:

China Biologic Products, Inc.
18th Floor, Jialong International Building
19 Chaoyang Park Road, Chaoyang District
Beijing 100125
People’s Republic of China
Attention: Corporate Secretary

•	by calling our Corporate Secretary, at (+86) 10-6598-3111.

Are there any rules regarding admission to the Annual Meeting?

Yes. You are entitled to attend the Annual Meeting only if you were, or you hold a valid legal proxy naming you to act for, one of our stockholders on the Record Date. Before we admit you to the Annual Meeting, we must be able to confirm:

•	Your identity by reviewing a valid form of photo identification, such as your passport; and
•	You were, or are validly acting for, a stockholder of record on the Record Date by:
º	verifying your name and stock ownership against our list of registered stockholders, if you are the record holder of your shares;
º	reviewing other evidence of your stock ownership, such as your most recent brokerage or bank statement, if you hold your shares in street name; or
º	reviewing a written proxy that shows your name and is signed by the stockholder you are representing, in which case either the stockholder must be a registered stockholder of record or you must have a brokerage or bank statement for that stockholder as described above.

If you do not have a valid form of photo identification and proof that you owned, or are legally authorized to act as proxy for someone who owned shares of our common stock on May 17, 2017, you will not be admitted to the Annual Meeting.

At the entrance to the Annual Meeting, we will verify that your name appears in our stock records or will inspect your brokerage or bank statement, as your proof of ownership, and any written proxy you present as the representative of a stockholder. We will decide in our sole discretion whether the documentation you present for admission to the Annual Meeting meets the requirements described above.

How do I learn the results of the voting at the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final results will be published in our current report on Form 8-K to be filed with the SEC within four business days after the date of the Annual Meeting, provided that the final results are available at such time. In the event the final results are not available within such time period, the preliminary voting results will be published in our current report on Form 8-K to be filed within such time period, and the final results will be published in an amended current report on Form 8-K/A to be filed within four business days after the final results are available.

Can I receive future stockholder communications electronically through the Internet?

Yes. You may elect to receive future notices of meetings, proxy materials and annual reports electronically through the Internet. To consent to electronic delivery, vote your shares using the Internet. At the end of the Internet voting procedure, the on-screen Internet voting instructions will tell you how to request future stockholder communications be sent to you electronically.

Once you consent to electronic delivery, you must vote your shares using the Internet and your consent will remain in effect until withdrawn. You may withdraw this consent at any time during the voting process and resume receiving stockholder communications in print form.

Whom may I contact for further assistance?

If you have any questions about giving your proxy or require any assistance, please contact our Corporate Secretary:

•	by mail to:

China Biologic Products, Inc.
18th Floor, Jialong International Building
19 Chaoyang Park Road
Chaoyang District, Beijing 100125
People’s Republic of China
Attention: Corporate Secretary

•	by telephone at (+86) 10-6598-3111.

QUESTIONS AND ANSWERS ABOUT THE REDOMICILE MERGER

What is the Redomicile Merger?

Under the Merger Agreement and Plan of Merger, the Company will merge with and into CBPO Cayman, with CBPO Cayman as the surviving company and changing its name to China Biologic Products, Inc. upon the Redomicile Merger becoming effective. Upon consummation of the Redomicile Merger, each share of the Company’s common stock will be converted into the right to receive one ordinary share of CBPO Cayman, which ordinary shares will be issued by CBPO Cayman in connection with the Redomicile Merger. Following the Redomicile Merger, CBPO Cayman, together with its subsidiaries, will own and continue to conduct our business in substantially the same manner as it is currently being conducted by the Company and its subsidiaries. CBPO Cayman will also be managed by substantially the same board of directors and executive officers that manage the Company today.

Why does the Company want to engage in the Redomicile Merger?

We expect that the Redomicile Merger will, among other things, result in a reduction in operational, administrative, legal and accounting costs over the long term, more closely align our structure with our international corporate strategy and potentially provide regulatory benefits. However, there can be no assurance that following the Redomicile Merger we will be able to realize these expected benefits for the reasons discussed in the section entitled “Risk Factors and Caution Regarding Forward-Looking Statements-Risks Relating to the Redomicile Merger — The expected benefits of the Redomicile Merger may not be realized.”

Will the Redomicile Merger affect current or future operations?

We expect that the Redomicile Merger will not have a material impact on how we conduct day-to-day operations and the new corporate structure will not change our future operational plans to grow our business. We expect that the Redomicile Merger, by aligning our structure with our international corporate strategy and moving our jurisdiction of incorporation outside the U.S., may improve our ability to grow both internationally and as well as in China which has a strictly regulated biopharmaceutical industry that may officially or unofficially may favor companies that are incorporated in jurisdictions that are not politically and economically perceived to be in competition with China. The location of future operations will depend on the needs of the business, which will be determined without regard to the our jurisdiction of incorporation.

Will CBPO Cayman be treated differently from the Company for U.S. federal income tax purposes?

After the Redomicile Merger, CBPO Cayman, as successor to the Company, will continue to be treated as a U.S. corporation for U.S. federal income tax purposes. Accordingly, CBPO Cayman will continue to be subject to U.S. federal income taxes, and dividends paid by CBPO Cayman to its non-U.S. stockholders will continue to be subject to U.S. withholding taxes, as if it were incorporated in Delaware.

Is the Redomicile Merger taxable to me?

We intend the Redomicile Merger to qualify as a reorganization for U.S. federal income tax purposes, and it is a condition to our obligation to complete the Redomicile Merger that we receive an opinion from our tax counsel substantially to this effect. Assuming the Redomicile Merger qualifies as a reorganization, a U.S. Holder (as defined in “Taxation — United States Taxation”) will not recognize any gain or loss for U.S. federal income tax purposes upon receipt of CBPO Cayman ordinary shares in the Redomicile Merger. A U.S. Holder will have an adjusted tax basis in the CBPO Cayman ordinary shares received in the Redomicile Merger equal to the adjusted tax basis of the Company common stock surrendered by such U.S. Holder in the Redomicile Merger. The holding period for CBPO Cayman ordinary shares received in the Redomicile Merger will include the holding period for the Company common stock surrendered therefor. Please see the section entitled “Taxation — United States Taxation” beginning on page 88.

THE TAX TREATMENT OF THE REDOMICILE MERGER UNDER STATE OR LOCAL LAW WILL DEPEND ON THE JURISDICTION. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR PRIOR TO CONSENTING REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE REDOMICILE MERGER TO YOU.

Has the U.S. Internal Revenue Service rendered a ruling on any aspects of the Redomicile Merger?

No ruling has been requested from the U.S. Internal Revenue Service (the “IRS”), in connection with the Redomicile Merger.

When do you expect to complete the Redomicile Merger?

If the adoption of the Merger Agreement is approved by our stockholders, we anticipate that the Redomicile Merger will become effective during the third quarter of 2017, although the Redomicile Merger may be abandoned by our board of directors prior to its completion. Please see the section entitled “Risk Factors and Caution Regarding Forward-Looking Statements-Risks Relating to the Redomicile Merger — Our Board of Directors may choose to defer or abandon the Redomicile Merger.”

What types of information and reports will CBPO Cayman make available to shareholders following the Redomicile Merger?

Following completion of the Redomicile Merger, CBPO Cayman is expected to qualify as a “foreign private issuer” under the rules and regulations of the SEC. CBPO Cayman will remain subject to the provisions of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. However, as a foreign private issuer, CBPO Cayman will be exempt from certain rules under the Securities Exchange Act of 1934, as amended (“Exchange Act”), that would otherwise apply if CBPO Cayman were a company incorporated in the United States or did not meet the other conditions to qualify as a foreign private issuer. For example:

•	CBPO Cayman may include in its SEC filings financial statements prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, or with the International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB, without reconciliation to U.S. GAAP;
•	CBPO Cayman will not be required to provide as many Exchange Act reports, or as frequently or as promptly, as U.S. companies with securities registered under the Exchange Act. For example, CBPO Cayman will not be required to file current reports on Form 8-K within four business days from the occurrence of specific material events. Instead, CBPO Cayman will need to promptly furnish reports on Form 6-K any information that CBPO Cayman (a) makes or is required to make public under the laws of the Cayman Islands, (b) files or is required to file under the rules of any stock exchange, or (c) otherwise distributes or is required to distribute to its shareholders. Unlike Form 8-K, there is no precise deadline by which Form 6-K must be furnished. In addition, CBPO Cayman will not be required to file its annual report on Form 10-K, which may be due as soon as 60 days after its fiscal year end. As a foreign private issuer, CBPO Cayman will be required to file an annual report on Form 20-F within four months after its fiscal year end;
•	CBPO Cayman will not be required to provide the same level of disclosure on certain issues, such as executive compensation;
•	CBPO Cayman will be exempt from filing quarterly reports under the Exchange Act with the SEC;
•	CBPO Cayman will not be subject to the requirement to comply with Regulation FD, which imposes certain restrictions on the selected disclosure of material information;
•	CBPO Cayman will not be required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and
•	CBPO Cayman will not be required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Accordingly, after the completion of the Redomicile Merger, if you hold CBPO Cayman shares, you may receive less information about CBPO Cayman and its business than you currently receive with respect to the Company and be afforded less protection under the U.S. federal securities laws than you are entitled to currently.

If CBPO Cayman loses its status as a foreign private issuer at some future time, then it will no longer be exempt from such rules and, among other things, will be required to file periodic reports and financial statements as if it were a company incorporated in the U.S. The costs (including operational, administrative, legal and accounting costs) incurred in fulfilling these additional regulatory requirements could be substantial. Please see the sections entitled “Risk Factors and Caution Regarding Forward-Looking Statements-Risks Relating to the Redomicile Merger — The expected benefits of the redomicile merger may not be realized” and “Risk Factors and Caution Regarding Forward-Looking Statements — Risks Relating to the Redomicile Merger.”

Do I have to take any action to exchange my common stock in the Company to receive ordinary shares of CBPO Cayman?

Each share of the Company’s common stock registered in your name or which you beneficially own through your broker will be converted into the right to receive one CBPO Cayman ordinary shares and such ordinary shares will be registered in your name (or your broker’s name, as applicable) in CBPO Cayman’s register of members upon completion of the Redomicile Merger. Upon completion of the Redomicile Merger, only registered shareholders reflected in CBPO Cayman’s register of members will have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon CBPO Cayman ordinary shares registered in their respective names. Any attempted transfer of the Company’s common stock prior to the Redomicile Merger that is not properly documented and reflected in the stock records maintained by the Company’s transfer agent as of immediately prior to the Effective Time will not be reflected in holdings of CBPO Cayman’s ordinary shares upon completion of the Redomicile Merger. If you hold your shares of the Company’s common stock in an account with a broker or other securities intermediary, you will receive delivery of ordinary shares in your account with that same broker or other securities intermediary.

If you hold the Company’s common stock in certificated form, you may exchange your common stock certificates of the Company for CBPO Cayman ordinary shares in certificated form following the Redomicile Merger. We will request that all of the Company’s stock certificates be returned to CBPO Cayman’s transfer agent following the Redomicile Merger. Soon after the closing of the Redomicile Merger, you will be sent a letter of transmittal from our exchange agent. It is expected that, prior to the Effective Time, Securities Transfer Corporation will be appointed as our exchange agent for the Redomicile Merger. The letter of transmittal will contain instructions explaining the procedure for surrendering your stock certificates in the Company to receive CBPO Cayman ordinary shares in certificated form. YOU SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD. CBPO Cayman’s current transfer agent is Securities Transfer Corporation which will continue to serve as the transfer agent for CBPO Cayman ordinary shares after the Effective Time.

What happens to the Company’s stock options and other equity awards at the effective time of the Redomicile Merger?

At the Effective Time, all outstanding options to purchase shares of the Company’s common stock granted or issued prior to the Effective Time and all other outstanding equity awards granted under our equity compensation plans to directors, employees and consultants, as applicable, will entitle the holder to purchase or receive, or receive payment based on, as applicable, an equal number of CBPO Cayman ordinary shares. Immediately prior to the Effective Time, all existing equity compensation plans of the Company, as may be amended, will be adopted and assumed by CBPO Cayman. We do not anticipate an increase to the total number of shares underlying options and awards outstanding under our assumed equity compensation plans or shares otherwise issuable thereunder. Future awards would be subject to and governed by the terms of our assumed equity compensation plans and any agreements entered into pursuant thereto.

Can I trade my common stock in the Company before the Redomicile Merger is completed?

Yes. Common stock in the Company will continue to be listed on the NASDAQ Global Selected Market through the last trading day prior to the date of completion of the Redomicile Merger, which is anticipated to take place during the third quarter of 2017.

After the Redomicile Merger, where can I trade my CBPO Cayman ordinary shares?

The Company and CBPO Cayman are in the process of applying for listing of the ordinary shares of CBPO Cayman with the NASDAQ Global Selected Market and hope to complete that process concurrent with or shortly after the consummation of the Redomicile Merger.

How will my rights as a shareholder of CBPO Cayman change after the Redomicile Merger relative to my rights as a stockholder of the Company prior to the Redomicile Merger?

Because of differences between Delaware law and Cayman Islands law and differences between the governing documents of the Company and CBPO Cayman, we are unable to adopt governing documents for CBPO Cayman that are identical to the governing documents for the Company. CBPO Cayman’s proposed amended and restated memorandum and articles of association differ from the Company’s bylaws and articles of incorporation, both in form and substance, and the rights of shareholders of CBPO Cayman will change relative to your rights as a stockholder of the Company as a result of the Redomicile Merger and you may not be afforded as many rights as a shareholder of CBPO Cayman under applicable laws and CBPO Cayman’s memorandum and articles of association as you had as a stockholder of the Company under applicable laws and the Company’s articles of incorporation and bylaws. Please see the sections entitled “Risk Factors and Caution Regarding Forward-Looking Statements-Risks Relating to the Redomicile Merger — Your rights as a stockholder of the Company will change as a result of the Redomicile Merger and you may not be afforded as many rights as a shareholder of CBPO Cayman under applicable laws and CBPO Cayman’s memorandum and articles of association as you were as a stockholder of the Company under applicable laws and the Company’s articles of incorporation and bylaws,” “Description of Share Capital of CBPO Cayman”, and “Comparison of Rights under Delaware and Cayman Islands Laws.” Additionally, as a foreign private issuer, CBPO Cayman will be permitted to follow corporate governance practices in accordance with Cayman Islands laws. However, we do not intend to initially rely on any NASDAQ exemptions or accommodations for foreign private issuers following the merger.

Do I have Dissenters’ Rights?

In connection with the Redomicile Merger, our stockholders will not have dissenters’ rights under the Delaware General Corporation Law (“DGCL”). Please see the section entitled “Comparison of Rights under Delaware and Cayman Islands Laws.”

SUMMARY

The following summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Merger Agreement, including the Redomicile Merger and other transactions contemplated thereby, you should carefully read this entire proxy statement/prospectus, including the Merger Agreement attached as Annex A to this proxy statement/prospectus and the Plan of Merger attached as Annex A to the Merger Agreement. For purposes of this proxy statement/prospectus, the term “Merger Agreement” will refer to the Merger Agreement, as the same may be amended.

The Redomicile Merger

The Parties to the Merger Agreement and the Plan of Merger

China Biologic Products, Inc.  The Company is a biopharmaceutical company principally engaged in the research, development, manufacturing and sales of human plasma-based biopharmaceutical products, or plasma products, in China. The Company’s products are used as critical therapies during medical emergencies and for the prevention and treatment of life-threatening diseases and immune-deficiency related diseases. The Company has a product portfolio with different dosage forms of plasma products and other biopharmaceutical products which are prescription medicines administered in the form of injections. The Company sells its products to hospitals, distributors and other healthcare facilities in China.

China Biologic Products Holdings, Inc.  CBPO Cayman is a newly formed exempted company incorporated under the laws of the Cayman Islands and currently a wholly-owned subsidiary of the Company. An “exempted” company under the laws of the Cayman Islands is one which receives such registration as a result of satisfying the Registrar of Companies in the Cayman Islands that it conducts its operations mainly outside of the Cayman Islands and is as a result exempted from complying with certain provisions of the Companies Law (2016 Revision) of the Cayman Islands, such as the general requirement to file an annual return of its shareholders with the Registrar of Companies, and is permitted flexibility in certain matters, such as the ability to register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands. CBPO Cayman does not have a significant amount of assets or liabilities and has not engaged in any business since its incorporation other than activities associated with its anticipated participation in the Redomicile Merger.

The principal executive offices of each of the Company and CBPO Cayman are located at 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing 100125, People’s Republic of China; Telephone: +86 10-6598-3111; Facsimile: +86 10-6598-3222.

Background and Reasons for the Redomicile Merger

We believe that the Redomicile Merger, which would change our place of incorporation from Delaware to the Cayman Islands, (i) would allow us to reduce operational, administrative, legal and accounting costs over the long term because CBPO is expected to qualify as a foreign private issuer and be exempt from certain rules under the Exchange Act, which is in line with the Company’s current business and operations which are almost all conducted outside of the United States, (ii) will more closely align our structure with our international corporate strategy and (iii) may improve our ability to grow both internationally and as well as in China which has a strictly regulated biopharmaceutical industry that may officially or unofficially may favor companies that are incorporated in jurisdictions that are not politically and economically perceived to be in competition with China. With our headquarters in Beijing, China and substantially all of our executive team and members of our board of directors residing outside the United States, we believe that it is advisable to move our place of incorporation outside the United States. In reaching its decision to approve the Merger Agreement, our Board of Directors identified several potential benefits to our stockholders, which are described under “The Merger Agreement — Background and Reasons for the Redomicile Merger.” Please also see the section entitled “Risk Factors and Caution Regarding Forward-Looking Statements — Risks Relating to the Redomicile Merger” for a description of certain risks associated with the merger.

The Merger Agreement

A copy of the Merger Agreement and Plan of Merger is attached as Annex A to this proxy statement/prospectus. The Company encourages you to read the entire Merger Agreement and Plan of Merger carefully they are the principal documents governing the Redomicile Merger.

CBPO Cayman Ordinary Shares

If the Redomicile Merger is completed, each share of the Company’s common stock shall convert into the right to receive one ordinary share in the capital of CBPO Cayman, which ordinary shares will be issued by CBPO Cayman in connection with the Redomicile Merger. Following the Redomicile Merger, the former stockholders of the Company will become holders of CBPO Cayman ordinary shares, and CBPO Cayman, together with its subsidiaries, will own and continue to conduct our business in substantially the same manner as is currently being conducted by the Company and its subsidiaries.

Treatment of the Company’s Options, Warrants and Convertible Securities

In connection with the Redomicile Merger, each outstanding option, warrant or convertible security exercisable or convertible into common stock of the Company will be assumed by CBPO Cayman and will become an option, warrant or convertible security exercisable or convertible into an equal number of ordinary shares in the capital of CBPO Cayman under the same terms and conditions.

Overview of the Merger Agreement

The Company and CBPO Cayman are required to complete the Redomicile Merger only if certain customary conditions are satisfied or waived, including, among others, the registration statement on Form F-4, of which this proxy statement/prospectus is a part, being declared effective by the SEC, and the Merger Agreement and Plan of Merger being approved by the Company’s stockholders.

Board of Directors; Management of the CBPO Cayman Following the Redomicile Merger

Following the Redomicile Merger, CBPO Cayman will be managed by substantially the same board of directors and executive officers that manage the Company.

Accounting Treatment

The Redomicile Merger will be accounted for as a legal reorganization with no change in ultimate ownership interest immediately before and after the transaction. Accordingly, all assets and liabilities will be recorded at historical cost as an exchange between entities under common control.

Material U.S. Federal Income Tax Consequences

After the Redomicile Merger, CBPO Cayman, as successor to the Company, will continue to be treated as a U.S. corporation for U.S. federal income tax purposes. We intend the Redomicile Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and it is a condition to our obligation to complete the Redomicile Merger that we receive an opinion from our tax counsel substantially to this effect. Assuming the Redomicile Merger qualifies as a reorganization, a U.S. Holder will not recognize any gain or loss for U.S. federal income tax purposes upon receipt of CBPO Cayman ordinary shares in the Redomicile Merger. A U.S. Holder will have an adjusted tax basis in the CBPO Cayman ordinary shares received in the Redomicile Merger equal to the adjusted tax basis of the Company common stock surrendered by such U.S. Holder in the Redomicile Merger. The holding period for CBPO Cayman ordinary shares received in the Redomicile Merger will include the holding period for the Company common stock surrendered therefor. Please see the section entitled “Taxation —  United States Taxation” beginning on page 88.

Comparison of Stockholder/Shareholder Rights

Upon consummation of the Redomicile Merger, the holders of issued and outstanding common stock of the Company will be entitled to receive CBPO Cayman ordinary shares. The rights of the holders of the Company’s common stock are governed by the Company’s articles of incorporation and bylaws and DGCL, while the rights of holders of CBPO Cayman’s ordinary shares are generally governed by CBPO Cayman’s memorandum and articles of association and the Companies Law (2016 Revision) of the Cayman Islands and the common law of the Cayman Islands. There are differences in rights afforded by under Delaware law and Cayman Islands law. Please see the section entitled “Comparison of Rights under Delaware and Cayman Islands Laws.”

Risks Associated with the Redomicile Merger

Holders of the Company’s common stock and, assuming consummation of the Redomicile Merger, CBPO Cayman’s ordinary shares, will be subject to various risks associated with CBPO Cayman’s business and industries. These risks are discussed in greater detail under the section entitled “Risk Factors and Caution Regarding Forward-Looking Statements” in this proxy statement/prospectus. The Company encourages you to read and consider all of these risks carefully.

MARKET FOR THE COMPANY’S COMMON STOCK

The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “CBPO.” The following table sets forth, for the periods indicated, the high and low closing prices of our common stock. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	Closing Prices(1)
	High	Low
	USD	USD
2017
1st Quarter	115.13	97.87
2016
1st Quarter	142.08	105.52
2nd Quarter	128.74	101.05
3rd Quarter	134.17	107.18
4th Quarter	125.43	107.52
2015
1st Quarter	95.51	64.98
2nd Quarter	120.85	92.69
3rd Quarter	123.83	82.62
4th Quarter	142.46	89.13

(1)	The above table sets forth the range of high and low closing prices per share of our common stock as reported by www.quotemedia.com for the periods indicated.

As of the date of this proxy statement/prospectus, there are 437 holders of record of our common stock. This number excludes the shares of our common stock owned by stockholders holding stock under nominee security position listings.

The Company and CBPO Cayman are in the process of applying for listing of CBPO Cayman’s ordinary shares with the Nasdaq Global Select Market and hope to complete that process concurrent with or shortly thereafter the consummation of the Redomicile Merger.

HISTORICAL CONSOLIDATED FINANCIAL DATA

SUMMARY PRO FORMA FINANCIAL DATA

We are incorporating by reference (i) the selected financial data including our consolidated statements of comprehensive income and consolidated balance sheet data for the years 2012 through 2016 included in our Annual Report on Form 10-K which was filed with the SEC on February 23, 2017 and (ii) the unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2017 included in our Quarterly Report on Form 10-Q which was filed with the SEC on May 3, 2017. The selected financial data for the years 2012 through 2016 has been derived from our audited consolidated financial statements and notes thereto, which have been prepared in accordance with U.S. GAAP. We have prepared the unaudited condensed consolidated financial statements on the same basis as our audited consolidated financial statements. The unaudited condensed consolidated financial statements include all adjustments, consisting only of normal and recurring adjustments, which we consider necessary for a fair presentation of our financial position and operating results for the period presented. The financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the consolidated financial statements, related notes and other financial information included in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 23, 2017 and our Quarterly Report on Form 10-Q filed with the SEC on May 3, 2017, which are incorporated by reference herein.

We have not included any financial information for CBPO Cayman as it was formed for the sole purpose of effecting the Redomicile Merger.

No pro forma financial information is present in this proxy statement/prospectus because there are no significant pro forma adjustments required to be made to the historical consolidated balance sheet nor consolidated statements of comprehensive income of the Company to give effect to the Redomicile Merger. The Redomicile Merger will be accounted for as a legal reorganization with no change in ultimate ownership interest immediately before and after the transaction. Please see the section entitled “Adoption of The Merger Agreement — Accounting Treatment of the Redomicile Merger.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We are incorporating by reference Management’s Discussion and Analysis of Financial Condition and Results of Operations for the years ended December 31, 2016 and December 31, 2015 under “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our Annual Report on Form 10-K filed with the SEC on February 23, 2017, and Management’s Discussion and Analysis of Financial Condition and Results of Operations for the three months ended March 31, 2017 under “Part I, Item 2 — Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our Quarterly Report on Form 10-Q filed with the SEC on May 3, 2017.

RISK FACTORS AND CAUTION REGARDING FORWARD-LOOKING STATEMENTS

In considering whether to consent to the proposal to adopt the Merger Agreement in connection with the Redomicile Merger, you should consider carefully the following risks or investment considerations, in addition to the other information in this proxy statement/prospectus. In addition, please note that this proxy statement/prospectus contains or incorporates by reference “forward-looking statements” and “forward-looking information” under applicable securities laws. These forward-looking statements include, but are not limited to, statements about the Redomicile Merger and our plans, objectives, expectations and intentions with respect to future operations, including the benefits or impact described in this proxy statement/prospectus that we expect to achieve as a result of the Redomicile Merger. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates,” “continues,” “may,” “intends,” “plans” or similar expressions in this proxy statement/prospectus. Any forward-looking statements in this proxy statement/prospectus reflect only expectations that are current as of the date of this proxy statement/prospectus, are not guarantees of performance, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our ability to control. Further, these forward-looking statements are based on assumptions with respect to business strategies and decisions that are subject to change. Actual results or performance may differ materially from those we express in our forward-looking statements. Except as may be required by applicable securities laws, we disclaim any obligation or undertaking to disseminate any updates or revisions to our statements, forward-looking or otherwise, to reflect changes in our expectations or any change in events, conditions or circumstances on which any such statements are based.

Set forth below, we have identified the factors, among others, that you should consider before making a decision on whether or not to consent to adopt the Merger Agreement, and we have identified certain of the risks that could cause our actual plans or results to differ materially from those included in the forward-looking statements contained or incorporated by reference herein. You should consider these risks when deciding whether to adopt the Merger Agreement. In addition, you should also review carefully the risks affecting our business generally that could also cause our actual plans or results to differ materially from those included in the forward-looking statements contained or incorporated by reference herein.

Risks Relating to the Redomicile Merger

Your rights as a stockholder of the Company will change as a result of the Redomicile Merger and you may not be afforded as many rights as a shareholder of CBPO Cayman under applicable laws and CBPO Cayman’s memorandum and articles of association as you were as a stockholder of the Company under applicable laws and the Company’s articles of incorporation and bylaws.

Because of differences between Delaware law and Cayman Islands law and differences between the governing documents of the Company and CBPO Cayman, we are unable to adopt governing documents for CBPO Cayman that are identical to the governing documents for the Company, but we have attempted to preserve in the memorandum and articles of association of CBPO Cayman the same allocation of material rights and powers between the shareholders and our Board of Directors that exists under the Company’s bylaws and articles of incorporation to the extent permitted by Cayman Islands law. Nevertheless, CBPO Cayman’s proposed memorandum and articles of association differ from the Company’s bylaws and article of incorporation, both in form and substance, and your rights as a shareholder will change. For example:

•	Under the DGCL, a merger or disposition of all or substantially all of the property of a corporation not in the usual and regular course of the corporation’s business generally requires approval by the holders of a majority of the shares entitled to vote on the matter. However, under the Companies Law (2016 Revision) of the Cayman Islands (the “Companies Law”) and CBPO Cayman’s articles of association, there is no requirement for shareholder approval for a sale of all or substantially all of CBPO Cayman’s assets.
•	Under the DGCL, a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder. However, there is no equivalent provision under the Companies Law or CBPO Cayman’s articles of association prohibiting business combinations with interested shareholders.

•	Under the DGCL, any stockholder may, upon written demand stating the purpose thereof, inspect the corporation’s books and records for a proper purpose during the usual hours for business. However, shareholders of a Cayman Islands company do not have any general rights to inspect corporate records of a company, and CBPO Cayman’s articles of association provide that the directors have the discretion as to whether, to what extent, when, where and under what conditions or regulations the accounts and books of the company may be open to the inspection of shareholders who are not directors.
•	Under the DGCL, a stockholder may bring a derivative suit provided the requirements to do so under DGCL have been met. However, for a Cayman Islands company, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors, rather than the shareholders, and a shareholder of CBPO Cayman would be entitled to bring a derivative action on behalf of CBPO Cayman only in certain limited circumstances.

For a detailed discussion of these and other material differences, please see the comparison chart of your rights as a common stockholder of the Company against your rights as an ordinary shareholder of CBPO Cayman under the section entitled “Comparison of Rights under Delaware and Cayman Islands Laws.”

The laws of the Cayman Islands may not provide CBPO Cayman shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States.

CBPO Cayman’s corporate affairs are governed by its memorandum and articles of association, as amended and restated from time to time, by the Companies Law, and by the common law of the Cayman Islands. The rights of shareholders to take action against CBPO Cayman’s directors, actions by minority shareholders and the fiduciary duties of CBPO Cayman’s directors to CBPO Cayman under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands and from English common law, the decisions of whose courts are of persuasive authority but are not binding on a court in the Cayman Islands. The rights of CBPO Cayman’s shareholders and the fiduciary duties of its directors, although clearly established under Cayman Islands law, are not specifically prescribed in statute or a particular document in the same way that they are in certain statutes or judicial precedents in some jurisdictions of the United States. In particular, the Cayman Islands has a less developed body of securities laws relative to the United States. Therefore, CBPO Cayman’s shareholders may have more difficulty in protecting their interests in the face of actions by CBPO Cayman’s management, directors or controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States. In addition, shareholders of Cayman Islands companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States. The Cayman Island courts are also unlikely to impose liability against CBPO Cayman, in original actions brought in the Cayman Islands, based on certain civil liabilities provisions of U.S. securities laws.

As a result of different shareholder voting requirements in the Cayman Islands relative to Delaware, we will have less flexibility with respect to our ability to amend our constitutional documents and enter into certain business combinations than we now have.

Under Delaware law and our current bylaws and articles of incorporation, our bylaws and articles of incorporation may be amended by the vote of a majority of shares of common stock entitled to vote on the matter to approve the amendment, unless the articles of incorporation requires the vote of a greater number of shares. Cayman Islands law requires a special resolution of not less than two-thirds of the votes cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting for any amendment to the memorandum and articles of association of CBPO Cayman. As a result of this Cayman Islands law requirement, situations may arise where the flexibility we now have under Delaware law would have provided benefits to our shareholders that will not be available in the Cayman Islands.

In addition, under Cayman Islands law, certain corporate transactions, such as a merger, require the approval of a special resolution of not less than two-thirds of the votes cast at a general meeting by those shareholders entitled to vote who are present in person or by proxy. By contrast, a merger under Delaware law would only require a simple majority of the outstanding stock of the company entitled to vote thereon. The increased shareholder approval requirements may limit our flexibility to enter into or complete certain business combinations that may be beneficial to shareholders.

For a detailed discussion of the differences in shareholder voting requirements in the Cayman Islands relative to Delaware, please see the section entitled “Comparison of Rights under Delaware and Cayman Islands Laws.”

The expected benefits of the Redomicile Merger may not be realized.

We have presented in this proxy statement/prospectus the anticipated benefits of the Redomicile Merger. Please see the section entitled “Adoption of the Merger Agreement — Background and Reasons for the Redomicile Merger.” We cannot be assured that all of the goals of the Redomicile Merger will be achievable, and some or all of the anticipated benefits of the Redomicile Merger may not occur, particularly as the achievement of the benefits are in many important respects subject to factors that we do not control.

These factors would include such things as the reactions of third parties with whom we enter into contracts and do business and the reactions of investors and analysts. In addition, the anticipated reduction of SEC reporting requirements and related expenses may not be achieved in the event of changes to the SEC rules applicable to foreign private issuers or if we fail to qualify as a foreign private issuer. While we expect the Redomicile Merger will enable us to reduce our operational, administrative, legal and accounting costs over the long term, these benefits may not be achieved.

CBPO Cayman will continue to be treated as a U.S. corporation for U.S. federal income tax purposes.

After the Redomicile Merger, CBPO Cayman, as successor to the Company, will continue to be treated as a U.S. corporation for U.S. federal income tax purposes. Accordingly, CBPO Cayman will continue to be subject to U.S. federal income taxes as if it were incorporated in Delaware, and dividends paid by CBPO Cayman to non-U.S. stockholders will generally be subject to withholding tax at a 30% rate (or a reduced rate specified by an applicable income tax treaty). While the Redomicile Merger is not anticipated to have any material impact on our effective tax rate, changes in U.S. tax laws could adversely affect our results of operations and profitability.

As a foreign private issuer, CBPO Cayman will not be required to provide its shareholders with the same information as the Company would if the Company remained a U.S. public issuer and, as a result, you may not receive as much information about CBPO Cayman as you did about the Company and you may not be afforded the same level of protection as a beneficial owner of CBPO Cayman under applicable laws and the CBPO Cayman’s memorandum and articles of association as you were as a shareholder of the Company under applicable laws and the Company’s articles of incorporation and bylaws.

Following the completion of the Redomicile Merger, CBPO Cayman is expected to qualify as a “foreign private issuer” under the rules and regulations of the SEC. CBPO Cayman will remain subject to the mandates of the Sarbanes-Oxley Act. However, as a foreign private issuer, CBPO Cayman will be exempt from certain rules under the Exchange Act that would otherwise apply if CBPO Cayman were a company incorporated in the United States or did not meet the other conditions to qualify as a foreign private issuer. For example:

•	CBPO Cayman may include in its SEC filings financial statements prepared in accordance with U.S. GAAP or with the International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB as issued by the IASB without reconciliation to U.S. GAAP;
•	CBPO Cayman will not be required to provide as many Exchange Act reports, or as frequently or as promptly, as U.S. companies with securities registered under the Exchange Act. For example, CBPO Cayman will not be required to file current reports on Form 8-K within four business days from the occurrence of specific material events. Instead, CBPO Cayman will need to promptly furnish reports on Form 6-K any information that CBPO Cayman (a) makes or is required to make public under the laws of the Cayman Islands, (b) files or is required to file under the rules of any stock exchange, or (c) otherwise distributes or is required to distribute to its shareholders. Unlike Form 8-K, there is no precise deadline by which Form 6-K must be furnished. In addition, CBPO Cayman will not be required to file its annual report on Form 10-K. As a foreign private issuer, CBPO Cayman will be required to file an annual report on Form 20-F within four months after its fiscal year end;
•	CBPO Cayman will not be required to provide the same level of disclosure on certain issues, such as executive compensation;
•	CBPO Cayman will be exempt from filing quarterly reports under the Exchange Act with the SEC;
•	CBPO Cayman will not be subject to the requirement to comply with Regulation FD, which imposes certain restrictions on the selected disclosure of material information;
•	CBPO Cayman will not be required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and
•	CBPO Cayman will not be required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Thus, you may not be afforded the same protections or information under applicable laws and the CBPO Cayman’s memorandum and articles of association which would be made available to you if we remain a U.S. corporation with publicly traded securities.

If CBPO Cayman fails to qualify as a foreign private issuer upon completion of the Redomicile Merger, or loses its status as a foreign private issuer at some future time, CBPO Cayman would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers and would incur significant operational, administrative, legal and accounting costs that it would not incur as a foreign private issuer.

Following completion of the Redomicile Merger, CBPO Cayman is expected to qualify as a “foreign private issuer” under the rules and regulations of the SEC. As a foreign private issuer, CBPO Cayman will be exempt from certain rules under the Exchange Act that would otherwise apply if CBPO Cayman were a company incorporated in the United States or did not meet the other conditions to qualify as a foreign private issuer. As a foreign private issuer, CBPO Cayman will not be required to provide its shareholders with the same information as the Company would if the Company remained a U.S. public issuer and, as a result, you may not receive as much information about CBPO Cayman as you did about the Company and you may not be afforded the same level of protection as a shareholder of CBPO Cayman under applicable laws and CBPO Cayman’s memorandum and articles of association as you were as a shareholder of the Company under applicable laws and the Company’s articles of incorporation and bylaws. While CBPO Cayman is expected to qualify as a foreign private issuer following the completion of the Redomicile Merger, if CBPO Cayman fails to qualify as a foreign private issuer upon completion of the Redomicile Merger, or loses its status as a foreign private issuer at some future time, CBPO Cayman will be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers and would incur significant operational, administrative, legal and accounting costs that it would not incur as a foreign private issuer.

If we prepare our financial statements in accordance with IFRS following the Redomicile Merger, there may be a significant effect on our reported financial results.

The SEC permits foreign private issuers to file financial statements in accordance with IFRS as issued by IASB. At any time in the future, as a foreign private issuer, we may decide to prepare our financial statements in accordance with IFRS as issued by the IASB. The application by us of different accounting standards, a change in the rules of IFRS as issued by the IASB, or in the SEC’s acceptance of such rules, could have a significant effect on our reported financial results. Additionally, U.S. GAAP is subject to interpretation by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. IFRS are subject to interpretation by the IASB. A change in these principles or interpretations could have a significant effect on our reported financial results.

Changes in domestic and foreign laws, including tax law changes, could adversely affect CBPO Cayman, its subsidiaries and its shareholders, and our effective tax rate may increase whether we effect the Redomicile Merger or not.

Changes in tax laws, regulations or treaties or the interpretation or enforcement thereof, in both or either of the U.S. or Cayman Islands, could adversely affect the tax consequences of the Redomicile Merger to CBPO Cayman and its shareholders and/or our effective tax rates (whether associated with the Redomicile Merger or otherwise). While the Redomicile Merger is not anticipated to have any material impact on our effective tax rate, there is uncertainty regarding the tax policies of the jurisdictions where we operate, and our effective tax rate may increase and any such increase may be material.

The enforcement of civil liabilities against CBPO Cayman may be more difficult.

After the Redomicile Merger, substantially all of our executive officers and directors will reside outside of the United States. As a result, it may be difficult to serve legal process within the United States upon any of these persons and it may also be difficult to enforce, both in and outside of the United States, judgments you may obtain in the U.S. courts against these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Because CBPO Cayman is a Cayman Islands company, investors could also experience more difficulty enforcing judgments obtained against CBPO Cayman in U.S. courts than would currently be the case for U.S. judgments obtained against the Company. In addition, it may be more difficult (or impossible) to bring some types of claims against CBPO Cayman in Cayman Islands courts than it would be to bring similar claims against a U.S. company in a U.S. court.

The market for CBPO Cayman shares may differ from the market for the Company’s shares.

Although it is expected that the CBPO Cayman ordinary shares will be authorized for listing on NASDAQ under the symbol “CBPO,” as a company incorporated under the laws of the Cayman Islands, shares of CBPO Cayman may appeal to different institutional investors, or impact the level of investment by current investors who may prefer or be required by internal guidelines to invest in companies that are incorporated in the United States. Accordingly, the redomicile may impact our institutional investor base, or the level of their respective investments in our securities, and may result in a change in the market prices, trading volume and volatility of the CBPO Cayman ordinary shares from those of the Company’s shares.

We expect to incur transaction costs and adverse financial consequences in the year of completion of the Redomicile Merger.

We expect to incur significant transaction costs in connection with the Redomicile Merger, which have been and will continue to be expensed as incurred. The substantial majority of these costs will be incurred regardless of whether the Redomicile Merger is completed and prior to your vote on the proposal. We expect to incur costs and expenses, including professional fees, to comply with the Cayman Islands corporate and other laws. In addition, we expect to incur attorneys’ fees, accountants’ fees, filing fees, mailing expenses, solicitation fees and financial printing expenses in connection with the Redomicile Merger, even if the Redomicile Merger is not approved or completed. The Redomicile Merger also may negatively affect us by diverting attention of our management and employees from our operating business during the period of implementation and by increasing other administrative costs and expenses.

Our Board of Directors may choose to defer or abandon the Redomicile Merger.

Completion of the Redomicile Merger may be deferred or abandoned, at any time, by action of our Board of Directors, whether before or after the deadline to submit consents. While we currently expect the Redomicile Merger to take place promptly after the proposal to adopt the Merger Agreement is approved, our Board of Directors may defer completion or may abandon the Redomicile Merger because of, among other reasons, changes in existing or proposed laws, our determination that the Redomicile Merger would involve tax or other risks that outweigh their benefits, our determination that the level of expected benefits associated with the Redomicile Merger would otherwise be reduced, a dispute with the taxation authorities over the Redomicile Merger (or certain aspects thereof), an unexpected increase in the costs to complete the Redomicile Merger or any other determination by our Board of Directors that the Redomicile Merger would not be in the best interests of the Company or its stockholders or that the Redomicile Merger would have material adverse consequences to the Company or its stockholders.

Risks Related to Our Business and Industry

The biopharmaceutical industry in China is strictly regulated and changes in such regulations, including banning or limiting plasma products, may have a material adverse effect on our operations, revenues and profitability.

The biopharmaceutical industry in China is strictly regulated by the government. The regulatory regime regulates the process of administrative approval of medicine and its production, and includes laws and regulations such as the PRC Pharmaceutical Law, the Implementation Rules on the PRC Pharmaceutical Law and the Regulations on the Administration of Blood Products. These laws and regulations require entities producing plasma products to comply strictly with certain hygienic standards and specifications promulgated by the government. In the event that a plasma product is discovered to be not compliant with the government’s hygienic standards and specifications, the health department may revoke its approval of such plasma product, or otherwise limit the use of such plasma product. Changes in these laws and regulations, including banning or limiting plasma products, could have a material adverse effect on our operations, revenues and profitability.

If the biopharmaceutical products we sell are found to be contaminated, our operation, revenues and profitability would be severely and adversely affected and we may be subject to civil and criminal liabilities.

The principal raw material of our existing and planned biopharmaceutical products is human source plasma, which, due to its unique nature, is subject to risks of contaminations and blood-borne diseases. In addition, current technology cannot eliminate entirely the risk of biological hazards inherent in plasma that are not currently known or for which screens are not currently commercially available, which could result in a widespread epidemic due to blood infusion. If any of our human donors is infected with diseases, then the plasma from such donor may be infected. Although we pre-screen all donors in order to ensure that they are not infected with HIV and hepatitis C and have not contracted liver disease, screening tests may fail to identify and exclude from our supply the plasma from infected donors due to technical limitation and human errors. In addition, we purchase source plasma and plasma pastes from Xinjiang Deyuan. Although we perform screening tests on the purchased plasma before putting it into production, we may fail to identify contaminated plasma from Xinjiang Deyuan due to the technical limitation and/or human errors. If any contaminated plasma is not appropriately screened out, our entire plasma supply for the relevant plasma collection station may become contaminated. If the plasma from our collection or purchased from Xinjiang Deyuan is contaminated and we sell biopharmaceutical products made from such plasma, we could be subject to civil liability from suits brought by consumers. Further, we may lose our registration and have criminal liability if we are found by the government to have been criminally negligent. If this occurs, our business, prospects, results of operations and financial condition will be materially and adversely affected.

If our supply of quality plasma is interrupted, our results of operations and profitability will be adversely affected. In addition, if we experience any shortage of raw materials in the future, we may be unable to proceed with our long-term business plan and we may be forced to curtail or cease our operations or further business expansion.

The production of plasma products relies on the supply of plasma of suitable quality. For 2016, 2015 and 2014, the cost of plasma we used for production accounted for approximately 81.5%, 82.3% and 80.1%, respectively, of total production cost. The supply and market prices of plasma may be adversely affected by factors such as heightened or new regulatory restrictions, higher living standards or outbreaks of diseases, any of which would affect our costs of production. We may not be able to pass on any resulting increase in costs to our customers and therefore any substantial fluctuation in supply or market prices of plasma may adversely affect our results of operations and profitability.

Our production volume, capacity utilization and future expansion are affected by a contraction in the supply of raw materials, especially plasma. In addition to the plasma collected from our own plasma collection stations, we also outsource plasma from Xinjiang Deyuan pursuant to a cooperation agreement entered into in August 2015. Under this cooperation agreement, Xinjiang Deyuan agreed to sell to us no less than 500 tonnes of source plasma in batches over the next three years. We cannot assure you, however, that Xinjiang Deyuan will always deliver the source plasma on schedule or such plasma will always pass our quality inspection. If we experience any shortage of plasma supply or fail to secure sufficient plasma supply for our production, we may not be able to fully utilize our production capacity or proceed with our expansion plans.

We may not be able to carry on our business if we lose any of the required permits and licenses.

We and Huitian are required to obtain from various PRC governmental authorities certain permits and licenses, including permits for pharmaceutical manufacturing and GMP certificates for each of our plants, as well as pharmaceutical distribution permits.

Each of the production facilities operated by us and Huitian is required to obtain a GMP certificate for its pharmaceutical production activities. In February 2011, the CFDA enacted the new GMP standard, which has significantly increased standards for quality control, documentation, and overall manufacturing processes that applied to each of the production facilities operated by us and Huitian as of December 31, 2013. In order for us to meet the new GMP standard, we have upgraded the related production facilities of Shandong Taibang and Guizhou Taibang, which obtained the renewed GMP certificates and resumed commercial production of plasma products in June 2013 and March 2014, respectively. Huitian suspended its production in late 2013 and obtained the GMP certification for its new plasma production facility in Xi’an in February 2016 and commenced commercial production thereafter.

We have also obtained permits and licenses and GMP certificates required for the manufacturing and sales of our products. Our permits and licenses are subject to periodic renewal and/or reassessment by the relevant PRC governmental authorities, and the compliance standards may be subject to change from time to time. We intend to apply for the renewal of such permits and licenses when required by applicable laws and regulations. However, we cannot guarantee that we may renew such permits and licenses in a timely manner, or at all. If we are unable to renew our permits and licenses or fail an inspection which would impair our permits and licenses, our business, prospects, financial condition and results of operations may be materially and adversely affected.

In addition, any changes in compliance standards, or any new laws or regulations that may prohibit or restrict our business activities or increase our compliance costs may adversely affect our operations and profitability. For example, we expect our on-going compliance cost to increase under the new GMP standard as compared to the previous standard. As a result, our business and financial condition may be materially and adversely affected.

We may fail to obtain, maintain or renew required licenses and permits for our plasma collection stations. In addition, if we fail to adequately monitor our plasma collection stations, follow proper procedures or comply with safety requirements, we may be subject to sanctions by the government, civil and criminal liability.

We currently operate 12 plasma collection stations (including one branch collection facility) through Shandong Taibang and two plasma collection stations through Guizhou Taibang. Huitian, a company in which we hold a minority interest, operates three plasma collection stations in Shaanxi Province. To enable growth in our sales, we are seeking opportunities to build more plasma collection stations. In October 2014, we received the regulatory approval to build two new plasma collection stations in Xinglong and Daming Counties, respectively, in Hebei Province. In June 2016, we received the operating permit for and commenced operations at our new plasma collection station in Xinglong County. In September 2015, we received the regulatory approval to build a new branch collection facility to operate under our Ningyang plasma collection station in Shandong Province. We obtained the operating permit for this new branch collection facility in October 2015 and commenced plasma collection thereafter. In December 2016, we received the regulatory approvals to build a new plasma collection station in Ju County in Shandong Province and to build a branch collection facility in Feicheng County to operate under our Ningyang plasma collection station in Shandong Province. The operation of plasma collection stations, however, is highly regulated and we cannot assure you that we will be able to obtain, maintain and renew the required licenses and permits for existing and new plasma collection stations in desirable locations or in a timely manner, if at all. For example, we have experienced difficulties and delays in obtaining and/or renewing the business licenses and collection permits for a new plasma collection station in Pubei, Guangxi Province and five existing plasma collection stations we acquired in Guizhou Province. While we monitor our plasma intake procedures through frequent unscheduled inspections of our stations, there remain risks that our plasma collection stations may fail to comply with hygiene and procedural requirements for plasma screening, collection, storage and tracking. If we fail to comply with any of these requirements, we may lose our plasma collection permits or incur criminal liability if we are found by the government to have been criminally negligent. In the case of plasma contamination, we may also be subject to civil liability from suits brought by consumers of our biopharmaceutical products. In addition, failure to comply with hygiene and procedural requirements may cause harm to donors, who may contract diseases from other donors, among other things. Any such incident may subject us to government sanctions, civil or criminal liabilities. If any of these events were to occur, our business, reputation and prospects would be materially and adversely affected.

Our operations, sales, profit and cash flow will be adversely affected if our plasma products fail to pass inspection in a timely manner.

The PRC government inspects each batch of our plasma products before we can ship it to our customers. The CFDA has quality standards which require the regulators to assess, among other things, the appearance, packing capacity, thermal stability, pH value, protein content and purity of the product. We must strictly comply with relevant rules and regulations throughout the lifecycle of each product including plasma collection, delivery, production and packaging. Government regulators typically take more than a month to inspect one batch of plasma products. The process begins when the regulator randomly selects samples of our products and delivers them to the PRC National Institute for the Control of Pharmaceutical and Biological Products, or NICBPB, for testing, and the process ends when the products are given final approval by NICBPB. In the event that the regulators delay the approval of or reject our products or change the requirements such that we are unable to comply, our operations, sales, profit and cash flow will be adversely affected.

Current or worsening economic conditions may adversely affect our business and financial condition.

We currently generate sufficient operating cash flows which provide us with significant working capital. However, any uncertainty arising out of economic conditions may affect our ability to manage normal relationships with our customers, suppliers and creditors and adversely affect our results of operations, cash flows and financial condition, or those of our customers, suppliers and creditors. Current or worsening economic conditions may adversely affect the ability of our customers to pay for our products, and curtail their spending on healthcare generally. This could result in a decrease in the demand for our products, declining cash flows, longer sales cycles, slower adoption of new technologies and increased price competition. These conditions may also adversely affect certain of our suppliers, which could cause a disruption in our production capacities. Such reductions and disruptions could have a material adverse effect on our business operations.

Our inability to successfully research and develop new biopharmaceutical products could have an adverse effect on our future growth.

We believe that the successful development of biopharmaceutical products can be affected by many factors. Products that appear to be promising in the early phases of research and development may fail to be commercialized for various reasons, including the failure to obtain the necessary regulatory approvals. In addition, the research and development cycle for any new medicine is a relatively lengthy process. In our experience, the process of conducting research and various tests on new products before obtaining a new medicine certificate from the CFDA and subsequent procedures may take approximately three to five years. We cannot assure you that our future research and development projects will be successful or that they will be completed within the anticipated time frame or budget. Also, we cannot guarantee that we will receive the necessary approvals from relevant authorities for the production of our newly developed products. Even if such products could be successfully commercialized, we cannot assure you that they will be accepted by the market as anticipated.

As mandated by a CFDA notice promulgated on July 22, 2015, all pharmaceutical enterprises that are in the process of registration application are required to inspect the data from the clinical trials and report the inspection results to the CFDA and to withdraw the registration application should any deficiency surface from such inspection.

Since July 22, 2015, 1,622 manufacturing certificates have been included in the self-inspection list, among which 67% submitted the data, 20% withdrew, and 12% asked to waive the clinical trials.

The three typical reasons for application withdrawals include:

•	insufficiency of application documents;
•	quality issue uncovered from trial data;
•	voluntary withdrawal to improve the quality of clinical trial data.

We withdrew the registration application for human hepatitis B immunoglobulin (pH4) for intravenous injection as a result of our self-inspection in December 2015 with the aim to improve the quality of clinical trial data.

Given the uncovered quality issues and rising costs for clinical trials, certain small drug manufacturers may face increased difficulty in submitting new registration applications, which could accelerate the CFDA’s overall review process. We cannot assure you, however, that our registration applications will benefit from this new CFDA practice. Our new product launches might be delayed or aborted due to our withdrawal in December 2015 and any forced or voluntary withdrawal of our other products in the process of registration application in the future should quality issues be uncovered from the inspection of the relevant clinical trial data. Such delay or abortion could have a material adverse effect on our results of operations, financial condition and prospects.

We do not have discretion to increase the prices of certain of our products, which are subject to the regional government tendering mechanism.

Prices of certain pharmaceutical products were subject to various price-related regulations. Effective on June 1, 2015, the NDRC removed the retail price ceilings for all drug products (except for anesthetics and category I antipsychotics) in China. Even after the NDRC removed the price ceiling, our pricing is still subject to provincial and local tendering mechanisms where we compete with other manufacturers in the price of plasma products. In 2016, 31 provinces/regions/municipalities in China initiated a new round of tenders with different tender rules, including the followings trends: 1) a combination of Essential Drug List (“EDL”) tenders and non-EDL tenders; 2) a dynamic pricing system across different provinces; 3) volume-based procurement; 4) different tender mechanisms based on product types; 5) various implementation timelines; 6) group purchase organization (“GPO”) in certain regions. For our plasma products, tetanus immunoglobulin, Factor VIII and PCC are included on the Life-saving Essential drug list in most Chinese provinces, for which drug procurement was prioritized and the hospitals are allowed to directly purchase drugs from manufacturers through an on-line procurement process. For products like albumin and IVIG, most provinces adopted regular tendering process that requires manufacturers to compete with other suppliers in both quality and price. To date, most provinces have not completed the tendering. We expect that most of the provinces, which accounted for the majority of our product sales, will finish their tenders in the first half of 2017. Even after the official tendering, there might be post-tender negotiations. Tenders across different provinces with on-line price disclosure will help narrow the differences in tenders among different provinces and make the practice more uniform across the country, which will increase the price pressure since provinces intend to benchmark to the lowest nationwide prices.

In addition, retail prices of pharmaceutical products fully or partially covered under the national insurance system are also affected by the reimbursement ceilings set out in the National Drug Reimbursement List, or the NDRL, which may be adjusted by the NDRC from time to time. The new edition of NDRL are expected to be launched in the first half of 2017. The hospitals as participants of the national insurance program are pressured not to sell the products to patients at prices substantially exceeding such reimbursement ceilings. This in turn puts pressure on the manufacturers’ pricing of the relevant products. Seven of our principal products (namely human albumin, IVIG, human rabies immunoglobulin, human tetanus immunoglobulin, factor VIII, PCC and human immunoglobulin) are included in the NDRL and are affected by the reimbursement ceilings. Two other principal products (namely placenta polypeptide and human hepatitis B immunoglobulin), although not included in the NDRL, are also subject to tender price ceilings in certain PRC provinces. See the section entitled “Business — Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference herein.

We do not have discretion to increase the prices we charge our customers and distributors for price-controlled products above the relevant controlled tender price ceiling. We may not be able to increase our prices even if the cost of manufacturing our products increases as a result of increases in the cost of raw materials or other costs, and, our revenue and profitability would be adversely affected. If the margin of any of these products becomes prohibitively low, we may stop manufacturing such product, which may further adversely affect our revenue and profitability.

Our ability to increase the prices of our products is limited by general market conditions and intense competition.

Our pricing practices may also be affected by the general market conditions and intense competition. To the extent the demand for our products declines or competition intensifies, we may decide to respond by reducing our prices in order to capture the declining market demand and maintain the competitiveness of our products. See also “— We are subject to intense competition and may encounter increased competition from both local and overseas pharmaceutical enterprises if PRC regulators relax the approval process for plasma products or international trade restrictions. A change in our competitive environment could adversely affect our profitability and prospects” below. If the margin of any of our products becomes prohibitively low, we may stop manufacturing such product, which may further adversely affect our revenue and profitability.

If reimbursement or other payment for our current or future products is reduced or modified in the PRC, including through the implementation of government-sponsored healthcare reform or other similar actions, cost containment measures, or changes to policies with respect to pricing, then our business could suffer.

Sales of our products depend, in part, on the extent to which the costs of our products are paid by public payers. These public payers mainly consist of local governments which reimburse the medicines covered by the NIC. The local governments update the NIC on a regularly basis and may remove certain medicines from the NIC. These public payers may also reduce the reimbursement amounts for certain medicines under the NIC. These measures by local governments may limit, reduce or eliminate payments for our products and adversely affect both pricing flexibility and demand for our products.

Legislation and regulations affecting reimbursement for our products may change at any time and in ways that may be adverse to us. We cannot predict the impact of these pressures and initiatives, or any negative effects of any additional regulations that may affect our business.

Some of our owned or leased properties have title defects or non-compliance, which could adversely affect our business operations.

Some of our owned or leased properties have title defects or non-compliance. For example, we use properties built on collectively owned rural land for one of our plasma collection stations. We are also in the process of obtaining the property ownership certificate for another one of our plasma collection stations. Although such title defects and non-compliance have not adversely affected our business operations, we cannot assure you that we will be able to rectify such defects and non-compliance in a timely manner or at reasonable costs, if at all. For example, under PRC laws, collectively owned rural land may not be used for commercial purposes and we may be required to vacate and seek other space to house our collection facilities. For the collection station built on collectively owned rural land, under the lease agreement for the collectively owned rural land among us, the local government and the economic collective which owns the land, the economic collective is required to assist us in securing legal rights to use such land. If the economic collective fails to perform its obligations under the lease agreement, or the lease agreement is deemed to be void, voidable or otherwise unenforceable, or if ownership disputes or claims regarding the land otherwise arise, we may be required to relocate our collection station. Any disputes or claims relating to our owned or leased properties or land or any efforts in securing alternative sites and properties could divert our resources and management’s attention from our regular business operations. In addition, we may not be able to secure alternative sites and properties, if required, in a timely manner or at reasonable costs, which could adversely affect our business operations.

Our financial position and operations may be materially and adversely affected if our product liability insurance does not sufficiently cover our liabilities.

Under current PRC laws, manufacturers and vendors of defective products in China may incur liability for loss and injury caused by such products. Pursuant to the General Principles of the Civil Law of the PRC, or the PRC Civil Law, which became effective in 1987, a defective product that causes property damage or physical injury to any person may subject the manufacturer or vendor of such product to civil liability.

The Product Quality Law of the PRC, or the Product Quality Law, was enacted in 1993 and revised in 2000. The Product Quality Law was enacted to protect the rights and interests of end-users and consumers and to strengthen the supervision and control of the quality of products. Under the Product Quality Law, manufacturers who produce defective products may be subject to fines and production suspension, and in severe cases, be subject to criminal liability and may have their business licenses revoked.

The PRC Law on the Protection of the Rights and Interests of Consumers, or the Consumers’ Rights Law, was enacted in 1993 to further protect the legal rights and interests of consumers in connection with the purchase or use of goods and services. All businesses, including our business, must observe and comply with the Consumers’ Rights Law.

The Tort Liability Law of the PRC was enacted in December 2009, which imposes liability on manufacturers for damages caused by defects in their products. If the defects are caused by third parties such as transporters or storekeepers, manufactures may be entitled to claim for indemnification or contribution from such third parties for making compensation to the consumers.

We maintain two product liability insurance policies for sales in China for Shandong Taibang and Guizhou Taibang’s products in the amount of $2.9 million (RMB20 million) each. If our products are found to be defective and our insurance coverage is insufficient to cover a successful claim against us, our financial position and operations may be materially and adversely affected.

Product liability claims or product recalls involving our products could have a material adverse effect on our business.

Our business exposes us to the risk of product liability claims that are inherent in the manufacturing, distribution and sale of plasma products. Plasma is a biological substance that is capable of transmitting viruses and pathogens, whether known or unknown. Therefore, our plasma and plasma products, if not properly collected, tested, pathogen-inactivated, processed, stored or transported, could cause serious disease and possibly death to patients. Further, there are viral and other infections of plasma which may escape detection using current testing methods and which are not susceptible to inactivation methods. Any infection of disease by persons using our products could result in claims against us. Since our establishment in 2002, we have been subject to four lawsuits filed by patients who were treated with our products and received blood and/or plasma transfusions. In three of these cases, we were ordered to contribute a portion of the compensation for the patients even though the courts did not find that our products were defective or caused the patients’ illness. The required contribution by us was immaterial in these three cases. The fourth case is pending in an ongoing litigation, which we are vigorously defending. We cannot assure you that there will be no future claims against us or that we will always succeed in defending against such claims. Furthermore, the presence of a defect in a product could require us to carry out a recall of such product.

A product liability claim, regardless of merit or eventual outcome, or a product recall could result in substantial financial losses, civil and criminal liabilities, administrative sanctions, revocation of business and product permits and licenses, negative reputational repercussions and an inability to retain customers. If our products are found to be defective and our insurance coverage is insufficient to cover a successful claim against us, our financial position and operations may be materially and adversely affected.

We are subject to intense competition and may encounter increased competition from both local and overseas pharmaceutical enterprises if PRC regulators relax the approval process for plasma products or international trade restrictions. A change in our competitive environment could adversely affect our profitability and prospects.

We face intense competition from local and foreign entities that manufacture and sell products that compete with ours in China. These competitors may have more capital, better research and development resources, expanded manufacturing and marketing capabilities and more experience than we do. The plasma-based biopharmaceutical manufacturing industry in China is highly regulated, and although we believe that compliance with the regulatory requirements pose a competitive barrier to enter into the Chinese market, over time, however, there may be new entrants. If the government relaxes these restrictions and allows more competitors to enter into the market, these competitors may have more capital, better research and development resources, more manufacturing and marketing capability and experience than us. Our operating results and financial condition may be adversely affected if competition intensifies, competitors reduce prices to gain market share, or competitors develop new products having comparable medicinal applications or therapeutic effects which are more effective or less costly than ours.

In addition, we also face competition from imported products. Since 2009, there has been a substantial increase in volume of imported human albumin in China, which competes in domestic human albumin market. In addition, we compete with foreign biopharmaceutical manufacturers that set up production facilities in China and compete directly with us. The increased supply of both domestic and foreign biopharmaceutical products in China may result in lower sales or lower prices for our products. We cannot assure you that we will remain competitive or that our profitability and prospects will not be adversely affected.

We depend heavily on key personnel, and turnover of key employees and senior management could harm our business.

Our success, to a certain extent, is attributable to the expertise and experience of our senior management and key research and technical personnel who carry out key functions in our operation. If we lose the service of any of our senior management or key research or technical personnel or fail to attract additional personnel with suitable experience and qualification, our business operations and research capability may be adversely affected.

We have a secondment agreement with the Shandong Institute, which is expected to terminate upon its future privatization, for certain of our employees. If the secondment agreement is breached or terminated, it could have an adverse effect on our operations and on our financial results.

Shandong Institute provided us with 48 of our employees, including certain key management personnel, out of our total of approximately 1,799 employees as of December 31, 2016, pursuant to a secondment agreement dated October 28, 2002, between Shandong Taibang and the Shandong Institute. Pursuant to the secondment agreement, we are responsible for the salaries of these employees, as well as for their social benefits such as insurance. Our secondment agreement with the Shandong Institute will expire on the earlier of October 2032 or the privatization of the Shandong Institute, which was originally scheduled to occur before the end of 2008. However, the privatization of the Shandong Institute has been delayed indefinitely due to delay by the Shandong Department of Health in implementing the privatization plan. Upon expiration or termination of the secondment agreement, we plan to hire the seconded employees directly. However, we cannot assure you that all of the employees will accept our employment offers at that time. Guangli Pang, Shandong Taibang’s chief executive officer is employed through the secondment agreement. Although none of our seconded employees have indicated that they do not plan to continue working for us after the privatization, if the secondment agreement is terminated or expires and we are unable to hire those employees or their replacements on time, our operations, as well as our financial results, may be materially and adversely affected.

Future acquisitions may have an adverse effect on our ability to manage our business.

Selective acquisitions form part of our strategy to further expand our business. If we are presented with appropriate opportunities, we may acquire additional companies, products or technologies. Future acquisitions and the subsequent integration of new companies into ours would require significant attention from our management. The diversion of our management’s attention and any difficulties encountered in any integration process could have an adverse effect on our ability to manage our business. Future acquisitions would expose us to potential risks, including risks associated with the integration of new operations, technologies and personnel, unforeseen or hidden liabilities, the diversion of resources from our existing businesses and technologies, the inability to generate sufficient revenue to offset the costs and expenses of acquisitions, and potential loss of, or harm to, relationships with employees, customers and suppliers as a result.

We may lose our competitive advantage and our operations may suffer if we fail to prevent the loss or misappropriation of, or disputes over, our intellectual property or proprietary information.

We regard our intellectual property, particularly our patents and trade secrets, to be of considerable value and importance to our business and our success. We rely on a combination of patent, trademark and trade secret laws, as well as confidentiality agreements to protect our intellectual property rights. Failure to protect our intellectual property rights could harm our brands and our reputation, and adversely affect our ability to compete effectively. Further, enforcing or defending our intellectual property rights, including our patents and trade secrets, could result in the expenditure of significant financial and managerial resources.

As of December 31, 2016, we held 59 issued patents and had 10 pending patent applications in China for certain manufacturing processes and packaging designs. We may not be able to successfully obtain the approval of the PRC authorities for our patent applications. As of December 31, 2016, we also had eight trademarks registered in China.

While we are not aware of any infringement on our intellectual property and we have not been notified by any third party that we are infringing on their intellectual property, our ability to compete successfully and to achieve future revenue growth will depend, in significant part, on our ability to protect our proprietary technologies and operate without infringing upon the intellectual property rights of others. Policing unauthorized use of proprietary technologies is difficult and expensive. The steps we have taken may not be adequate to prevent unauthorized use of our intellectual property rights.

The legal regime in China for the protection of intellectual property rights is still at its early stage of development. Despite many laws and regulations promulgated and other efforts made by China over the years to tighten up its regulation and protection of intellectual property rights, private parties may not enjoy intellectual property rights in China to the same extent as they would in many more developed countries, including the United States, and the enforcement of such laws and regulations in China has not achieved the levels reached in those countries. The administrative agencies and the court system in China are not well-equipped to deal with violations or handle the nuances and complexities between compliant technological innovation and noncompliant infringement.

We also rely on confidentiality agreements with our management and employees to protect our confidential proprietary information. However, the protection of our intellectual property may be compromised as a result of:

•	departure of any of our management members or employees in possession of our confidential proprietary information;
•	breach by such departing management member or employee of his or her confidentiality and non-disclosure undertaking to us;
•	infringement by others of our proprietary information and intellectual property rights; or
•	refusal by relevant regulatory authorities to approve our patent or trademark applications.

Any of these events or occurrences may have a material adverse effect on our operations.

We cannot assure you that the steps taken by us to protect our intellectual property rights will be adequate or that third parties will not infringe or misappropriate our patents, trademarks, confidential proprietary information or similar proprietary rights. Litigation may be necessary to enforce our intellectual property rights and the outcome of any such litigation may not be in our favor. Given the relative unpredictability of China’s legal system and potential difficulties enforcing a court judgment in China, we cannot guarantee that we would be able to halt any unauthorized use of our intellectual property through litigation in a timely manner.

Furthermore, we cannot assure you that other parties will not assert infringement claims against us, and we may have to pursue litigation against other parties to assert our rights. Any such claim or litigation could be costly and we may lack the resources required to defend against such claims. If we are unsuccessful in defending against such infringement claims, we may be required to pay damages, modify our products or suspend the production and sale of such products. We cannot guarantee that we will be able to modify our products on commercially reasonable terms.

Finally, any event that would jeopardize our proprietary rights or any claims of infringement by third parties could have a material adverse effect on our ability to market or sell our brands, and profitably exploit our products.

A disruption in the supply of utilities, fire or other calamity at our manufacturing plant would disrupt production of our products and adversely affect our business.

Our products are manufactured at our production facilities located in Tai’an, Shandong Province and Guiyang, Guizhou Province in China. While we have not in the past experienced any calamities which disrupted production, any disruption in the supply of utilities, in particular, electricity or power supply, or any outbreak of fire, flood or other calamity resulting in significant damage at our facilities would severely affect our production and have a material adverse effect on our business, financial condition and results of operations.

We maintain insurance policies covering losses with respect to damages to our properties and products. We do not have insurance coverage for inventories of raw materials or business interruption. We cannot assure you that our insurance would be sufficient to cover all of our potential losses.

If we do not maintain strong financial controls, investor confidence in us may decline and our stock price may decline as a result.

As required by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring every public company to include a management report on such company’s internal control over financial reporting in its annual report, which must also contain management’s assessment of the effectiveness of our company’s internal control over financial reporting. In addition, the independent registered public accounting firm auditing the financial statements must also attest to the operating effectiveness of our company’s internal controls.

A report of our management and attestation by our independent registered public accounting firm is included in our annual report on Form 10-K for the year ended December 31, 2016. Our management has concluded that our internal controls over financial reporting as of December 31, 2016 were effective. We have in the past discovered, and may in the future discover, material weakness in our internal controls. For example, we identified material weaknesses related to review controls on the accounting for income taxes and derivative instrument valuation as described under Item 9A of our annual report on Form 10-K for year ended December 31, 2010, which were subsequently remediated in 2011 as described under Item 9A of our annual report on Form 10-K for the year ended December 31, 2011. However, we cannot guarantee that these remedies will continue to be effective. Failure to achieve and maintain an effective internal control environment could result in us not being able to accurately report our financial results, prevent or detect fraud or provide timely and reliable financial and other information pursuant to the reporting obligations we have as a public company, which could have a material adverse effect on our business, financial condition and results of operations. This could reduce investors’ confidence in our reported financial information, which in turn could result in lawsuits being filed against us by our stockholders, otherwise harm our reputation or negatively affect the trading price of our common stock.

Risks Related to Doing Business in China

Changes in China’s political or economic situation could harm us and our operating results.

Economic reforms adopted by the PRC government have had a positive effect on the economic development of the country. The reformed economic infrastructure and legal systems, however, may be subject to abrupt adjustments by the government. These adjustments, especially in the following areas, could either benefit or damage our operations and profitability:

•	Level of government involvement in the economy;
•	Control of foreign exchange;
•	Methods of allocating resources;
•	International trade restrictions; and
•	International conflict.

The PRC economy differs from the economies of most member countries of the Organization for Economic Cooperation and Development, or the OECD, in many ways. For example, state-owned enterprises still constitute a large portion of China’s economy, and weak corporate governance and the lack of a flexible currency exchange policy still prevail in China. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the PRC economy was similar to those of the OECD member countries.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiaries in China. Our operating subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to evolve rapidly, the interpretations of many laws, regulations, and rules are not always uniform, and enforcement of these laws, regulations, and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

You may have difficulty enforcing judgments against us.

Most of our assets are located outside of the United States and most of our current operations are conducted in China. In addition, most of our directors and officers are nationals and residents of countries other than the United States and substantially all the assets of these persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon our PRC operations and these persons. It may also be difficult for you to enforce in U.S. courts judgments on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

There is also uncertainty as to whether the PRC courts would recognize or enforce judgments of U.S. courts. Our counsel as to PRC law has advised us that although recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law, recognition and enforcement of a foreign judgment by PRC courts depend on treaties or reciprocity between China and the country where the judgment is made. China does not have any treaties or other arrangements with the United States that provide for the reciprocal recognition and enforcement of U.S. judgments. In addition, according to the PRC Civil Procedures Law, PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security, or the public interest. So it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the PRC economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property, and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy and any regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Restrictions on currency exchange may limit our ability to receive and use our sales effectively.

Substantially all of our sales are settled in RMB, and any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or other payments in U.S. dollars. Although the PRC government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents at those banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investments and loans, is subject to governmental approval and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the PRC regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our common stock will be indirectly affected by the foreign exchange rate between the U.S. dollar and RMB and between those currencies and other currencies in which our sales may be denominated. Appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividends we issue that will be exchanged into U.S. dollars, as well as earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Since July 2005, RMB has no longer been pegged to U.S. dollars. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, RMB may appreciate or depreciate significantly in value against U.S. dollars in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Currently, some of our raw materials and major equipment are imported. In the event that the U.S. dollars appreciate against RMB, our costs will increase. If we cannot pass the resulting cost increases on to our customers, our profitability and operating results will suffer. In addition, if our sales to international customers grow, we will be increasingly subject to the risk of foreign currency depreciation.

Restrictions under PRC law on our PRC subsidiaries’ ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions, pay dividends to you and otherwise fund and conduct our business.

Substantially all of our profits are earned by our PRC subsidiaries. However, PRC regulations restrict the ability of our PRC subsidiaries to make dividends and other payments to their offshore parent companies. PRC legal restrictions permit payments of dividends by our PRC subsidiaries only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Our PRC subsidiaries are also required under PRC laws and regulations to allocate at least 10.0% of their annual after-tax profits determined in accordance with PRC generally accepted accounting principles to a statutory general reserve fund until the amounts in such fund reaches 50.0% of their registered capital. Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to us in the form of loans, advances or cash dividends. Any limitations on the ability of our PRC subsidiaries to transfer funds to us could materially limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident stockholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit the ability of our PRC subsidiaries to distribute profits to us or otherwise materially adversely affect us.

Pursuant to the Circular on Relevant Issues concerning Foreign Exchange Administration of Overseas Investment and Financing and Return Investments Conducted by Domestic Residents through Overseas Special Purpose Vehicle, or Circular 37, which was promulgated by SAFE, and became effective on July 4, 2014, (1) a PRC resident must register with the local SAFE branch before he or she contributes assets or equity interests in an overseas special purpose vehicle, or an Overseas SPV, that is directly established or controlled by the PRC resident for the purpose of conducting investment or financing; and (2) following the initial registration, the PRC resident is also required to register with the local SAFE branch for any major change, in respect of the Overseas SPV, including, among other things, a change in the Overseas SPV’s PRC resident shareholder, name of the Overseas SPV, term of operation, or any increase or reduction of the Overseas SPV’s registered capital, share transfer or swap, and merger or division.

We have requested the beneficial holders of our stock who are PRC residents to register with the relevant branch of SAFE in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiaries pursuant to Circular 37 or the predecessor regulation of Circular 37, namely the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purpose Vehicles, as the case may be. Because of uncertainty over how Circular 37 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, the ability of our present and prospective PRC subsidiaries to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 37 by our PRC resident beneficial holders.

In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 37. We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. Failure of our present or future PRC resident beneficial holders to comply with Circular 37 could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit the ability of our PRC subsidiaries to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

We may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations.

In August 2006, six PRC regulatory agencies, including the China Securities Regulatory Commission, or CSRC, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or Circular 10, which became effective in September 2006 and was amended in June 2009. This regulation, among other things, governs the approval process by which a PRC company may participate in an acquisition of assets or equity interests. Depending on the structure of the transaction, Circular 10 requires the PRC parties to make a series of applications and supplemental applications to the government agencies. In some instances, the application process may require the presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction. Government approvals will have expiration dates by which a transaction must be completed and reported to the government agencies. Compliance with Circular 10 is likely to be more time-consuming and expensive than in the past and the government can now exert more control over the combination of two businesses. Accordingly, due to Circular 10, our ability to engage in business combination transactions has become significantly more complicated, time consuming and expensive, and we may not be able to negotiate a transaction that is acceptable to our stockholders or sufficiently protect their interests in a transaction.

Circular 10 allows PRC government agencies to assess the economic terms of a business combination transaction. Parties to a business combination transaction may have to submit to the PRC Ministry of Commerce, or MOFCOM, and other relevant government agencies an appraisal report, an evaluation report and the acquisition agreement, all of which form part of the application for approval, depending on the structure of the transaction. The regulations also prohibit a transaction at an acquisition price obviously lower than the appraised value of the PRC business or assets and in certain transaction structures, require that consideration must be paid within defined periods, generally not in excess of a year. The regulation also limits our ability to negotiate various terms of the acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities. Transaction structures involving trusts, nominees and similar entities are prohibited. Therefore, such regulation may impede our ability to negotiate and complete a business combination transaction on financial terms that satisfy our investors and protect our stockholders’ economic interests.

Under the Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.

The Enterprise Income Tax Law (the “EIT Law”), and its implementing rules became effective on January 1, 2008. Under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a PRC enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

On April 22, 2009, SAT issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies (the “Notice”), further interpreting the application of the EIT Law and its implementation on non-PRC enterprise or group controlled offshore entities. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a PRC enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (1) its senior management in charge of daily operations reside or perform their duties mainly in China; (2) its financial or personnel decisions are made or approved by bodies or persons in China; (3) its substantial assets and properties, accounting books, corporate chops, board and shareholder minutes are kept in China; and (4) at least half of its directors with voting rights or senior management often resident in China. A resident enterprise would be subject to an enterprise income tax rate of 25.0% on its worldwide income and must pay a withholding tax at a rate of 10.0% when paying dividends to its non-PRC shareholders. However, it remains unclear as to whether the Notice is applicable to an offshore enterprise incorporated by a Chinese natural person. Nor are detailed measures on imposition of tax from non-domestically incorporated resident enterprises are available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

We may be deemed to be a resident enterprise by PRC tax authorities. If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25.0% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on financing proceeds and non-PRC source income would be subject to PRC enterprise income tax at a rate of 25.0%. Second, although under the EIT Law and its implementing rules dividends paid to us from our PRC subsidiaries would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10.0% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the “resident enterprise” classification could result in a situation in which a 10.0% withholding tax is imposed on dividends we pay to our non-PRC stockholders and with respect to gains derived by our non-PRC stockholders from transferring our shares. Finally, if we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both the United States and China, and our PRC tax may not be creditable against our U.S. tax. We are actively monitoring the possibility of “resident enterprise” treatment and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.

We face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

SAT released a circular on December 15, 2009 that addresses the transfer of shares by nonresident companies, generally referred to as Circular 698. Circular 698, which is effective retroactively to January 1, 2008, may have a significant impact on many companies that use offshore holding companies to invest in China. Circular 698 has the effect of taxing foreign companies on gains derived from the indirect sale of a PRC company. Where a foreign investor indirectly transfers equity interests in a PRC resident enterprise by selling the shares in an offshore holding company, and the latter is located in a country or jurisdiction that has an effective tax rate less than 12.5% or does not tax foreign income of its residents, the foreign investor must report this indirect transfer to the tax authority in charge of that PRC resident enterprise. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of avoiding PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC withholding tax at a rate of up to 10.0%.

SAT subsequently released public notices to clarify issues relating to Circular 698, including the Announcement on Several Issues concerning the Enterprise Income Tax on the Indirect Transfers of Properties by Non-resident Enterprises (“SAT Notice 7”), which became effective on February 3, 2015. SAT Notice 7 abolished the compulsive reporting obligations originally set out in Circular 698. Under SAT Notice 7, if a non-resident enterprise transfers its shares in an overseas holding company, which directly or indirectly owns PRC taxable properties, including shares in a PRC company, via an arrangement without reasonable commercial purpose, such transfer shall be deemed as indirect transfer of the underlying PRC taxable properties. Accordingly, the transferee shall be deemed as a withholding agent with the obligation to withhold and remit the enterprise income tax to the competent PRC tax authorities. Factors that may be taken into consideration when determining whether there is a “reasonable commercial purpose” include, among other factors, the economic essence of the transferred shares, the economic essence of the assets held by the overseas holding company, the taxability of the transaction in offshore jurisdictions, and economic essence and duration of the offshore structure. SAT Notice 7 also sets out safe harbors for the “reasonable commercial purpose” test.

However, uncertainties exist on testing the reasonable commercial purpose. For example, the relevant authority has not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax rates in foreign tax jurisdictions. As a result, we may become at risk of being taxed under Circular 698 and the related SAT notices and we may be required to expend valuable resources to comply with Circular 698 and the related SAT notices or to establish that we should not be taxed under Circular 698 and the related SAT notices, which could have a material adverse effect on our financial condition and results of operations.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption laws, and any determination that we violated these laws could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other U.S. laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the relevant statute, for the purpose of obtaining or retaining business. We have operations, agreements with third parties, and make most of our sales in China. PRC anti-corruption laws also strictly prohibit bribery of government officials. Our activities in China create the risk of unauthorized payments or offers of payments by the employees, consultants, sales agents, or distributors, even though they may not always be subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents, or distributors may engage in conduct for which we might be held responsible. Particularly, most of the hospitals and inoculation centers in China are state-owned entities, whose employees may be recognized as foreign government officials for the purpose of FCPA. Therefore, any payments, expensive gifts or other benefits provided to an employee of the state-owned hospital or inoculation center may be deemed violation of FCPA. Violations of FCPA or PRC anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, prospects, operating results and financial condition. In addition, the U.S. government may seek to hold us liable for successor liability under FCPA violations committed by companies in which we invest or that we acquire.

If we become directly subject to the scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, stock price and reputation and could result in a loss of your investment in our stock, especially if such matter cannot be addressed and resolved favorably.

In recent years, U.S. public companies that have substantially all of their operations in China, particularly companies like us which have completed the “reverse merger” transactions, have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S.-listed PRC-based companies has sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits, SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on us, our business and our stock price. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our company. This situation will be costly and time consuming and distract our management from growing our company. If such allegations are not proven to be groundless, our company and our business operations will be severely impacted and your investment in our stock could be rendered worthless.

The disclosures in our reports and other filings with the SEC and our other public pronouncements are not subject to the scrutiny of any regulatory bodies in China. Accordingly, our public disclosure should be reviewed in light of the fact that no governmental agency that is located in China where substantially all of our operations and business are located has conducted any due diligence on our operations or reviewed or cleared any of our disclosure.

We are regulated by the SEC and our reports and other filings with the SEC are subject to SEC review in accordance with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act. Unlike public reporting companies whose operations are located primarily in the United States, however, substantially all of our operations are located in China. Since substantially all of our operations and business takes place in China, it may be more difficult for the Staff of the SEC to overcome the geographic and cultural obstacles that are present when reviewing our disclosure. These same obstacles are not present for similar companies whose operations or business take place entirely or primarily in the United States. Furthermore, our SEC reports and other disclosure and public pronouncements are not subject to the review or scrutiny of any PRC regulatory authority. For example, the disclosure in our SEC reports and other filings are not subject to the review of the CSRC, a PRC regulator that is tasked with oversight of the capital markets in China. Accordingly, you should review our SEC reports, filings and our other public pronouncements with the understanding that no local regulator has done any due diligence on our company and with the understanding that none of our SEC reports, other filings or any of our other public pronouncements has been reviewed or otherwise scrutinized by any local regulator.

Our independent registered public accounting firm may be temporarily suspended from practicing before the SEC if unable to continue to satisfy SEC investigation requests in the future. If a delay in completion of our audit process occurs as a result, we could be unable to timely file certain reports with the SEC, which may lead to the delisting of our stock.

The vast majority of our sales are to customers in China, and we have all of our operations in China. Like many U.S. companies with significant operations in China, our independent registered public accounting firm is located in China.

On January 22, 2014, Judge Cameron Elliot, an SEC administrative law judge, issued an initial decision suspending the Chinese member firms of the “Big Four” accounting firms, including our independent registered public accounting firm, from practicing before the SEC for six months. In February 2014, the initial decision was appealed. While under appeal and in February 2015, the Chinese member firms of “Big Four” accounting firms reached a settlement with the SEC. As part of the settlement, each of the Chinese member firms of “Big Four” accounting firms agreed to settlement terms that include a censure, undertakings to make a payment to the SEC, procedures and undertakings as to future requests for documents by the SEC, and possible additional proceedings and remedies should those undertakings not be adhered to.

If the settlement terms are not adhered to, Chinese member firms of “Big four” accounting firms may be suspended from practicing before the SEC which could in turn delay the timely filing of our financial statements with the SEC. In addition, it could be difficult for us to timely identify and engage another qualified independent auditor to replace our independent registered public accounting firm. A delinquency in our filings with the SEC may result in NASDAQ initiating procedures, which could adversely harm our reputation and have other material adverse effects on our overall growth and prospects.

Our independent registered public accounting firm’s audit documentation related to their audit reports included in our annual report is located in China. The PCAOB currently cannot inspect audit documentation located in China and, as such, you may be deprived of the benefits of such inspection.

Our independent registered public accounting firm issued an audit opinion on the financial statements included in our annual reports filed with the SEC. Our independent registered public accounting firm’s audit documentation related to their audit reports included in our annual reports is located in China, and audit procedures take place within China’s borders. As auditors of companies that are traded publicly in the United States and a firm registered with the Public Company Accounting Oversight Board, or the PCAOB, our auditor is required by the laws of the United States to undergo regular inspections by the PCAOB. However, work papers located in China are not currently inspected by the PCAOB because the PCAOB is currently unable to conduct inspections without the approval of the PRC authorities.

Inspections of certain other firms that the PCAOB has conducted outside of China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. However, the PCAOB is currently unable to inspect an auditor’s audit work related to a company’s operations in China and where such documentation of the audit work is located in China. As a result, our investors may be deprived of the benefits of the PCAOB’s oversight of auditors that are located in China through such inspections.

The inability of the PCAOB to conduct inspections of an auditor’s work papers in China makes it more difficult to evaluate the effectiveness of any of our auditor’s audit procedures or quality control procedures that may be located in China as compared to auditors outside of China that are subject to PCAOB inspections. Investors may consequently lose confidence in our reported financial information and procedures and the quality of our financial statements.

Risks Related to the Company’s Common Stock and CBPO Cayman’s Ordinary Shares

The market price of our common stock is, and the price of the CBPO Cayman ordinary shares may be, volatile, leading to the possibility of its value being depressed at a time when you want to sell your holdings.

The market price of our common stock is volatile, and this volatility may continue after the Redomicile Merger. Numerous factors, many of which are beyond our control, may cause the market price of our common stock or, after the Redomicile Merger, the ordinary shares of CBPO Cayman to fluctuate significantly. These factors include, among others:

•	our earnings releases, actual or anticipated changes in our earnings, fluctuations in our operating results or our failure to meet the expectations of financial market analysts and investors;
•	changes in financial estimates by us or by any securities analysts who might cover our stock;
•	speculation about our business in the press or the investment community, including negative publicity and short seller reports that make allegations against us, even if unfounded;
•	significant developments relating to our relationships with our customers or suppliers;
•	stock market price and volume fluctuations of other publicly traded companies and, in particular, those that are in our industry;
•	customer demand for our products;
•	investor perceptions of our industry in general and our company in particular;
•	the operating and stock performance of comparable companies;
•	general economic conditions and trends;
•	major catastrophic events;
•	announcements by us or our competitors of new products, significant acquisitions, strategic partnerships or divestitures;
•	changes in accounting standards, policies, guidance, interpretation or principles;
•	loss of external funding sources;
•	sales of our common stock, including sales by our directors, officers or significant stockholders;
•	additions or departures of key personnel; and
•	investor perception of litigation, investigation or other legal proceedings involving us or certain of our individual stockholders or their family members.

Securities class action litigation is often instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs to us and divert our management’s attention and resources. Moreover, securities markets may from time to time experience significant price and volume fluctuations for reasons unrelated to operating performance of particular companies. For example, in July 2008, the securities markets in the United States, China and other jurisdictions experienced the largest decline in share prices since September 2001. These market fluctuations may adversely affect the price of our common stock and other interests in our company at a time when you want to sell your interest in us.

The memorandum and articles of association of CBPO Cayman and our preferred shares rights agreement might discourage, delay or prevent a change of control of our company or changes in our management and, therefore depress the trading price of our shares.

CBPO Cayman will adopt a memorandum and articles of association that will become effective immediately upon completion of the Redomicile Merger. Such memorandum and articles of association will contain provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the raider and to encourage prospective acquirers to negotiate with our board of directors, rather than to attempt a hostile takeover. These provisions include, among others:

•	the right of our board of directors to issue preferred shares without shareholder approval;
•	division of our board of directors into three classes with staggered terms;
•	elimination of the right of shareholders to act by written consent;
•	prohibiting shareholders from calling a special meeting of the shareholders;
•	rules regarding how shareholders may present proposals or nominate directors for election at shareholder meetings; and
•	requiring special resolution of the shareholders to amend certain provisions of the memorandum and articles of association.

On February 22, 2017, our board of directors adopted a preferred shares rights agreement between us and the Securities Transfer Corporation, as the rights agent. This agreement provides, among other things, that when specified events occur, our stockholders will be entitled to purchase from us a fraction of a share of series A participating preferred stock for each share of common stock they own. Such preferred stock purchase rights are triggered by the earlier to occur of (1) 10 business days (or a later date determined by our board of directors before the rights are separated from our common stock) after the public announcement that a person or group has become an “acquiring person” by acquiring beneficial ownership of 15.0% or more of our outstanding common stock or (2) 10 business days (or a later date determined by our board of directors before the rights are separated from our common stock) after a person or group begins a tender or exchange offer that, if completed, would result in that person or group becoming an acquiring person. The issuance of preferred stock pursuant to this preferred shares rights agreement would cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors.

We do not intend to pay dividends for the foreseeable future.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on CBPO Cayman ordinary shares. Accordingly, investors must be prepared to rely on sales of their ordinary shares after price appreciation to earn an investment return, which may never occur. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

Stock prices of companies with business operations primarily in China have fluctuated widely in recent years, and the trading prices of our common stock and, after the Redomicile Merger, of the CBPO Cayman ordinary shares, are likely to be volatile, which could result in substantial losses to investors.

The trading prices of our common stock and, after the Redomicile Merger, of the CBPO Cayman ordinary shares, are likely to be volatile and could fluctuate widely in response to factors beyond our control. For example, if one or more of the industry analysts or ratings agencies who cover us downgrades us or our common stock or the CBPO Cayman ordinary shares, or publishes unfavorable research about us, the price of our common stock or the CBPO Cayman ordinary shares may decline. If one or more of these analysts or agencies cease to cover our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our common stock or the CBPO Cayman ordinary shares or trading volume to decline. In addition, the performance and fluctuation of the market prices of other China-based, U.S.-listed healthcare companies may affect the volatility in the price of and trading volume for our common stock or the CBPO Cayman ordinary shares. In recent years, a number of PRC-based companies have listed their securities, or are in the process of preparing for listing their securities, on U.S. stock markets. Some of these companies have experienced significant volatility, including significant price declines following their initial public offerings. The trading performances of the securities of these PRC-based companies’ securities at the time of or after their offerings may affect the overall investor sentiment towards PRC-based companies listed in the United States and consequently may affect the trading performance of our common stock or the CBPO Cayman ordinary shares. These broad market and industry factors may significantly affect the market price and volatility of our common stock or the CBPO Cayman ordinary shares, regardless of our actual operating performance.

In addition to market and industry factors, the price and trading volume for our common stock or the CBPO Cayman ordinary shares may be highly volatile for specific business reasons. Any of these factors may result in large and sudden changes in the volume and price at which our common stock or the CBPO Cayman ordinary shares will trade. We cannot assure you that these factors will not occur in the future again. In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted securities class action litigation against that company. If we were involved in a class action lawsuit, it could divert the attention of senior management, and, if adversely determined, could have a material adverse effect on our business, financial condition and results of operations.

BUSINESS

For information regarding the business of the Company, please see the Company’s annual, quarterly and current reports filed with the SEC and incorporated herein by reference.

CBPO Cayman does not have any operations or assets. Accordingly, a separate discussion of its business is not included in this proxy statement/prospectus.

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below are the names of our current directors, officers and significant employees, their ages, all positions and offices that they hold with us, the period during which they have served as such, and their business experience during at least the last five years.

NAME	AGE	POSITION
David (Xiaoying) Gao(1)	66	Chairman of the Board, Chief Executive Officer (the “CEO”) and President
Sean Shao(1)	60	Director
Yungang Lu(1)	53	Director
David Hui Li(1)	48	Director
Wenfang Liu(1)	79	Director
Zhijun Tong(1)	57	Director
Albert (Wai Keung) Yeung(1)	74	Director
Joseph Chow(1)	53	Director
Ming Yang	45	Chief Financial Officer (the “CFO”)
Ming Yin	39	Senior Corporate Vice President
Zhijing Liu	63	Corporate Vice President
Gang Yang	52	Corporate Vice President and the General Manager of Guizhou Taibang

(1)	Our classified Board consists of three classes of directors. Class I directors currently consist of Mr. David (Xiaoying) Gao and Mr. Joseph Chow, with term expiring in 2019. Class II directors currently consist of Mr. Sean Shao, Prof. Wenfang Liu and Mr. David Hui Li, with term expiring in 2017. Class III directors currently consist of Dr. Yungang Lu, Mr. Zhijun Tong and Mr. Albert (Wai Keung) Yeung, with term expiring in 2018. See Proposal No. 1 — Election of Directors for details.

Mr. David (Xiaoying) Gao.  Mr. Gao has been a member of our Board since October 6, 2011, our Chairman since March 30, 2012 and our CEO since May 10, 2012. From February 2004 until the company’s acquisition by Sanofi in February 2011, Mr. Gao served as the chief executive officer and director of BMP Sunstone Corporation (NASDAQ: BJGP). Following the acquisition, he served as a senior integration advisor for Sanofi from February to August 2011. From February 2002 through February 2004, Mr. Gao served as the chairman of BMP China’s board of directors. Mr. Gao served as the president and a director of Abacus Investments Ltd, a private wealth management company, from August 2003 until June 2004, and as chief executive officer of Abacus from July 2003 to June 2004. From 1989 to 2002, Mr. Gao held various executive positions at Motorola, Inc., including: a director and vice president of the Integrated Electronic System Sector, Asia-Pacific operation, from 1998 to 2002; a Member of Motorola Asia Pacific Management Board, Management Board of Motorola Japan Ltd., from 2000 to 2002; and Motorola China Management Board from 1996 to 2002. Mr. Gao holds a B.S. in Mechanical Engineering from the Beijing Institute of Technology, a M.S. in Mechanical Engineering from Hanover University, Germany, and an M.B.A. from The Massachusetts Institute of Technology. Mr. Gao is a Class I director.

Mr. Sean Shao.  Mr. Shao has been a member of our Board since July 24, 2008. In addition to his roles with us, Mr. Shao currently serves as independent director and chairman of the audit committee of: 21Vianet Group, Inc., a leading carrier-neutral internet data center services provider listed on NASDAQ since August 2015; Trina Solar Limited, an integrated solar-power products manufacturer and solar system developer listed on the NYSE since January 2015; Jumei International Holding Ltd., an e-commerce company listed on NYSE since May 2014; LightInTheBox Holdings Co. Ltd., an e-commerce company listed on

NYSE since June 2013 and UTStarcom Holdings Corp., a provider of broadband equipment and solutions listed on NASDAQ since October 2012. He served as the chief financial officer of Trina Solar Limited from 2006 to 2008. In addition, Mr. Shao served from 2004 to 2006 as the chief financial officer of ChinaEdu Corporation, an educational service provider, and of Watchdata Technologies Ltd., a Chinese security software company. Prior to that, Mr. Shao worked at Deloitte Touche Tohmatsu CPA Ltd. for approximately a decade. Mr. Shao received his master’s degree in health care administration from the University of California at Los Angeles in 1988 and his bachelor’s degree in art from East China Normal University in 1982. Mr. Shao is a member of the American Institute of Certified Public Accountants. Mr. Shao is a Class II director.

Dr. Yungang Lu.  Dr. Lu has been a member of our Board since March 19, 2012. Dr. Lu has served as a managing director of Seres Asset Management Limited, an investment manager based in Hong Kong, since August 2009. Dr. Lu also serves as a director of the following listed companies: China Techfaith Wireless Communication Technology Ltd., a handheld device company in China, and China Cord Blood Corporation, a provider of cord blood storage services in China. From 2004 to July 2009, Dr. Lu was a Managing Director of APAC Capital Advisors Limited, a Hong Kong-based investment manager specializing in Greater China equities. Dr. Lu was a research analyst with Credit Suisse First Boston (Hong Kong), a financial services company, from 1998 to 2004, where his last position was the head of China Research. Before moving to Credit Suisse, he worked as an equity analyst focused on regional infrastructure at JP Morgan Securities Asia, a financial services company, in Hong Kong. Dr. Lu received a B.S. in Biology from Peking University, an M.S. in Biochemistry from Brigham Young University and a Ph.D. in Finance from the University of California, Los Angeles. Dr. Lu is a Class III director.

Mr. David Hui Li.  Mr. David Hui Li has been a member of our Board since November 4, 2013. Mr. David Li was an executive director and a managing director at Warburg Pincus Asia LLC (“Warburg Pincus”) from 2002 to January 2016. Prior to joining Warburg Pincus, Mr. Li served as an executive director in the investment banking division of Goldman Sachs from 2001 to 2002 and that of Morgan Stanley from 1994 to 2001. He is also a director of UCAR Inc. Mr. Li received a B.S. in economics from Renmin University of China and an M.B.A. from Yale University School of Management. Mr. Li is a Class II director.

Prof. Wenfang Liu.  Prof. Wenfang Liu has been a member of our Board since February 27, 2011. He has served as an independent director of Sinco Pharmaceuticals Holdings Limited, a Hong Kong listed pharmaceutical company from March 2016. From 2007 to 2011, Prof. Liu served as the chief consultant for Sichuan Yuanda Shuyang Pharmaceuticals. Prior to that, he served from 2000 to 2007, in various managerial positions including as the chief engineer and a director of Hualan Biological Engineering, and as a director of blood separating, from 2005 to 2006, at Chengdu Jiaying Medical Product Co. Ltd. Prior to that, Prof. Liu served, from 1998 to 1999, as the chief engineer of Guiyang Qianfeng Biological Products Co. Ltd., and from 1988 to 1998 as the vice chairman of the Institute of Blood Transfusion of Chinese Academy of Medical Sciences. Prof. Liu previously served as a member of the Sichuan CPPCC Standing Committee, the Chinese Society of Blood Transfusion and the China Medical Biotech Association. He holds a Bachelor’s Degree in Bio-Chemistry from the Chinese Academy of Sciences, Forest and Soil College and was a Ph.D. advisor from 1997 to 1998. Prof. Liu is a Class II director.

Mr. Zhijun Tong.  Mr. Tong has been a member of our Board since April 20, 2012. He has served as the chairman of the board of directors of several corporations, including Spain Qifa Corporation Ltd. since 1996, Hong Kong Tong’s Group since 2007, Sunstone (Qingdao) Plant Oil Co., Ltd. since 2008, Sunstone (Qingdao) Food Co., Ltd. since 2009, Shengda (Zhangjiakou) Pharmaceutical Co., Ltd. since 2011 and Shengda (Qianxi) Chinese Medicine Cultivation Co., Ltd. since 2012. Mr. Tong has also served as a director and a vice president of Spain International Haisitan Group since 1993. From 2007 to 2011, he was the chairman of the board of directors and general manager of Sunstone Pharmaceutical Co., Ltd and also served as the president and a director of BMP Sunstone Corporation, a NASDAQ-listed pharmaceutical corporation. Mr. Tong is a Class III director.

Mr. Albert (Wai Keung) Yeung.  Mr. Yeung has been a member of our Board since July 29, 2012. Mr. Yeung has been since 2005 a partner of Albert Yeung & Associate Consulting Company, a consulting company providing M&A, leadership and executive coaching services to senior managers and chief executive officers. From August 2006 to February 2011, Mr. Yeung also served as a director of BMP Sunstone Corporation, a company listed on NASDAQ until the company’s acquisition by Sanofi. From April 1, 2015, Mr. Yeung has been an independent director of PharmaMax Corporation. Since September 6, 2015 Mr. Yeung has been an independent director of Beijing Promed Medical Technology Co. Ltd. Prior to retirement, Mr. Yeung had spent more than 30 years in China’s pharmaceutical industry, holding various senior sales, marketing and general management positions with major pharmaceutical corporations in Hong Kong and mainland China, including Johnson & Johnson, Xian-Janssen, Burroughs Wellcome, Bristol Myers-Squibb and GlaxoSmithKline. Mr. Yeung is a Class III director.

Mr. Joseph Chow.   Mr. Chow has been a member of our Board since November 3, 2014. Mr. Chow has over 20 years of experience in corporate finance, financial advisory and management and has held senior executive and managerial positions in various public and private companies. Mr. Chow was recently a managing director of Moelis and Company and was previously a managing director at Goldman Sachs (Asia) LLP. Prior to that, he served as an independent financial consultant, as chief financial officer of Harbor Networks Limited, and as chief financial officer of China Netcom (Holdings) Company Limited. Prior to that, Mr. Chow served as the director of strategic planning of Bombardier Capital, Inc., as vice president of international operations of Citigroup and as the corporate auditor of GE Capital. Mr. Chow currently sits on the board as independent non-executive director for China ZhongDi Dairy Holdings Company Limited, Intime Department Store (Group) Co., Ltd. and CAR, Inc., respectively, which are companies listed on the Stock Exchange of Hong Kong. Mr. Chow obtained a Bachelor of Arts degree in political science from Nanjing Institute of International Relations and a Master of Business Administration degree from the University of Maryland at College Park. Mr. Chow is a Class I director.

Mr. Ming Yang.  Mr. Yang has been our CFO since August 7, 2012. Mr. Yang served as our interim CFO between May 31 and August 6, 2012 and our Vice President-Finance & Compliance and Treasurer between March 30, 2012 and August 6, 2012. Mr. Yang also serves as an independent director for Kunming Jida Pharmaceutical. Mr. Yang has six years of financial management experience in corporations and 11 years audit experience in accounting firms. Mr. Yang has extensive experience in dealing with the PRC tax regulations, PRC GAAP, IFRS and internal control matters. He was an audit senior manager at KPMG, where he provided audit services for initial public offerings, right issues and merger and acquisition transactions. He also worked on the annual reports of various public companies listed in Hong Kong and mainland China. His audit clients ranged from state-owned enterprises and Chinese listed companies to multinational companies, including Angang Steel, Shenhua Energy, BOE Technology and BHP Billiton. Mr. Yang is a certified public accountant in China.

Mr. Ming Yin.  Mr. Yin has been our Senior Corporate Vice President since August 2012. He is in charge of investor relations and business development. From March 2008 to May 2012, he held various management positions at our Company with increasing responsibility regarding our financial reporting, finance, investor relations, and business development, including Vice President-Finance from August 2010 to March 2012 and assistant to CFO from March 2008 to August 2010. Prior to joining us, Mr. Yin was a tax associate at the New York office of KPMG from February 2007 to February 2008. Prior to that, Mr. Yin held multiple financial management positions in corporations, including accounting manager at Cronimet USA, an international supplier of raw materials for the industrial production of stainless steel Corporation from April 2004 to January 2007 and an accountant at Houston Fruitland Inc. from February 2003 to April 2004. Mr. Yin is a chartered financial analyst. Mr. Yin holds a B.B.A. in accounting from Northwood University in Midland, Michigan, and an M.B.A. in Finance &Investment from Zicklin School of Business of Baruch College of City University of New York.

Ms. Zhijing Liu.  Ms. Liu has been our Corporate Vice President since August 2012. She oversees plasma quality management, plasma resource development and matters related to regulatory affairs. From January 2010 to May 2011, Ms. Liu held various management positions at our Company, including being the Chief Representative of the Company’s Beijing office. From May 2011 to August 2012, Ms. Liu was our Director of the Regulatory Affairs and Administration. Ms. Liu has more than 30 years of experience in China’s pharmaceutical industry, holding various senior marketing, human resource, consulting and general management positions with various pharmaceutical organizations. Prior to joining us, Ms. Liu was general manager of Zhongbang Medical Technology Company, an affiliate of Hospital Management Institute of Ministry of Health.

Mr. Gang Yang.  Mr. Yang has been our Corporate Vice President since August 2013 and the general manager of our majority owned subsidiary Guizhou Taibang Biological Products Co., Ltd. (“Guizhou Taibang”) since 2010. Prior to that, Mr. Yang held various management positions at Guizhou Taibang, including being the deputy general manager. Mr. Yang has more than 20 years of experience in China’s plasma industry, holding various senior operation, production and plasma resource management positions with various plasma production organizations. Prior to joining us, Mr. Yang was a director of Guizhou Qianfeng Biologic Products Company.

There are no agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person. To the best of our knowledge and belief, there are no arrangements or understandings with any of our directors, executive officers, principal stockholders, customers, suppliers, or any other person, pursuant to which any of our directors or executive officers were selected.

Directors and executive officers are elected or appointed until their successors are duly elected or appointed and qualified.

Family Relationships

There are no family relationships among our directors or executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our executive officers, directors and beneficial owners of more than 10% of a registered class of our equity securities to file with the SEC statements of ownership and changes in ownership. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Except as disclosed below and in our previous reports filed with the SEC, we believe that all of our executive officers, directors and beneficial owners of more than 10% of a registered class of our equity securities complied with the applicable filing requirements during fiscal year 2016.

During fiscal year 2016, two Forms 4 were filed late by Mr. David Hui Li and a Form 4 was filed late by Ms. Zhijing Liu, due to administrative oversight. Except as disclosed above, the Company is not aware of any failure on the part of our executive officers, directors or beneficial owners of more than 10% of a registered class of our equity securities to make any filing on a timely basis as required under the securities laws.

In making these statements, we have relied upon examination of the copies of all Section 16(a) forms provided to us and the written representations of our executive officers, directors and beneficial owners of more than 10% of a registered class of our equity securities.

CORPORATE GOVERNANCE

Our current corporate governance practices and policies are designed to promote stockholder value and we are committed to the highest standards of corporate ethics and diligent compliance with financial accounting and reporting rules. Our Board provides independent leadership in the exercise of its responsibilities. Our management oversees a system of internal controls and compliance with corporate policies and applicable laws and regulations, and our employees operate in a climate of responsibility, candor and integrity.

Corporate Governance Guidelines

We and our Board are committed to high standards of corporate governance as an important component in building and maintaining stockholder value. To this end, we regularly review our corporate governance policies and practices to ensure that they are consistent with our high standards. We also closely monitor guidance issued or proposed by the SEC and the provisions of the Sarbanes-Oxley Act, as well as the emerging best practices of other companies. The current corporate governance guidelines are available on our website at http://www.chinabiologic.com. Printed copies of our corporate governance guidelines may be obtained, without charge, by contacting the Corporate Secretary, China Biologic Products, Inc., 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing 100125, People’s Republic of China.

The Board and Committees of the Board

We are governed by a Board that currently consists of eight members as identified above. Our Board currently has three standing committees: the Audit Committee, Compensation Committee and Governance and Nominating Committee, which, pursuant to delegated authority, perform various duties on behalf of and report to the Board. Each of these Committees is comprised entirely of directors who are independent under NASDAQ Marketplace Rules. From time to time, the Board may establish other committees. Each of the Compensation Committee and Governance and Nominating Committee was formed on August 7, 2008 and the Audit Committee was formed on July 24, 2008. The Board has adopted a written charter for each of the committees which are available on our website at http://www.chinabiologic.com.

Audit Committee

Our Audit Committee is currently composed of three members: Mr. Sean Shao, Dr. Yungang Lu and Mr. Albert (Wai Keung) Yeung. Mr. Shao serves as Chair of the Audit Committee. Our Board determined that each member of the Audit Committee meets the independence criteria prescribed by applicable rules and regulations of the SEC for audit committee membership and is an “independent” director within the meaning of the NASDAQ Marketplace Rules. Each Audit Committee member also meets NASDAQ’s financial literacy requirements.

Our Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. It is responsible for, among other things:

•	selecting our independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by our independent auditors;
•	reviewing with our independent auditors any audit problems or difficulties and management’s response;
•	reviewing and approving all proposed related-party transactions;
•	discussing the annual audited financial statements with management and our independent auditors;
•	reviewing the adequacy and effectiveness of our internal control over financial reporting;
•	annually reviewing and reassessing the adequacy of our audit committee charter;
•	such other matters that are specifically delegated to our Audit Committee by our Board from time to time;
•	meeting separately and periodically with management and our internal and independent auditors; and
•	reporting regularly to the full Board.

Our Board has determined that Mr. Shao is the “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC and also meets NASDAQ’s financial sophistication requirements.

Compensation Committee

Our Compensation Committee is currently composed of three members: Mr. Sean Shao, Prof. Wenfang Liu and Dr. Yungang Lu, each of whom is “independent” within the meaning of the NASDAQ Marketplace Rules. Mr. Shao serves as Chair of the Compensation Committee.

Our Compensation Committee assists the Board in reviewing and approving the compensation structure of executive officers, including all forms of compensation to be provided to our executive officers. Our CEO may not be present at any committee meeting during which his compensation is deliberated.

The Compensation Committee is responsible for, among other things:

•	approving and overseeing the compensation package for our executive officers;
•	reviewing and approving corporate goals and objectives relevant to the compensation of our CEO, evaluating the performance of our CEO in light of those goals and objectives, and setting the compensation level of our CEO based on this evaluation; and
•	reviewing periodically and making recommendations to the Board regarding any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Governance and Nominating Committee

Our Governance and Nominating Committee is currently composed of three members: Mr. Sean Shao, Mr. Zhijun Tong and Dr. Yungang Lu, each of whom is “independent” within the meaning of the NASDAQ Marketplace Rules. Dr. Lu serves as Chair of the Governance and Nominating Committee.

The Governance and Nominating Committee assists the Board in identifying individuals qualified to become our directors and in determining the composition of the Board and its committees.

The Governance and Nominating Committee is responsible for, among other things:

•	identifying and recommending to the Board nominees for election or re-election to the Board, or for appointment to fill any vacancy;
•	reviewing annually with the Board the current composition of the Board in light of the characteristics of independence, age, skills, experience and availability of service to us;
•	identifying and recommending to the Board directors to serve as members of the Board’s committees; and
•	monitoring compliance with our Corporate Governance Guidelines.

We do not have a formal policy regarding consideration of director candidate recommendations received from our stockholders. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by Board members, management or other parties are evaluated.

Governance Structure

Mr. David (Xiaoying) Gao currently serves as Chairman of our Board, our CEO and President. He possesses in-depth knowledge of the Company, its integrated operations, the evolving biopharmaceutical industry in China, and the array of challenges to be faced, gained through years of experience in the industry. The Board believes that such experiences and other insights put Mr. Gao in the best position to provide broad leadership for the Company and the Board, as he considers strategy and exercises fiduciary responsibilities to stockholders, as the case may be.

Further, the Board has demonstrated its commitment and ability to provide independent oversight of management. A majority of the Board is composed of independent directors, and all members of the Audit Committee, Compensation Committee, and Governance and Nominating Committee are independent. Each independent director has access to the CEO and other Company executives on request, may call meetings of the independent directors, and may request agenda topics to be added or dealt with in more detail at meetings of the full Board or an appropriate Board committee. We encourage our stockholders to learn more about our Company’s governance practices at our website, http://www.chinabiologic.com.

The Board’s Role in Risk Oversight

The Board oversees that the assets of the Company are properly safeguarded, that the appropriate financial and other controls are maintained, and that the Company’s business is conducted wisely and in compliance with applicable laws and regulations and proper governance. Included in these responsibilities is the Board’s oversight of the various risks facing the Company. In this regard, the Board seeks to understand and oversee critical business risks. The Board does not view risks in isolation. Risks are considered in virtually every business decision and as part of the Company’s business strategy. The Board recognizes that it is neither possible nor prudent to eliminate all risks. Indeed, purposeful and appropriate risk-taking is essential for the Company to be competitive on a global basis and to achieve its objectives.

While the Board oversees risk management, Company’s management is charged with managing risks. The Company has internal processes and an internal control environment to identify and manage risks and to communicate with the Board. The Board and the Audit Committee monitor and evaluate the effectiveness of the internal controls and the risk management program at least annually. The Board implements its risk oversight function both as a whole and through the committees. Much of the work is delegated to various committees, which meet regularly and report back to the full Board. All committees play significant roles in carrying out the risk oversight function. In particular:

•	The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting and legal matters. The Audit Committee oversees the internal audit function and the Company’s ethics programs, including the code of ethics. The Audit Committee members meet separately with representatives of the independent auditing firm; and
•	The Compensation Committee evaluates the risks and rewards associated with the Company’s compensation philosophy and programs. The Compensation Committee reviews and approves compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. Management discusses with the Compensation Committee the procedures that have been put in place to identify and mitigate potential risks in compensation.

Independent Directors

Our Board has determined that the majority of the Board is composed of “independent directors” within the meaning of applicable NASDAQ Marketplace Rules and Section 301 of the Sarbanes-Oxley Act of 2002. Our independent directors are Mr. Sean Shao, Dr. Yungang Lu, Prof. Wenfang Liu, Mr. Zhijun Tong, Mr. Albert (Wai Keung) Yeung, and Mr. Joseph Chow.

Board, Committee and Annual Meeting Attendance

During fiscal year 2016, the Board held five meetings and acted by written consent once. Our Audit Committee and Compensation Committee met or acted by written consent four times and two times, respectively. Our Governance and nominating Committee did not meet or act by written consent during the fiscal year. In addition, our independent directors met in executive session following Board meetings. Each director attended at least approximately 70% of all Board and applicable committee meetings.

Our directors are expected to attend Board meetings as frequently as necessary to properly discharge their responsibilities and to spend the time needed to prepare for each such meeting. We encourage our directors to attend annual meetings of stockholders, but we do not have a formal policy requiring them to do so.

Code of Ethics

On March 25, 2008, our Board adopted a code of ethics, which applies to all of our directors, officers and employees, including our CEO and CFO. The code of ethics is designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC, and in other public communications that we made; compliance with applicable laws, rules and regulations; the prompt internal reporting of violations of the code to the appropriate person or persons; and accountability for adherence to the code. We believe that our reputation is a valuable asset and must continually be guarded by all associated with us so as to earn the trust, confidence and respect of our suppliers, customers and stockholders. Our Board amended the code of ethics on March 11, 2013 to update certain administrative information in the code.

The code of ethics is maintained on the Company’s website at www.chinabiologic.com. Printed copies of our code of ethics may be obtained, without charge, by contacting the Corporate Secretary, China Biologic Products, Inc., 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing 100125, People’s Republic of China. During the fiscal year ended December 31, 2015, there were no waivers of our code of ethics.

Stockholder Communication with the Board

Stockholders and other interested parties may communicate with the Board, including non-management directors, by sending a letter to us, c/o Corporate Secretary, China Biologic Products, Inc., 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing 100125, People’s Republic of China, for submission to the Board or committee or to any specific director to whom the correspondence is directed. Stockholders communicating through this means should include with the correspondence evidence, such as documentation from a brokerage firm, that the sender is a current record or beneficial stockholder of the Company. All communications received as set forth above will be opened by the Corporate Secretary or his designee for the sole purpose of determining whether the contents contain a message to one or more of our directors. Any contents that are not advertising materials, promotions of a product or service, patently offensive materials or matters deemed, using reasonable judgment, inappropriate for the Board will be forwarded promptly to the chairman of the Board, the appropriate committee or the specific director, as applicable.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of three non-employee directors, each of whom has been determined by the Board to be “independent” under the meaning of Rule 10A-3(b)(1) under the Exchange Act. The Board has determined, based upon an interview of Mr. Sean Shao and a review of Mr. Shao’s responses to a questionnaire designed to elicit information regarding his experience in accounting and financial matters, that Mr. Shao shall be designated as an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K promulgated by the SEC, as Mr. Shao has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in his financial sophistication. The Audit Committee assists the Board’s oversight of the integrity of the Company’s financial reports, compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent registered public accounting firm, the audit process, and internal controls. The Audit Committee operates pursuant to a written charter adopted by the Board. The Audit Committee is responsible for overseeing the corporate accounting and financing reporting practices, recommending the selection of the Company’s registered public accounting firm, reviewing the extent of non-audit services to be performed by the auditors, and reviewing the disclosures made in the Company’s periodic financial reports. The Audit Committee also reviews and recommends to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K.

Following the end of the fiscal year ended December 31, 2016, the Audit Committee (i) reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2016 with the Company’s management; (ii) discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committee, of the Public Company Accounting Oversight Board (United States) and (iii) received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent public accounting firm its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

/s/ Sean Shao

Mr. Sean Shao, Chair
Dr. Yungang Lu
Mr. Albert (Wai Keung) Yeung

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our mission is to become a first-class biopharmaceutical enterprise in China. To achieve this objective, we strive to provide an executive compensation program that is aimed to attract and retain talented and qualified senior executives to manage and lead the Company and to motivate them to pursue our growth strategy and deliver strong execution. We use a mix of compensation elements including base salary, performance-based discretionary cash bonuses, equity compensation, and in certain cases severance and change of control benefits and other employee benefits.

Our named executive officers (the “NEOs”) for fiscal year 2016 were:

•	David (Xiaoying) Gao, the CEO;
•	Ming Yang, the CFO;
•	Ming Yin, Senior Corporate Vice President;
•	Zhijing Liu, Corporate Vice President; and
•	Gang Yang, Corporate Vice President and General Manager of Guizhou Taibang.

Stockholder Advisory Vote on Executive Compensation

At our Annual Meeting of Stockholders in June 2011, our stockholders recommended to hold a non-binding advisory vote on the compensation of our NEOs (commonly referred to as a “say-on-pay” vote) annually. Subsequently, our Board determined to follow the stockholders’ recommendation and adopted a policy providing for annual say-on-pay votes.

We conducted a non-binding advisory vote on the compensation of our NEOs at our Annual Meeting of Stockholders held on June 2, 2016. Our stockholders approved the compensation of the NEOs, with approximately 90.4% of stockholder votes cast in favor of our executive compensation program.

As the Compensation Committee evaluated our executive compensation policies and practices throughout 2016, it was mindful of the strong support our stockholders expressed for our compensation philosophy and objectives. As a result, the Compensation Committee decided to continue our general approach to executive compensation in aligning the interests of executives with stockholder interests.

At this year’s Annual Meeting, our stockholders will again have the opportunity to endorse our executive compensation program through the “say-on-pay” vote included as Proposal No. 3 in this proxy statement/prospectus. We encourage you to review this Compensation Discussion and Analysis, together with the compensation tables that follow, prior to casting your advisory vote on the “say-on-pay” proposal.

In addition, at this year’s Annual Meeting, our stockholders will again have a non-binding advisory vote on the frequency of such say-on-pay votes.

Compensation Philosophy

In 2015, we updated our compensation philosophy to reflect our commitment to offering an integrated executive compensation program that focuses on pay-for-performance alignment. Our executive compensation program is designed to:

•	attract and retain individuals critical to the long-term success of the Company;
•	emphasize the linkage between the discretionary bonus for our executive officers and the Company’s overall performance;
•	promote value sharing based on the alignment of the interests of our executive officers and the interests of our stockholders; and
•	enhance the competitiveness of our executive compensation packages through a balanced combination of cash and equity-based awards.

The key elements of our executive compensation program are competitive base salaries, annual incentive opportunities and equity participation. More specifically, compensation for each NEO is composed of a base salary, performance-based discretionary cash bonus and equity awards, and in certain cases, severance and change of control benefits. Base salaries for the NEOs are a fixed component of compensation and their determination involves an evaluation of the competitive market-based data derived from comparable companies. Base salaries are generally reviewed annually and adjustments are considered based on the individual performance of the executive, level of experience or tenure in their position, and the current market salary. Performance-based discretionary bonuses are based upon achievement of corporate objectives and individual performance, ultimately subject to the discretion of the Board and/or the Compensation Committee, as applicable. Equity awards are designed to provide long-term compensation based on the Company’s performance, as reflected in the value of the shares of the Company’s common stock underlying the equity compensation compared to the purchase price of those shares, if any. With equity compensation, we seek to align the interests of our NEOs with those of our stockholders. Such portion of the compensation for our NEOs is at risk if our efforts do not generate positive stockholder returns. In determining the equity awards, we also take into consideration the market data and market trend, which help to ensure that our executive compensations are competitive with those of the companies with which we compete for talent.

Currently, we do not have any formal policies for allocating between short-term and long-term compensation or between cash and non-cash compensation.

2016 Key Compensation Actions

Since August 2012, the Compensation Committee retained Towers Watson Consulting (Shanghai) Limited, Beijing Branch (“Towers Watson”), an international human resource consulting firm, as an independent compensation adviser to review and advise on the optimization of the structure of the compensation for our NEOs.

In July 2016, Towers Watson conducted an analysis to compare the compensations for our NEOs at that time to those of a group of comparable companies (the “Peer Group”) and recommended that we appropriately increase the executives’ cash compensation level within the limits of available resources, with no adjustment to the compensation structure. Towers Watson also recommended that we increase equity awards to our CEO and the other NEOs with reference to the 75 percentile level and 50 percentile level of the equity compensation of the Peer Group, respectively, considering that in their evaluation our Company’s overall performance is at about the 80 percentile level in the Peer Group. For details, see “— Market Comparisons” and “Elements of Compensation” below.

Taking into consideration Towers Watson’s recommendations, the performance of the CEO and performance reviews of other executives by the CEO, and the increase in our stock price over the past years, the Compensation Committee recommended that the Board grant equity awards to certain directors and executives under the 2008 Equity Incentive Plan (the “2008 Plan”) with awards to NEOs consistent with Towers Watson’s recommendations, while keeping the cash compensation for the NEOs unchanged.

On August 4, 2016, the Board, acting upon the recommendation of the Compensation Committee, resolved to make no adjustment to the cash compensation for the Company’s NEOs, and approved and authorized the issuance of an aggregate of 561,000 shares of restricted stock under the 2008 Plan to directors, certain executives and certain employees of the Company, including the following to the NEOs:

•	150,000 shares of the Company’s restricted stock to Mr. David (Xiaoying) Gao;
•	45,000 shares of the Company’s restricted stock to Mr. Ming Yang;
•	30,000 shares of the Company’s restricted stock to Mr. Ming Yin;

•	7,500 shares of the Company’s restricted stock to Ms. Zhijing Liu; and
•	30,000 shares of the Company’s restricted stock to Mr. Gang Yang.

The above restricted stock granted to each NEO will vest annually over a 4-year period in four equal portions, with the first portion vesting on August 5, 2017.

Compensation Committee and Compensation Setting Process

Our Board established the Compensation Committee as a regular committee of the Board in 2008. The Compensation Committee currently consists of Mr. Sean Shao, as Chair of the committee, Dr. Yungang Lu and Prof. Wenfang Liu. Each member has been determined to be and each current member remains an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. In compliance with the requirements of the SEC rule and the NASDAQ listing rule on compensation committee independence, no member of our Compensation Committee is affiliated with the Company or any of its subsidiary or accepts any consulting, advisory, or other compensatory fee from the Company or any subsidiary except for fees received for services on the Board and Board committees. With each of its members meeting or exceeding the newly implemented higher independence standard, we believe our Compensation Committee has carried out, and will continue to carry out, its responsibilities in good faith, with a goal to make fair determination on executive compensation in the best interest of the Company and its stockholders.

In accordance with its charter, for 2016 and beyond the Compensation Committee evaluated, approved, administered and interpreted, and will continue to evaluate, approve, administer and interpret, our executives’ compensation and benefit policies. As part of its diligence in scrutinizing pay and performance, the Compensation Committee also reviews analyses prepared by its independent compensation adviser, Towers Watson. The Compensation Committee determines the compensation of our executives except that the entire Board makes the final determination as to the compensation of our CEO and CFO. The Compensation Committee may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Compensation Committee.

Participation of Management in Compensation Decisions

The Compensation Committee works collaboratively with members of management as well as Towers Watson in designing and developing compensation programs applicable to our NEOs and other executives. The Compensation Committee believes that the executives have greater day-to-day insight into the key metrics on which the Company’s performance should be evaluated. Consequently, the Compensation Committee directs the CEO to review and revise compensation proposals prepared by the Company’s human resources department for the Compensation Committee’s ultimate review and approval.

Other resources that our Compensation Committee may rely upon include individual directors’ respective experiences and recommendations, recommendations of Towers Watson, peer or competitive compensation data provided by Towers Watson or management, the deliberative process of the Compensation Committee, and any other resources that the Compensation Committee may determine relevant. Once the Compensation Committee believes that it has the information necessary to conduct its deliberations, it does so without further input of our NEOs when discussing the CEO’s compensation; and with input of the CEO, when discussing the compensation for the other NEOs or other executives.

Role of the Compensation Adviser

In compliance with the requirements of the SEC rule and the NASDAQ listing rule on independent compensation advisers, our Compensation Committee has the sole discretion to retain and consult the compensation adviser and has sufficient funds to pay for such consultation. Since August 2012, the Compensation Committee has directly engaged Towers Watson, an international human resource consulting firm, as its independent compensation adviser. Towers Watson reported directly to the Compensation Committee and not to management. In 2016, at the request of the Compensation Committee, Towers Watson reviewed and advised on the principal aspects of compensation of our CEO, CFO and other NEOs, including, but not limited to, providing recommendations on the composition of the Peer Group, analyzing public information on the executive compensation of the Peer Group and other publicly available data (including applying its experience with other companies) on the market trend, and advising on optimizing the structure of our compensations to the NEOs. Towers Watson summarized such analysis and made recommendations to the Compensation Committee in July 2016. Towers Watson did not provide any other services to the Company in 2016.

Competitive Market Review

We compete with many other biopharmaceutical companies in seeking to attract and retain a skilled workforce and aim to attract and retain the most highly qualified executives to manage each of our business functions. In doing so, we compete for a pool of talent that is highly sought after by both large and established biopharmaceutical and life sciences companies and earlier stage companies, including manufacturers, distributors and marketers of pharmaceutical, biotechnology and medical device products and other healthcare related companies seeking similar skill sets in our geographic area, and in some cases, nationally and internationally. Larger and more established organizations in our industry seek to recruit top talent from smaller and less established companies in the sector just as smaller organizations look to attract and retain the best talent from the industry as a whole.

To succeed in attracting top executives and retaining our current NEOs, we draw upon and access publicly available data and surveys and seek advice from the compensation adviser to ensure we remain current on compensation trends.

Market Comparisons

At the Board’s request to optimize the executive compensation structure for the Company, in July 2016, Towers Watson conducted an executive compensation review for the Compensation Committee that compared and analyzed total compensation levels of our NEOs to those of NEOs at the companies in the Peer Group. Towers Watson worked directly with our Compensation Committee to analyze the results of this review so that the Compensation Committee could make fully informed decisions in setting total compensation levels for our NEOs. Towers Watson formulated the Peer Group with a screening principle in alignment with that in 2015, by selecting pharmaceutical companies that are incorporated and listed in the United States, with high growth rates and comparable sizes to the Company. Although Towers Watson formulated three peer groups in 2015, with the first group containing companies with high growth rates, the second group containing companies with comparable sizes and the third group containing companies meeting both criteria, Towers Watson had concluded in the previous year that the executive compensation profiles of these three peer groups are similar with each other and with the Company. Therefore, after discussion with our Compensation Committee, Towers Watson decided to formulate the Peer Group this year using the same criteria as those used for the third group in 2015. The Peer Group consists of 11 companies with a compound annual growth rate of revenue ranging from 12% to 25% between 2012 and 2015 and market values as of June 7, 2016 that was two to seven times that as of December 31, 2013. These companies had revenues ranging from $72 million to $1,466 million in 2015 or a market value ranging from $1.1 billion to $6.1 billion as of June 7, 2016. These companies include Cepheid, Emergent BioSolutions, Inc., Ligand Pharmaceuticals Incorporated, Acorda Therapeutics, Inc., Myriad Generics, Inc., Novavax, Inc., Seattle Genetics, Inc., United Therapeutics Corporation, Agios Pharmaceuticals, Inc., Anacor Pharmaceuticals, Inc., and Five Prime Therapeutics, Inc.

While we refer to the Towers Watson Peer Group data to understand the competitiveness of our compensation packages within the market, we do not specifically benchmark a position within the Peer Group with respect to any individual element of our executive compensation program.

Towers Watson concluded the following:

•	The Company’s overall performance is at about the 80 percentile level in the Peer Group.
•	The base salaries of the NEOs are lower than those of corresponding positions at the 25th percentile level in the Peer Group.
•	The total cash compensation for the CEO is at about 25th to 50th percentile level in the Peer Group and the total cash compensations for the other NEOs are close to or lower than the 25 percentile level in the Peer Group.

•	The dilution effect from equity awards for the CEO and CFO is at about the 50th percentile level in the Peer Group and the dilution effect from equity awards for the other NEOs is at about the 25th percentile level in the Peer Group. The dilution effect of the executive team as a whole is lower than the 25th percentile level in the Peer Group.
•	Overall, the annual dilution rate and average annual dilution rate from 2013 to 2015 is lower than the 25th percentile of the Peer Group.
•	The impact of annual amortization cost of our stock-based compensation on financial results of the Company is less than the median in both the Peer Group and the market.

Towers Watson therefore recommended that we appropriately increase the cash compensation level of the executives within the limits of available resources and benchmark to the market the equity incentives granted to the executives.

Elements of Compensation

We use a mix of compensation elements including base salaries, performance-based discretionary cash bonuses, equity awards, and in certain cases severance and change of control benefits and other employee benefits. The criteria for determining each of these components of compensation are described below. We do not provide retirement benefits and provide only limited perquisites, except as described below.

Base Salaries

Base salaries are intended to compensate our NEOs on a day-to-day basis for their services to the Company and provide a certain level of compensation that is not at-risk. The Compensation Committee evaluates the base salary amounts of comparable companies and uses them as reference to make decisions regarding the salaries of our CEO and CFO, respectively. The Compensation Committee formulates the salaries of the other NEOs based on a percentage of the CFO salary, taking into consideration the qualification and scope of responsibilities of such other NEOs. Using such method ensures that the Company’s base salaries remain competitive within our industry, but also permits the Compensation Committee to use its own judgment to ultimately determine NEO salaries. In setting the base salary for each NEO, the Compensation Committee considers such NEO’s qualification and experience, contribution to the Company, scope of responsibilities, geographic location of his/her position, industry standard and the financial condition of the Company. The relative weight given to each factor varies with each individual and is at the sole discretion of the Compensation Committee. Base salary levels for executive officers are set forth in their individual employment agreements, subject to annual adjustment by the Compensation Committee or the Board, as the case may be, and are reflected in the Summary Compensation Table below.

We did not increase the CEO’s base salary from May 2012, when Mr. Gao joined us, to 2014. We increased the base salaries of the other NEOs consistent with our compensation arrangements with general employees from 2012 to 2014. In 2015, the Compensation Committee evaluated the base salary amounts of comparable companies and authorized an increase in NEO base salaries to achieve better pay-for-performance alignment. We did not adjust the NEOs’ base salaries in 2016. The Compensation Committee believes that increases in base salaries should be based upon a favorable evaluation of individual performance relative to individual goals, the functioning of the executive’s team within the corporate structure, success in furthering corporate strategies and goals, individual management skills and responsibilities, demonstrated loyalty, and the Company’s commitment to attract and retain executives. We expect that our Compensation Committee will reward superior individual and corporate performance with commensurate cash and other compensation. Salary will next be reviewed when the Compensation Committee deems appropriate, but the Compensation Committee does not expect to review salary more frequently than on an annual basis.

Bonuses

NEOs are eligible to receive a discretionary bonus pursuant to the terms of their respective employment agreements. Discretionary bonuses are linked to annual corporate and individual performance established by our Compensation Committee. Performance targets are initially set in the budget approved by the Board at the beginning of the year. Key factors the Board considers in evaluating the corporate performance include operating income, non-GAAP net profit, non-GAAP EPS, plasma collection volume, acquisition and establishment of new plasma collection centers, and improvement on corporate governance. The Board evaluates the CEO’s performance primarily based on such key factors, while taking into consideration other significant accomplishments of strategic matters on a case-by-case basis. When evaluating the CFO and other NEOs’ performance, in addition to the corporate performance factors stated above, the Board also takes into consideration individual performance targets specifically for such other position, such as operating cash flow and optimization of financial reporting system in the case of the CFO.

In 2015, the Compensation Committee authorized an adjustment to NEO bonus ratios in annual base salaries to achieve better pay-for-performance alignment. In 2016, the Compensation Committee decided to make no further adjustment to the NEO bonus ratios. As our actual performance in 2016 surpassed all the initial performance targets set at the beginning of the year, the bonuses for the CEO and the CFO in 2016 were initially set at 100% and 80% of annual base salaries, respectively, and increased to 106% and 87% of annual base salaries, respectively, to reflect their achievements of the performance targets. When determining the bonuses for other NEOs, we also took into consideration certain other specific achievement factors such as establishing and maintaining good cooperation with a third-party fractionator to procure plasma over the three years beginning in August 2015.

Equity Awards

NEOs are eligible for equity awards in the form of stock options, stock appreciation rights, performance units, restricted stock, restricted stock units and performance shares under the 2008 Plan. Equity awards are granted at the discretion of the Compensation Committee to align the NEOs’ interests with those of the stockholders and provide them with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business.

The size of award to any individual, including NEOs, depends in part on individual performance, including the key factors we consider in evaluating our executive officers’ performance described above and any other indicators of the impact that such employee’s productivity may have on stockholder value over time. Other factors include salary level and competitive data. In addition, in determining the awards granted to each NEO, the Compensation Committee considers the future benefits potentially available to the NEOs from existing awards.

We plan to grant equity awards to our NEOs and other key employees annually but have no program, plan or practice of granting equity awards that coincide with the release by the Company of material non-public information. Currently we do not have any security ownership guidelines.

In August 2016, we granted 262,500 shares of restricted stock to our NEOs. In arriving at its determinations, the Compensation Committee took into consideration and adopted Towers Watson’s recommendations, which referred primarily to the 75 percentile level and the 50 percentile level of equity compensation of the Peer Group for the recommended equity awards to our CEO and other NEOs, respectively, considering that our Company’s overall performance is at about the 80 percentile level in the Peer Group. With reference to Towers Watson’s recommendations, and taking into consideration each other NEO’s position and responsibility, professional experience and performance in the previous year, the CEO recommended to the Compensation Committee the amount of equity awards to each other NEO. The Compensation Committee also took into account the available share reserve under the 2008 Plan when determining the size of equity awards. The Compensation Committee, however, did not place any particular weight on any one individual factor and did not adhere to any specific guidelines in making its determinations.

Severance and Change of Control Arrangements

Our employment agreement with each of our CEO, CFO and Mr. Ming Yin contains severance and change of control arrangements so that we can mitigate the risk of not being able to retain key senior executives in the event of an acquisition of the Company. These severance and change of control arrangements are designed to (1) assure we would have the continued dedication and objectivity of our senior executives, notwithstanding the possibility of a change of control of the Company, thereby aligning the interests of these key senior executives with those of the stockholders in connection with potentially advantageous offers to acquire the Company; and (2) create a total executive compensation plan that is competitive in our industry.

The severance and change of control arrangements in the employment agreements with our CEO, CFO and Mr. Yin provide that if such executive’s employment is terminated by the Company without cause, he will be entitled to receive a cash severance payment equal to 12 months of his then current base salary, payable in 12 equal monthly installments, and that if his employment is terminated by the Company upon certain change of control events, such as certain mergers or consolidations of the Company or sale or disposition of all or substantially all of the Company’s assets, he will be entitled to receive a cash severance payment equal to 18 months of his then current base salary, payable in 18 equal monthly installments.

The Compensation Committee believes that these severance and change of control arrangements satisfy the objectives above and ensure that key executives are focused on the Company’s goals and objectives, as well as the interests of our stockholders, rather than any negative personal consequences that may arise as a result of a change of control.

Retirement Benefits

Currently, we do not provide any company-sponsored retirement benefits or deferred compensation programs to any Chinese employee, including the NEOs (other than a mandatory state pension scheme in which all of our employees in China participate) because it is not customary to provide such benefits and programs in China. We maintain a defined contribution 401(k) plan for employees who are U.S. citizens, to which we make no matching contribution. Mr. David (Xiaoying) Gao, a U.S. citizen, is eligible to participate in the 401(k) plan.

Perquisites

We provide our NEOs with limited perquisites and other personal benefits that we believe are reasonable, such as company car-related benefits. We do not view perquisites as a significant element of compensation, but do believe they can be useful in attracting, motivating and retaining desirable executive talents.

Tax and Accounting Information

For 2016 and continuing thereafter, the Compensation Committee considered and will continue to consider the impact of the requirement under Financial Accounting Standards Board, Accounting Standards Codification, Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”), that we record as an expense in our financial statements, at the time stock options are granted, the fair value of the options over their vesting period.

Both the cash and equity compensation for our NEOs is subject to relevant individual income tax as required by the national government of each NEO or other relevant authorities. The compensation for our CEO, Mr. David Gao, is subject to U.S. individual income tax, and the compensation for other NEOs is subject to PRC individual income tax. We do not pay or reimburse any NEOs for individual income taxes, any other taxes due upon exercise of a stock option or vesting of restricted stock or any other taxes.

Other Compensation Policies

Stock Ownership Guidelines

At this time, our Compensation Committee has not adopted stock ownership guidelines with respect to our NEOs, although it may consider doing so in the future.

Compensation Recovery Policy

At this time, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. Our Compensation Committee intends to adopt a general compensation recovery, or clawback, policy covering our annual and long-term incentive award plans and arrangements after the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Summary Compensation Table

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the NEOs for services rendered in all capacities during the periods indicated.

Name and Principal Position	Year	Salary ($)(6)	Bonus ($)(6)	Stock Awards ($)(7)	All Other Compensation ($)(6)	Total ($)(8)
David (Xiaoying) Gao CEO and President(1)	2016	550,008	582,458	18,082,500	269,079	19,484,045
	2015	520,839	547,402	9,788,800	261,175	11,118,216
	2014	500,000	385,353	4,139,200	242,648	5,267,201
Ming Yang CFO(2)	2016	250,008	217,407	5,424,750	211,089	6,103,254
	2015	241,208	214,771	3,670,800	213,073	4,339,852
	2014	215,795	150,711	1,552,200	200,513	2,119,219
Ming Yin Senior Corporate Vice President(3)	2016	200,004	156,753	3,616,500	134,925	4,108,182
	2015	188,845	146,874	2,447,200	132,536	2,915,455
	2014	165,996	90,800	1,034,800	78,945	1,370,541
Zhijing Liu Corporate Vice President(4)	2016	134,020	91,263	1,018,125	8,058	1,251,466
	2015	138,915	55,566	747,680	27,916	970,077
	2014	127,690	55,877	258,700	41,206	483,473
Gang Yang Corporate Vice President(5)	2016	118,917	176,075	3,616,500	49,253	3,960,745
	2015	127,764	225,400	2,447,200	53,557	2,853,921
	2014	88,487	236,046	1,034,800	37,634	1,396,967

(1)	Mr. Gao has been our CEO since May 10, 2012 and President since January 1, 2013. Mr. Gao has been serving as a director of the Company since October 6, 2011 and the Chairman of the Board since March 30, 2012. Mr. Gao also serves as chairman of the board at several of our subsidiaries. Effective in August 2015, the Board, acting upon the recommendation of the Compensation Committee, authorized an increase in Mr. Gao’s annual base salary to $550,000. Other compensation received by Mr. Gao represents salary received for serving as a director at several of our subsidiaries. For details regarding the restricted stock awards, see “Grants of Plan-Based Awards.”
(2)	Mr. Ming Yang has been our CFO since August 7, 2012. Mr. Yang served as our interim CFO between May 31 and August 6, 2012 and Vice President-Finance & Compliance and Treasurer between March 30, 2012 and August 6, 2012. Mr. Yang also serves as a director and the chief financial officer at several of our subsidiaries. Effective in August 2015, the Board, acting upon the recommendation of the Compensation Committee, authorized an increase in Mr. Yang’s annual base salary to $250,000. Other compensation received by Mr. Yang represents salary received for serving as a director and the chief financial officer at several of our subsidiaries. For details regarding the restricted stock awards, see “Grants of Plan-Based Awards.”
(3)	Mr. Ming Yin has been our Senior Corporate Vice President since August 2012, our Vice President-Business Development from April 2012 to August 2012 and our Vice President-Finance from August 2010 to March 2012. Mr. Yin also serves as a director at our Shandong Taibang subsidiary. Effective in August 2015, the Board, acting upon the recommendation of the Compensation Committee, authorized an increase in Mr. Yin’s annual base salary to $200,000. Other compensation received by Mr. Yin represents salary received for serving as a director at several of our subsidiaries. For details regarding the restricted stock awards, see “Grants of Plan-Based Awards.”
(4)	Ms. Liu has been our Corporate Vice President since August 2012 and our Director of Government Affairs and Administration from January 2010 to August 2012. Other compensation received by Ms. Liu represents travel and meals allowances and other fringe benefits. For details regarding the restricted stock awards, see “Grants of Plan-Based Awards.”
(5)	Mr. Gang Yang has been our Corporate Vice President since August 2013 and the General Manager of Guizhou Taibang since 2010. Other compensation received by Mr. Yang represents salary received for serving as a director at our Shandong Taibang subsidiary. For details regarding the restricted stock awards, see “Grants of Plan-Based Awards.”

(6)	Salaries and bonuses for of 2016, 2015 and 2014 were translated from RMB to $(if applicable) at the rate of $1 to RMB6.64, $1 to RMB6.21 and $1 to RMB6.14, respectively. All 2016 bonuses were paid out in 2016 and early 2017.
(7)	The amounts of stock awards represent the aggregate grant date fair value of the restricted stock awards granted to each NEO during each period indicated, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (FASB ASC Topic 718). All of the restricted stock awards have vesting periods, which are typically four or two years in duration.
(8)	Both the cash and equity compensation for our NEOs is subject to relevant individual income tax as required by the national government of each NEO or other relevant authorities. The compensation for our CEO, Mr. David Gao, is subject to U.S. individual income tax, and the compensation for other NEOs is subject to PRC individual income tax.

Summary of Employment Agreements and Material Terms

On May 10, 2012, we entered into an employment agreement with Mr. David (Xiaoying) Gao, which agreement was renewed with substantially similar terms on May 11, 2014 and August 4, 2016, respectively. Pursuant to the current employment agreement, the Company agreed to pay Mr. Gao an annual base salary of $550,000 as consideration for the performance of his duties as the CEO. Mr. Gao will be eligible to receive additional bonus compensation as may be awarded from time to time by the Board in its sole discretion. The employment agreement also provides that if Mr. Gao’s employment is terminated by the Company without cause, Mr. Gao will be entitled to receive severance payment equal to 12 months of his then current base salary paid in 12 equal monthly installments, and that if Mr. Gao’s employment is terminated by the Company upon certain change of control events, including certain merger or consolidation of the Company or sale or disposition of all or substantially all of the Company’s assets, Mr. Gao will be entitled to receive severance payment equal to 18 months of his then current base salary paid in 18 equal monthly installments.

On August 31, 2012, we entered into an employment agreement with Mr. Ming Yang, then interim CFO and Vice President, which agreement was renewed with substantially similar terms on September 1, 2014 and November 1, 2016, respectively. Pursuant to the current employment agreement, the Company agreed to pay Mr. Yang an annual base salary of $250,000 as consideration for the performance of his duties as CFO. Mr. Yang will be eligible to receive additional bonus compensation as may be awarded from time to time by the Board in its sole discretion. The employment agreement also provides that if Mr. Yang’s employment is terminated by the Company without cause, Mr. Yang will be entitled to receive a cash severance payment equal to 12 months of his then current base salary, payable in 12 equal monthly installments, and that if Mr. Yang’s employment is terminated by the Company upon certain merger or consolidation of the Company or sale or disposition of all or substantially all of the Company’s assets, Mr. Yang will be entitled to receive a cash severance payment equal to 18 months of his then current base salary, payable in 18 equal monthly installments.

On August 31, 2012, we entered into an employment agreement with Mr. Ming Yin, which agreement was renewed with substantially similar terms on September 1, 2014 and November 1, 2016, respectively. Pursuant to the current employment agreement, the Company agreed to pay Mr. Yin an annual base salary of $200,000 as consideration for the performance of his duties as Senior Corporate Vice President. Mr. Yin will be eligible to receive additional bonus compensation as may be awarded from time to time by the Board in its sole discretion. The employment agreement also provides that if Mr. Yin’s employment is terminated by the Company without cause, Mr. Yin will be entitled to receive a cash severance payment equal to 12 months of his then current base salary, payable in 12 equal monthly installments, and that if Mr. Yin’s employment is terminated by the Company upon certain merger or consolidation of the Company or sale or disposition of all or substantially all of the Company’s assets, Mr. Yin will be entitled to receive a cash severance payment equal to 18 months of his then current base salary, payable in 18 equal monthly installments.

Pursuant to their respective employment agreements, Ms. Zhijing Liu and Mr. Gang Yang are entitled to annual base salary as consideration for their performance of duties and eligible to receive additional bonus compensation as may be awarded from time to time by the Board in its sole discretion. Their annual base salaries are adjusted annually.

Other than noted above and necessary social benefits required by the PRC government, which are defined in the employment agreements, we currently do not provide other benefits to our NEOs except for a defined contribution 401(k) plan in which Mr. Gao, who is a U.S. citizen, participates and to which we make no matching contribution.

Grants of Plan-Based Awards

The following table sets forth information regarding equity grants to NEOs during the fiscal year ended December 31, 2016.

Name	Grant Date	All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Share)	Grant date fair value of stock and option awards ($)
David (Xiaoying) Gao	08/04/2016	150,000	—	—	18,082,500
Ming Yang	08/04/2016	45,000	—	—	5,424,750
Ming Yin	08/04/2016	30,000	—	—	3,616,500
Zhijing Liu	03/01/2016	1,000	—	—	114,000
	08/04/2016	7,500	—	—	904,125
Gang Yang	08/04/2016	30,000	—	—	3,616,500

All the above restricted stock will vest annually over a 4-year period in four equal portions.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the equity awards outstanding as of December 31, 2016 for each of our NEOs.

	Restricted Stock Awards		Option Awards
Name	Number of shares that have not vested (#)	Market value of shares that have not vested ($)(6)	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
David (Xiaoying) Gao(1)	270,000	29,030,400	—	—	—	9.85	August 31, 2022
Ming Yang(2)	90,000	9,676,800	12,500	—	—	9.85	August 31, 2022
Ming Yin(3)	60,000	6,451,200	7,500	—	—	9.85	August 31, 2022
Zhijing Liu(4)	15,750	1,693,440	7,500	—	—	9.85	August 31, 2022
Gang Yang(5)	60,000	6,451,200	3,750	—	—	9.85	August 31, 2022

(1)	On August 31, 2012, the Company granted Mr. David (Xiaoying) Gao a ten year nonstatutory stock option to purchase 300,000 shares of the Company’s common stock under the 2008 Plan, which option will have an exercise price of $9.85 per share and will vest annually over a 4-year period in four equal portions, with the first portion vesting on September 1, 2013. In August 2015, September 2015 and September 2016, Mr. Gao exercised the stock option to purchase 150,000, 75,000 and 75,000 shares of the Company’s common stock, respectively. On August 16, 2013, the Company granted Mr. Gao 80,000 shares of the Company’s restricted stock under the 2008 Plan, which will vest annually over a 4-year period in four equal portions, with the initial vesting date being August 17, 2014. On August 26, 2014, the Company granted Mr. Gao 80,000 shares of the Company’s restricted stock under the 2008 Plan, which will vest annually over a 4-year period in four equal portions, with the initial vesting date being August 27, 2015. On August 3, 2015, the Company granted Mr. Gao 80,000 shares of the Company’s restricted stock under the 2008 Plan, which will vest annually over a 4-year period in four equal portions, with the initial vesting date being August 4, 2016. On August 4, 2016, the Company granted Mr. Gao 150,000 shares of the Company’s restricted stock under the 2008 Plan, which will vest annually over a 4-year period in four equal portions, with the initial vesting date being August 5, 2017.
(2)	On August 31, 2012, the Company granted Mr. Ming Yang 25,000 shares of the Company’s restricted stock and a ten year nonstatutory stock option to purchase 50,000 shares of the Company’s common stock with an exercise price of $9.85 under the 2008 Plan, which restricted stock and option will vest annually over a 4-year period in four equal portions, with the initial vesting date being September 1, 2013. In September 2015 and May 2016, Mr. Yang exercised the stock option to purchase 10,000 and 27,500 shares of the Company’s common stock, respectively. On August 16, 2013, the Company granted Mr. Yang 30,000 shares of the Company’s restricted stock under the 2008 Plan, which will vest annually over a 4-year period in four equal portions, with the initial vesting date being August 17, 2014. On August 26, 2014, the Company granted Mr. Yang 30,000 shares of the Company’s restricted stock under the 2008 Plan, which will vest annually over a 4-year period in four equal portions, with the initial vesting date being August 27, 2015. On August 3, 2015, the Company granted Mr. Yang 30,000 shares of the Company’s restricted stock under the 2008 Plan, which will vest annually over a 4-year period in four equal portions, with the initial vesting date being August 4, 2016. On August 4, 2016, the Company granted Mr. Yang 45,000 shares of the Company’s restricted stock under the 2008 Plan, which will vest annually over a 4-year period in four equal portions, with the initial vesting date being August 5, 2017.
(3)	On July 11, 2010, the Company granted Mr. Ming Yin a ten year nonstatutory stock option to purchase 30,000 shares of the Company’s common stock with an exercise price of $12.26 under the 2008 Plan, which vested in 12 equal portions on a quarterly basis over a three-year period, with the first portion vesting on October 11, 2010. In May 2016, Mr. Yin exercised the stock option to purchase 30,000 shares of the Company’s common stock. On August 31, 2012, the Company granted Mr. Yin 10,000 shares of the Company’s restricted stock and a ten year nonstatutory stock option to purchase 30,000 shares of the Company’s common stock with an exercise price of $9.85 under the 2008 Plan, which restricted stock and option will vest annually over a 4-year period in four equal portions, with the initial vesting date being September 1, 2013. In September 2015 and May 2016, Mr. Yin exercised the stock option to purchase 14,548 and 7,952 shares of the Company’s common stock, respectively. On August 16, 2013, the Company granted Mr. Yin 20,000 shares of the Company’s restricted stock under the 2008 Plan, which will vest annually over a 4-year period in four equal portions, with the initial vesting date being August 17, 2014. On August 26, 2014, the Company granted Mr. Yin 20,000 shares of the Company’s restricted stock under the 2008 Plan, which will vest annually over a 4-year period in four equal portions, with the initial vesting date being August 27, 2015. On August 3, 2015, the Company granted Mr. Yin 20,000 shares of the Company’s restricted stock under the 2008 Plan, which will vest annually over a 4-year period in four equal portions, with the initial vesting date being August 4, 2016. On August 4, 2016, the Company granted Mr. Yin 30,000 shares of the Company’s restricted stock under the 2008 Plan, which will vest annually over a 4-year period in four equal portions, with the initial vesting date being August 5, 2017.
(4)	On August 31, 2012, the Company granted Ms. Zhijing Liu 5,000 shares of the Company’s restricted stock and a ten year nonstatutory stock option to purchase 15,000 shares of the Company’s common stock with an exercise price of $9.85 under the 2008 Plan, which restricted stock and option will vest annually over a 4-year period in four equal portions, with the initial vesting date being September 1, 2013. In November 2014, Ms. Zhijing Liu exercised the stock option to purchase 7,500 shares of the Company’s common stock. On August 16, 2013, the Company granted Ms. Liu 5,000 shares of the Company’s restricted stock under the 2008 Plan, which will vest annually over a 4-year period in four equal portions, with the initial vesting date being August 17, 2014. On August 26, 2014, the Company granted Ms. Liu 5,000 shares of the Company’s restricted stock under the 2008 Plan, which will vest annually over a 4-year period in four equal portions, with the initial vesting date being August 27, 2015. On February 9, 2015, the Company granted Ms. Liu 2,000 shares of the Company’s restricted stock under the 2008 Plan, which will vest annually over a 2-year period in two equal portions, with the initial vesting date being February 10, 2016. On August 3, 2015, the Company granted Ms. Liu 5,000 shares of the Company’s restricted stock under the 2008 Plan, which will vest annually over a 4-year period in four equal portions, with the initial vesting date being August 4, 2016. On March 1, 2016, the Company granted Ms. Liu 1,000 shares of the Company’s restricted stock under the 2008 Plan, which will vest annually over a 4-year period in four equal portions, with the initial vesting date being March 2, 2017. On August 4, 2016, the Company granted Ms. Liu 7,500 shares of the Company’s restricted stock under the 2008 Plan, which will vest annually over a 4-year period in four equal portions, with the initial vesting date being August 5, 2017.

(5)	On July 11, 2010, the Company granted Mr. Gang Yang a ten year nonstatutory stock option to purchase 40,000 shares of the Company’s common stock with an exercise price of $12.26 under the 2008 Plan, which vested in 12 equal portions on a quarterly basis over a three-year period, with the first portion vesting on October 11, 2010. In May 2016, Mr. Yang exercised the stock option to purchase 40,000 shares of the Company’s common stock. On August 31, 2012, the Company granted Mr. Yang 5,000 shares of the Company’s restricted stock and a ten year nonstatutory stock option to purchase 15,000 shares of the Company’s common stock with an exercise price of $9.85 under the 2008 Plan, which restricted stock and option will vest annually over a 4-year period in four equal portions, with the initial vesting date being September 1, 2013. In May 2016, Mr. Yang exercised the stock option to purchase 11,250 shares of the Company’s common stock. On August 16, 2013, the Company granted Mr. Yang 20,000 shares of the Company’s restricted stock under the 2008 Plan, which will vest annually over a 4-year period in four equal portions, with the initial vesting date being August 17, 2014. On August 26, 2014, the Company granted Mr. Yang 20,000 shares of the Company’s restricted stock under the 2008 Plan, which will vest annually over a 4-year period in four equal portions, with the initial vesting date being August 27, 2015. On August 3, 2015, the Company granted Mr. Yang 20,000 shares of the Company’s restricted stock under the 2008 Plan, which will vest annually over a 4-year period in four equal portions, with the initial vesting date being August 4, 2016. On August 4, 2016, the Company granted Mr. Yang 30,000 shares of the Company’s restricted stock under the 2008 Plan, which will vest annually over a 4-year period in four equal portions, with the initial vesting date being August 5, 2017.
(6)	The market value of these restricted stock awards is based on the closing prices of our common stock on December 31, 2016 ($107.52).

Option Exercises and Stock Vested

The following table sets forth information concerning each exercise of stock options and each vesting of restricted stock, by our NEOs during the fiscal year ended December 31, 2016:

	OPTION AWARDS				STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(5)
David (Xiaoying) Gao	75,000	(1)	7,554,000	(1)	60,000	7,080,000
Ming Yang	27,500	(2)	2,900,700	(2)	28,750	3,346,063
Ming Yin	37,952	(3)	3,930,877	(3)	17,500	2,046,425
Zhijing Liu	—		—		6,000	688,293
Gang Yang	51,250	(4)	5,309,450	(4)	16,250	1,908,213

(1)	Mr. David (Xiaoying) Gao exercised a stock option to purchase 75,000 shares of the Company’s common stock in 2016. The value realized on exercise represents the value of the exercised stock option on the date of exercise determined by the closing price of the Company’s common stock on such exercise date reduced by the exercise price.
(2)	Mr. Ming Yang exercised a stock option to purchase 27,500 shares of the Company’s common stock in 2016. The value realized on exercise represents the value of the exercised stock option on the date of exercise determined by the closing price of the Company’s common stock on such exercise date reduced by the exercise price.
(3)	Mr. Ming Yin exercised a stock option to purchase 37,952 shares of the Company’s common stock in 2016. The value realized on exercise represents the value of the exercised stock option on the date of exercise determined by the closing price of the Company’s common stock on such exercise date reduced by the exercise price.
(4)	Mr. Gang Yang exercised a stock option to purchase 51,250 shares of the Company’s common stock in 2016. The value realized on exercise represents the value of the exercised stock option on the date of exercise determined by the closing price of the Company’s common stock on such exercise date reduced by the exercise price.
(5)	Represents the market value of restricted stock awards on the date of vesting as determined by the closing price of the Company’s common stock on such vesting date.

Pension Benefits

Other than a mandatory state pension scheme in which all of our employees in China participate, no NEOs received or held pension benefits and the Company does not maintain a pension benefit plan during the fiscal year ended December 31, 2016.

Nonqualified Deferred Compensation

No nonqualified deferred compensation was offered or issued to any NEO during the fiscal year ended December 31, 2016.

Potential Payments upon Termination or Change in Control

According to their respective employment agreements, our CEO, CFO and Mr. Ming Yin are entitled to severance payments of (i) equal to 12 months of their then current base salary paid in 12 equal monthly installments upon the termination of their employment agreements without cause or (ii) 18 months of their then current base salary paid in 18 equal monthly installments following a change in control. The following table sets forth potential payments upon termination or change in control to these NEOs as if such event had occurred on December 31, 2016.

Name	Base Salary	Entitled Payment Upon Termination Without Cause	Entitled Payment Upon Change of Control
David (Xiaoying) Gao	$550,000	$550,000 payable in 12 equal monthly installments	$825,000 payable in 18 equal monthly installments
Ming Yang	$250,000	$250,000 payable in 12 equal monthly installments	$375,000 payable in 18 equal monthly installments
Ming Yin	$200,000	$200,000 payable in 12 equal monthly installments	$300,000 payable in 18 equal monthly installments

Compensation of Directors

The following table sets forth the total compensation earned by our directors during fiscal year ended December 31, 2016:

Name(1)	Fees earned or paid in cash ($)	Stock awards ($)(2)	Option awards ($)	All other compensation ($)	Total ($)
Sean Shao	60,000	1,205,500	—	—	1,265,500
Yungang Lu	60,000	1,084,950	—	—	1,144,950
Wenfang Liu	60,000	723,300	—	—	783,300
Zhijun Tong	60,000	723,300	—	—	783,300
Albert (Wai Keung) Yeung	60,000	723,300	—	—	783,300
David Hui Li	51,380	2,780,900	—	—	2,832,280
Joseph Chow	60,000	602,750	—	—	662,750
Total	411,380	7,844,000	—	—	8,255,380

(1)	For total compensation earned by Mr. Gao, our Chairman of the Board, see “Summary Compensation Table.”
(2)	Amounts represent the aggregate grant date fair value of awards or equity plan compensation computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (FASB ASC Topic 718). Assumptions used in the calculation of these amounts are described in Note 15 to the consolidated financial statements of the Company for the year ended December 31, 2016 included in the Company’s Annual Report on Form 10-K filed on February 23, 2017.

On July 24, 2008, we entered into an independent director agreement with Mr. Sean Shao, pursuant to which we agreed to pay Mr. Shao an annual retainer of $24,000 as compensation for his services as a director, which was increased to $60,000 starting January 1, 2011. On August 4, 2016, we granted Mr. Shao 10,000 shares of our restricted stock under the 2008 Plan, which will vest in two equal portions on August 5, 2017 and August 5, 2018.

On March 19, 2012, we entered into an independent director agreement with Dr. Yungang Lu, pursuant to which we agreed to pay Dr. Lu a monthly fee of $5,000 as compensation for his services as a director. On August 4, 2016, we granted Dr. Lu 9,000 shares of our restricted stock under the 2008 Plan, which will vest in two equal portions on August 5, 2017 and August 5, 2018.

On February 27, 2011, we entered into an independent director agreement with Prof. Wenfang Liu, pursuant to which we agreed to pay Prof. Liu a monthly fee of $5,000 as compensation for his services as a director. On August 4, 2016, we granted Prof. Liu 6,000 shares of our restricted stock under the 2008 Plan, which will vest in two equal portions on August 5, 2017 and August 5, 2018.

On April 20, 2012, we entered into an independent director agreement with Mr. Zhijun Tong, pursuant to which we agreed to pay Mr. Tong a monthly fee of $5,000 as compensation for his services as a director. On August 4, 2016, we granted Mr. Tong 6,000 shares of our restricted stock under the 2008 Plan, which will vest in two equal portions on August 5, 2017 and August 5, 2018.

On July 29, 2012, we entered into an independent director agreement with Mr. Albert (Wai Keung) Yeung, pursuant to which we agreed to pay Mr. Yeung a monthly fee of $5,000 as compensation for his services as a director. On August 4, 2016, we granted Mr. Yeung 6,000 shares of our restricted stock under the 2008 Plan, which will vest in two equal portions on August 5, 2017 and August 5, 2018.

On November 7, 2013, we entered into a director agreement with Mr. David Hui Li, pursuant to which, at Mr. Li’s request, he did not receive compensation for his service as a director of the Company. On February 22, 2016, we entered into an amended and restated director agreement with Mr. Li, pursuant to which we agreed to pay Mr. Li a monthly fee of $5,000 as compensation for his services as a director. On the same date, we also granted Mr. Li 5,000 shares of our restricted stock under the 2008 Plan, which will vest in two equal portions on February 23, 2017 and February 23, 2018. On July 1, 2016, we granted Mr. Li 15,000 shares of our restricted stock under the 2008 Plan, which will vest in three equal portions on July 2, 2017, July 2, 2018 and July 2, 2019. Then on August 4, 2016, we granted Mr. Li 5,000 shares of our restricted stock under the 2008 Plan, which will vest in two equal portions on August 5, 2017 and August 5, 2018.

On November 3, 2014, we entered into a director agreement with Mr. Joseph Chow, pursuant to which we agreed to pay Mr. Chow a monthly fee of $5,000 as compensation for his services as a director. On August 4, 2016, we granted Mr. Chow 5,000 shares of our restricted stock under the 2008 Plan, which will vest in two equal portions on August 5, 2017 and August 5, 2018.

All directors receive reimbursements from us for expenses which are necessarily and reasonably incurred by them for providing services to us or in the performance of their duties. Our executive directors do not receive any compensation in addition to their salaries in their capacity as directors or other remunerations as members of our management team. However, we do pay their expenses related to attending Board meetings and participating in Board functions.

Compensation Committee Interlocks and Insider Participation

Mr. Sean Shao, Dr. Yungang Lu and Prof. Wenfang Liu served on the Compensation Committee during the fiscal year ended December 31, 2016. None of them was an employee, an officer, or former officer of the Company during the fiscal year ended December 31, 2016 or during his tenure as a Compensation Committee member. No member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of SEC Regulation S-K during the fiscal year ended December 31, 2016. None of our executive officers has served on the Board or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on our Board or Compensation Committee.

Compensation Policies and Risk Management

The Compensation Committee and the Board in cooperation with management reviewed our 2016 compensation program in July 2016. The Compensation Committee and the Board confirmed that they believed that the elements and features of such program are in line with our balanced approach so that the management would be focused on both short- and long-term performances. As such, they trust that our 2016 compensation program would not encourage management to assume excessive risks and therefore are not reasonably likely to have a material adverse effect on the interest of the Company and its stockholders.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement/prospectus.

/s/ Sean Shao

Mr. Sean Shao, Chair
Dr. Yungang Lu
Prof. Wenfang Liu

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of March 31, 2017 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing 100125, People’s Republic of China.

Name and Address of Beneficial Owner	Office, If Any	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
	Officers and Directors
David (Xiaoying) Gao(3)	Chairman of the Board, CEO and President	Common Stock	395,347	1.45%
Sean Shao(4)	Director	Common Stock	20,000	*
Wenfang Liu(5)	Director	Common Stock	25,883	*
Yungang Lu(6)	Director	Common Stock	62,500	*
Zhijun Tong(7)	Director	Common Stock	30,000	*
Albert (Wai Keung) Yeung(8)	Director	Common Stock	45,000	*
David Hui Li(9)	Director	Common Stock	2,769	*
Joseph Chow(10)	Director	Common Stock	7,500	*
Ming Yang(11)	CFO	Common Stock	58,532	*
Ming Yin(12)	Senior Corporate Vice President	Common Stock	36,467	*
Zhijing Liu(13)	Corporate Vice President	Common Stock	12,111	*
Gang Yang(14)	Corporate Vice President	Common Stock	47,242	*
All officers and directors as a group		Common Stock	743,351	2.73%
	5% Security Holders
Capital Research Global Investors(15)		Common Stock	3,256,496	11.97%
Capital World Investors(16)		Common Stock	2,274,435	8.36%
SMALLCAP World Fund, Inc.(17)		Common Stock	1,664,923	6.12%
New World Fund, Inc.(18)		Common Stock	1,879,877	6.91%
GL Trade Investment Limited(19)		Common Stock	1,605,315	5.90%
Zhenfu Li(20)		Common Stock	1,619,777	5.95%
Parfield International Ltd.(21)		Common Stock	1,360,000	5.00%
Marc Chan(21)		Common Stock	2,313,449	8.50%
FMR LLC(22)		Common Stock	1,474,444	5.42%
Baillie Gifford & Co(23)		Common Stock	1,413,045	5.19%

*	Less than 1%
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes below, each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to our common stock.
(2)	As of March 31, 2017, a total of 27,201,477 shares of our common stock were considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each beneficial owner above, any securities that are exercisable or convertible within 60 days have been included for the purpose of computing the number of shares beneficially owned and the percentage ownership of such beneficial owner. We did not deem such shares to be outstanding, however, for purposes of calculating the percentage ownership of any other person.
(3)	Represents 395,347 shares of our common stock.
(4)	Represents 20,000 shares of our common stock.
(5)	Represents 6,383 shares of our common stock and 19,500 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, fully vested and exercisable at $17.00 per share.
(6)	Represents 32,500 shares of our common stock, 20,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, fully vested and exercisable at $9.16 per share, and 10,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, fully vested and exercisable at $9.85 per share.
(7)	Represents 20,000 shares of our common stock and 10,000 shares out of 20,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, fully vested and exercisable at $9.61 per share.
(8)	Represents 45,000 shares of our common stock.
(9)	Represents 2,769 shares of our common stock.
(10)	Represents 7,500 shares of our common stock.
(11)	Represents 46,032 shares of our common stock, and 12,500 shares out of the 50,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, fully vested and exercisable at $9.85 per share.
(12)	Represents 28,967 shares of our common stock, and 7,500 shares out of the 30,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, fully vested and exercisable at $9.85 per share.
(13)	Represents 4,611 shares of our common stock, and 3,750 shares out of the 15,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, fully vested and exercisable at $9.85 per share.
(14)	Represents 43,492 shares of our common stock, and 3,750 shares out of the 15,000 shares of our common stock underlying a ten-year nonstatutory stock option granted under the 2008 Plan, fully vested and exercisable at $9.85 per share.
(15)	Represents 3,256,496 shares of our common stock deemed to be beneficially owned by Capital Research Global Investors as reported in a Schedule 13G/A filed with the SEC by Capital Research Global Investors on February 13, 2017. Capital Research Global Investors, a division of Capital Research and Management Company (“CRMC”), is deemed to be the beneficial owner of our common stock as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The address of the business office of Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071.
(16)	Represents 2,274,435 shares of our common stock deemed to be beneficially owned by Capital World Investors as reported in a Schedule 13G/A filed with the SEC by Capital World Investors on February 13, 2017. Capital World Investors, a division of CRMC, is deemed to be the beneficial owner of our common stock as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The address of the business office of Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.
(17)	Represents 1,664,923 shares of our common stock beneficially owned by SMALLCAP World Fund, Inc. as reported in a Schedule 13G filed with the SEC by SMALLCAP World Fund, Inc. on February 14, 2017. SMALLCAP World Fund, Inc. is advised by CRMC, which manages equity assets for various investment companies through three divisions, Capital Research Global Investors, Capital World Investors, and Capital International Investors. These divisions generally function separately from each other with respect to investment research activities and they make investment decisions and proxy voting decisions for the investment companies on a separate basis. The address of the business office of SMALLCAP World Fund, Inc. is 6455 Irvine Center Drive, Irvine, California 92618-4518.

(18)	Represents 1,879,877 shares of our common stock beneficially owned by New World Fund, Inc. as reported in a Schedule 13G filed with the SEC by New World Fund, Inc. on February 14, 2017. New World Fund, Inc. is advised by CRMC, which manages equity assets for various investment companies through three divisions, Capital Research Global Investors, Capital World Investors, and Capital International Investors. These divisions generally function separately from each other with respect to investment research activities and they make investment decisions and proxy voting decisions for the investment companies on a separate basis. The address of the business office of New World Fund, Inc. is 333 South Hope Street, Los Angeles, CA 90071.
(19)	Represents 1,605,315 shares of our common stock held by GL Trade Investment Limited as reported in a Schedule 13G filed with the SEC by GL Trade Investment Limited and its affiliates on February 13, 2014. GL Trade Investment Limited is wholly owned by GL China Opportunities Fund L.P. GL Capital Management GP L.P. is the sole general partner of GL China Opportunities Fund L.P. GL Capital Management GP Limited is the sole general partner of GL Capital Management GP L.P. GL Partners Capital Management Limited is the record owner of 51% of the total issued and outstanding ordinary shares of GL Capital Management GP Limited and has the right to appoint three out of the six directors of GL Capital Management GP Limited. Mr. Zhenfu Li is the record owner of 70% of the total issued and outstanding ordinary shares of GL Partners Capital Management Limited. The address of GL Trade Investment Limited is Unit 3001, China World Tower 2, No. 1 Jian Guo Men Wai Avenue, Beijing 100004, People’s Republic of China.
(20)	Represents 14,462 shares of our common stock held by Mr. Zhenfu Li and 1,605,315 shares of our common stock held by GL Trade Investment Limited as reported in a Schedule 13G filed with the SEC by GL Trade Investment Limited and its affiliates on February 13, 2014. The address of Mr. Zhenfu Li is Unit 3001, China World Tower 2, No. 1 Jian Guo Men Wai Avenue, Beijing 100004, People’s Republic of China.
(21)	Represents 1,360,000 shares of our common stock held by Parfield International Ltd. and 953,449 shares of our common stock held by Amplewood Resources Ltd. as reported in a Schedule 13G filed by Parfield International Ltd. and Marc Chan on January 28, 2016. Marc Chan is the director and sole shareholder of Parfield International Ltd. and Amplewood Resources Ltd. The address of the business office of Marc Chan is Unit No. 21E, 21st Floor, United Centre, 95 Queensway Admiralty, Hong Kong.
(22)	Represents 1,474,444 shares of our common stock beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies as reported in a Schedule 13G filed by FMR LLC on February 14, 2017. The address of the business office of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(23)	Represents 1,413,045 shares of our common stock held by Baillie Gifford & Co. and/or one or more of its investment adviser subsidiaries, which may include Baillie Gifford Overseas Limited, on behalf of investment advisory clients, which may include investment companies registered under the Investment Company Act, employee benefit plans, pension funds or other institutional clients, as reported in a Schedule 13G filed by Baillie Gifford & Co. on January 13, 2017. The address of the business office of Ballie Gifford & Co is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, UK.

Changes in Control

There are no arrangements known to us, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of the Company.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Transactions with Related Persons

There were no transactions since the beginning of the 2016 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds $100,000 and in which any related person had or will have a direct or indirect material interest (other than compensation described above under the heading “Executive Compensation”).

None of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Policies and Procedures Relating to Transactions with Related Persons

Our Board adopted the Related Party Transactions Policy and Procedures on July 27, 2009 and certain amendments on March 11, 2013 (the “Policy”). Under the Policy, all Interested Transactions with Related Parties are subject to approval or ratification in accordance with the procedures set forth below.

The Policy defines an “Interested Transaction” as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (2) the Company is a participant and (3) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A “Related Party” is defined as any (a) person who is or was (since the beginning of the last fiscal year for which the Company has filed an annual report on Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our common stock or (c) immediate family member of any of the foregoing.

Procedures

Under the Policy, the Audit Committee shall review the material facts of all Interested Transactions that require the Audit Committee’s approval and either approve or disapprove of the entry into the Interested Transaction, subject to the exceptions described below. If the Audit Committee’s approval of an Interested Transaction is not feasible, then the Interested Transaction shall be considered and, if the Audit Committee determines it to be appropriate, ratified at the Audit Committee’s next regularly scheduled meeting. In determining whether to approve or ratify an Interested Transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable to the Company than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction.

The Audit Committee has reviewed the Interested Transactions described below in “Standing Pre-Approval for Certain Interested Transactions” and determined that each of the Interested Transactions described therein shall be deemed to be pre-approved or ratified (as applicable) by the Audit Committee under the terms of the Policy. In addition, the Board has delegated to the Chair of the Audit Committee the authority to pre-approve or ratify (as applicable) any Interested Transaction with a Related Party in which the aggregate amount involved is expected to be less than $250,000. In connection with each regularly scheduled meeting of the Audit Committee, a summary of each new Interested Transaction deemed pre-approved pursuant to paragraph (3) or (4) under “Standing Pre-Approval for Certain Interested Transactions” below and each new Interested Transaction preapproved by the Chair in accordance shall be provided to the Audit Committee for its review.

Under the Policy, no director shall participate in any discussion or approval of an Interested Transaction for which he or she is a Related Party, except that the director shall provide all material information concerning the Interested Transaction to the Audit Committee.

If an Interested Transaction will be ongoing, the Audit Committee may establish guidelines for our management to follow in its ongoing dealings with the Related Party. Thereafter, the Audit Committee, on at least an annual basis, shall review and assess ongoing relationships with the Related Party to see that they are in compliance with the Audit Committee’s guidelines and that the Interested Transaction remains appropriate.

Standing Pre-Approval for Certain Interested Transactions

The following Interested Transactions have been reviewed in accordance with the Policy and are deemed as having been pre-approved by the Audit Committee, even if the aggregate amount involved will exceed $100,000.

•	Employment of Executive Officers. Any employment by the Company of an executive officer if (a) the related compensation is required to be reported in our proxy statement under Item 402 of the SEC’s compensation disclosure requirements; or (b) the executive officer is not an immediate family member of another executive officer or director of the Company, the related compensation would be reported in our proxy statement under Item 402 of the SEC’s compensation disclosure requirements if the executive officer was a “named executive officer,” and the Company’s Compensation Committee approved (or recommended that the Board approve) such compensation.
•	Director Compensation. Any compensation paid to a director if the compensation is required to be reported in our proxy statement under Item 402 of the SEC’s compensation disclosure requirements.
•	Certain Transactions with other Companies. Any transaction with another company at which a Related Party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues.
•	Certain Company Charitable Contributions. Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a Related Party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1,000,000, or 2% of the charitable organization’s total annual receipts.
•	Transactions Where All Stockholders Receive Proportional Benefits. Any transaction where the Related Party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis (e.g., dividends).
•	Transactions Involving Competitive Bids. Any transaction involving a Related Party where the rates or charges involved are determined by competitive bids.
•	Regulated Transactions. Any transaction with a Related Party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.
•	Certain Banking-Related Services. Any transaction with a Related Party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

There were no related party transactions since the beginning of the fiscal year ended December 31, 2016 for which our Policy did not require review, approval or ratification, or where our Policy was not followed.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board is responsible for establishing broad corporate policies and monitoring the overall performance of the Company. It selects our executive officers, delegates authority for the conduct of our day-to-day operations to those officers, and monitors their performance. Members of the Board keep themselves informed of our business by participating in Board and committee meetings, by reviewing analyses and reports, and through discussions with the Chairman and other officers.

See “Governance and Nominating Committee” above for a discussion of the process for selecting directors.

There are currently eight directors serving on the Board. Pursuant to Section 3.02 of the Company’s currently effective bylaws, the directors have been designated into three Classes: Class I directors currently consist of Mr. David (Xiaoying) Gao and Mr. Joseph Chow, with term expiring in 2019; Class II directors currently consist of Mr. Sean Shao, Prof. Wenfang Liu and Mr. David Hui Li, with term expiring in 2017; and Class III directors currently consist of Dr. Yungang Lu, Mr. Zhijun Tong and Mr. Albert (Wai Keung) Yeung, with term expiring in 2018. At each annual meeting of stockholders, directors in one class are elected for a full term of three years to succeed those directors whose terms are expiring. At the Annual Meeting, three directors will be elected as Class II directors for a three-year term expiring at the 2020 Annual Meeting of Stockholders.

The director nominees who have been nominated for election to the Board as Class II directors are listed in the table below. Each of the nominees is a current director of the Company. The stockholders are entitled to vote “withhold” or “for” with respect to each director nominee on an individual basis.

If, as a result of circumstances not now known or foreseen, any of the nominees is unavailable to serve as a nominee for director at the time of the Annual Meeting, the holders of the proxies solicited by this proxy statement/prospectus may vote those proxies either (i) for the election of a substitute nominee who will be designated by the proxy holders or by the present Board or (ii) for the balance of the nominees, leaving a vacancy. The Board has no reason to believe that any of the nominees will be unwilling or unable to serve, if elected as a director for a three-year term expiring in 2020.

The three director nominees receiving a plurality of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon shall be elected as the Class II directors.

According to our Corporate Governance Guidelines, in an uncontested election (i.e., an election where the only nominees are those recommended by the Board), any nominee for director who receives a greater number of votes “withheld” from his/her election than votes “for” such election (a “Majority Withheld Vote”) is obligated to promptly tender his/her resignation to the Board following certification of the stockholder vote.

In the event of a tendered resignation following a Majority Withheld Vote, the Governance and Nominating Committee will thereafter promptly consider the resignation offer and recommend to the Board action with respect to the tendered resignation, and the Board shall promptly act upon such recommendation. In considering what action to recommend with respect to the tendered resignation, the Governance and Nominating Committee will take into account all factors deemed relevant by the members of the Governance and Nominating Committee including, without limitation, any stated reasons why stockholders “withheld” votes for election from such director, the length of service and qualifications of the director whose resignation has been tendered, the overall composition of the Board, the director's contributions to us, and our Corporate Governance Guidelines.

Proxies submitted on the accompanying proxy card will be voted for the election of the director nominees listed below, unless the proxy card is marked otherwise.

The Board of Directors recommends a vote FOR the election of the director nominees listed below.

Set forth below are the name, age and principal occupation of each nominee for election as a Class II director and of each Class I and Class III directors who will continue to serve on the Board.

Nominees for Election (Class II Directors)

Name	Age	Position with the Company
Sean Shao	60	Director
Wenfang Liu	79	Director
David Hui Li	48	Director

The following directors will continue to serve after the Meeting:

Directors with Terms Expiring in 2018 (Class III Directors)

Name	Age	Position with the Company
Yungang Lu	53	Director
Zhijun Tong	57	Director
Albert (Wai Keung) Yeung	74	Director

Directors with Terms Expiring in 2019 (Class I Directors)

Name	Age	Position with the Company
David (Xiaoying) Gao	66	Chairman of the Board, CEO & President
Joseph Chow	53	Director

Director Qualifications

Directors are responsible for overseeing our business consistent with their fiduciary duty to stockholders. This significant responsibility requires highly-skilled individuals with various qualities, attributes and professional experience. The Board believes that there are general requirements for service on our Board that are applicable to all directors and that there are other skills and experience that should be represented on the Board as a whole but not necessarily by each director. The Board and the Governance and Nominating Committee of the Board consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and our current and future needs.

In its assessment of each potential candidate, including those recommended by stockholders, the Governance and Nominating Committee considers the nominee’s judgment, integrity, experience, independence, understanding of our business or other related industries and such other factors the Governance and Nominating Committee determines are pertinent in light of the current needs of the Board. The Governance and Nominating Committee also takes into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities to the Company.

The Board and the Governance and Nominating Committee require that each director be a recognized person of high integrity with a proven record of success in his or her field. Each director must demonstrate innovative thinking, familiarity with and respect for corporate governance requirements and practices, an appreciation of multiple cultures and a commitment to sustainability and to dealing responsibly with social issues. In addition to the qualifications required of all directors, the Board assesses intangible qualities including the individual’s ability to ask difficult questions and, simultaneously, to work collegially.

The Board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership. Diversity is important because a variety of points of view contribute to a more effective decision-making process.

Qualifications, Attributes, Skills and Experience to Be Represented on the Board as a Whole

The Board has identified particular qualifications, attributes, skills and experience that are important to be represented on the Board as a whole, in light of our current needs and business priorities. The Company is a NASDAQ listed biopharmaceutical company that is principally engaged in the research, development and manufacturing of plasma-based pharmaceutical products in China. Therefore, the Board believes that a diversity of professional experiences in the biopharmaceutical industry, specific knowledge of key geographic growth areas, and knowledge of U.S. capital markets and of U.S. accounting and financial reporting standards should be represented on the Board. In addition, the market in which we compete is characterized by introductions of new products and changes in customer demands and our future success depends upon our ability to keep pace through strong research and development. Therefore, the Board believes that academic and professional experience in research and development in the biopharmaceutical industry should also be represented on the Board.

Summary of Qualifications of Nominees for Class II Directors

Set forth below is a narrative disclosure that summarizes some of the specific qualifications, attributes, skills and experiences of our Class II director nominees. For more detailed information, please refer to the biographical information for such director set forth above.

Mr. Sean Shao.   Mr. Shao has been a member of our Board since July 24, 2008. In addition to his roles with us, Mr. Shao currently serves as independent director and chairman of the audit committee of: 21Vianet Group, Inc., a leading carrier-neutral internet data center services provider listed on NASDAQ since August 2015; Trina Solar Limited, an integrated solar-power products manufacturer and solar system developer listed on the NYSE since January 2015; Jumei International Holding Ltd., an e-commerce company listed on NYSE since May 2014; LightInTheBox Holdings Co. Ltd., an e-commerce company listed on NYSE since June 2013 and UTStarcom Holdings Corp., a provider of broadband equipment and solutions listed on NASDAQ since October 2012. He served as the chief financial officer of Trina Solar Limited from 2006 to 2008. In addition, Mr. Shao served from 2004 to 2006 as the chief financial officer of ChinaEdu Corporation, an educational service provider, and of Watchdata Technologies Ltd., a Chinese security software company. Prior to that, Mr. Shao worked at Deloitte Touche Tohmatsu CPA Ltd. for approximately a decade. Mr. Shao received his master’s degree in health care administration from the University of California at Los Angeles in 1988 and his bachelor’s degree in art from East China Normal University in 1982. Mr. Shao is a member of the American Institute of Certified Public Accountants.

Mr. Shao brings to the Board extensive management, financial and accounting expertise, as well as significant involvement with public companies. The Board believes that as the former chief financial officer of several companies, Mr. Shao qualifies as a financial expert and is able to provide key insight to the Board on financial and other matters. In addition, Mr. Shao’s service on the boards of other public companies has given him expertise with respect to corporate governance issues. The Board believes that Mr. Shao has the qualities necessary to contribute to the Board’s overall effectiveness.

Prof. Wenfang Liu.   Prof. Wenfang Liu has been a member of our Board since February 27, 2011. He has served as an independent director of Sinco Pharmaceuticals Holdings Limited, a Hong Kong listed pharmaceutical company from March 2016. From 2007 to 2011, Prof. Liu served as the chief consultant for Sichuan Yuanda Shuyang Pharmaceuticals. Prior to that, he served from 2000 to 2007, in various managerial positions including as the chief engineer and a director of Hualan Biological Engineering, and as a director of blood separating, from 2005 to 2006, at Chengdu Jiaying Medical Product Co. Ltd. Prior to that, Prof. Liu served, from 1998 to 1999, as the chief engineer of Guiyang Qianfeng Biological Products Co. Ltd., and from 1988 to 1998 as the vice chairman of the Institute of Blood Transfusion of Chinese Academy of Medical Sciences. Prof. Liu previously served as a member of the Sichuan CPPCC Standing Committee, the Chinese Society of Blood Transfusion and the China Medical Biotech Association. He holds a Bachelor’s Degree in Bio-Chemistry from the Chinese Academy of Sciences, Forest and Soil College and was a Ph.D. advisor from 1997 to 1998.

The Board highly values Prof. Liu’s expertise in pharmaceutical industry, both general and specific to the Company. Prof. Liu’s academic background gives him keen insight into the technology, research and development aspects of the Company’s operations. Prof. Liu also has valuable experience as a result of his service as a consultant and director of other pharmaceutical companies. The Board believes that Prof. Liu contributes to the overall quality and diversity of perspectives on the Board.

Mr. David Hui Li.  Mr. David Hui Li has been a member of our Board since November 4, 2013. Mr. David Li was an executive director and a managing director at Warburg Pincus Asia LLC (“Warburg Pincus”) from 2002 to January 2016. Prior to joining Warburg Pincus, Mr. Li served as an executive director in the investment banking division of Goldman Sachs from 2001 to 2002 and that of Morgan Stanley from 1994 to 2001. He is also a director of UCAR Inc. Mr. Li received a B.S. in economics from Renmin University of China and an M.B.A. from Yale University School of Management.

Mr. Li’s extensive experience in equity investments and advising various pharmaceutical companies throughout the world led the Board to conclude that he would be a valuable addition to the Board. His experience on the boards of both public and private pharmaceutical companies also provides significant value and adds to his diverse perspective.

General Information

For information as to the shares of the common stock held by each nominee, see “Security Ownership of Certain Beneficial Owners and Management” above.

All directors will hold office for the terms indicated, or until their earlier death, resignation, removal or disqualification, and until their respective successors are duly elected and qualified. There are no arrangements or understandings between any of the nominees, directors or executive officers and any other person pursuant to which any of our nominees, directors or executive officers have been selected for their respective positions. No nominee, member of the Board or executive officer is related to any other nominee, member of the Board or executive officer.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected KPMG Huazhen LLP to serve as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2017. KPMG Huazhen LLP was the Company’s independent registered public accounting firm from August 5, 2015 through December 31, 2016. Prior to that, KPMG, Certified Public Accountants, Hong Kong, was the Company’s independent registered public accounting firm during the fiscal year ended December 31, 2014.

On August 3, 2015, the Board, acting upon the recommendation of the Audit Committee, approved the dismissal of KPMG as the Company’s independent registered public accounting firm and the appointment of KPMG Huazhen LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2015, effective on August 5, 2015. The change to KPMG Huazhen LLP, based in mainland China, was intended to align the auditing process to the location where the vast majority of the Company’s operations take place and where substantial audit work is performed.

During the two fiscal years ended December 31, 2014 and the subsequent interim period through August 5, 2015, there were no (i) disagreements (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to their satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (ii) reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K.

The audit reports of KPMG on the Company’s consolidated financial statements as of and for the years ended December 31, 2014 and 2013 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

KPMG issued a letter dated August 5, 2015 addressed to the Securities and Exchange Commission stating that it agrees with the above statements made by the Company with respect to KPMG, except that KPMG is not in a position to agree or disagree with the Company's stated reason for changing accountants.

During the two fiscal years ended December 31, 2014 and through the date of the KPMG Huazhen LLP’s engagement, neither the Company nor anyone acting on its behalf consulted KPMG Huazhen LLP regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

We are asking our stockholders to ratify the selection of KPMG Huazhen LLP as our independent registered public accounting firm for the year ending December 31, 2017. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of KPMG Huazhen LLP to our stockholders for ratification as a matter of good corporate practice. In the event our stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment.

Representatives of KPMG Huazhen LLP are expected to attend the Annual Meeting with the opportunity to make a statement and/or respond to appropriate questions from stockholders present at the Annual Meeting.

Services and Fees of Independent Public Accounting Firm

Aggregate fees billed to the Company by our independent accountant, KPMG Huazhen LLP, during the last two fiscal years were as follows:

	2016	2015
Audit Fees	$836,237	$893,866
Audit Related Fees	—	34,888
Tax Fees	44,206	44,218
All Other Fees	—	—
Total	$880,443	$972,972

Audit fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and audit of the effectiveness of internal control over financial reporting, and services that are normally provided by our auditors in connection with statutory and regulatory filings or engagements.

The aggregate amount of audit fees for 2016 consists of $836,237 billed by KPMG Huazhen LLP, for professional services rendered for the audit of the Company’s financial statements for the fiscal year ended December 31, 2016 and review of the Company’s financial statements included in the three Form 10-Q’s for the quarters ended March 31, June 30 and September 30, 2016, and audit of the effectiveness of internal control over financial reporting as of December 31, 2016.

The aggregate amount of audit fees for 2015 consists of $893,866 billed by KPMG and KPMG Huazhen LLP, for professional services rendered for the audit of the Company’s financial statements for the fiscal year ended December 31, 2015 and review of the Company’s financial statements included in the three Form 10-Q’s for the quarters ended March 31, June 30 and September 30, 2015, and audit of the effectiveness of internal control over financial reporting as of December 31, 2015.

Audit related fees paid by us to KPMG of $34,888 in 2015 were for KPMG’s auditing services, including issuing comfort letters, in connection with follow-on offerings of the Company’s common stock in June 2015. No such audit related fees were paid by us to KPMG or KPMG Huazhen LLP in 2016.

Tax fees paid by us to KPMG of $44,206 and $44,218 in 2016 and 2015, respectively, were for tax compliance services in the same periods.

In accordance with the Audit Committee’s pre-approval policies and procedures described below, in 2016, all audit, audit-related, tax and other services performed by KPMG Huazhen LLP were approved in advance by the Audit Committee. KPMG Huazhen LLP was our principal auditor.

Pre-Approval Policies and Procedures

Under the Sarbanes-Oxley Act of 2002, all audit and non-audit services performed by our auditors must be approved in advance by our Audit Committee to assure that such services do not impair the auditors’ independence from us.

The Board of Directors recommends a vote FOR ratification of the selection of KPMG Huazhen LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement/prospectus in accordance with the SEC’s rules.

Our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, business unit goals, corporate goals, and the realization of increased stockholder value.

Our Compensation Committee continually reviews the compensation programs for our named executive officers to ensure that they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We are asking our stockholders to indicate their support for our named executive officer compensation as described in the Compensation Discussion and Analysis and related compensation tables. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement/prospectus. Accordingly, we are asking our stockholders to vote for the approval of the compensation of the named executive officers, as disclosed in this proxy statement/prospectus pursuant to the compensation disclosure rules of the SEC.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the approval of the named executive officer compensation as disclosed in this proxy statement/prospectus, they will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis and related compensation tables.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF
AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal No. 3 above. By voting on this Proposal No. 4, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.

After careful consideration of this Proposal No. 4, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the company, and therefore our Board of Directors recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, our Board of Directors considered that an advisory vote on executive compensation once every year will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement. Additionally, an advisory vote on executive compensation once every year is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies, and practices. We understand that our stockholders may have different views as to what is the best approach for the Company. Stockholders may vote for having an advisory vote every year, every two years, or every three years, or they may abstain from voting on this proposal.

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on the Board of Directors or the Company in any way, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

The Board of Directors recommends a vote FOR a one-year interval for the advisory vote on executive compensation.

PROPOSAL NO. 5

ADOPTION OF THE MERGER AGREEMENT

The Merger Agreement and the Plan of Merger

The following includes a brief summary of the material provisions of the Merger Agreement, a copy of which is attached as Annex A and incorporated by reference into this proxy statement/prospectus. We encourage you to read the Merger Agreement and the Plan of Merger in their entirety for a more complete description of the Redomicile Merger. In the event of any discrepancy between the terms of the Merger Agreement and the Plan of Merger and the following summary, the Merger Agreement and the Plan of Merger will control.

Introduction

The Merger Agreement and the Plan of Merger you are being asked to adopt and approve provides for a Redomicile Merger that would result in each share of common stock of the Company being converted into the right to receive one ordinary share in the capital of CBPO Cayman, an exempted company incorporated under the laws of the Cayman Islands. Under the Merger Agreement, the Company will merge with and into CBPO Cayman, with CBPO Cayman as the surviving company and chaning its name to China Biologic Products, Inc. upon the Redomicile Merger becoming effective. If the Merger Agreement and the Plan of Merger are adopted by the stockholders, we anticipate that the Redomicile Merger will become effective during the third quarter of 2017. Following the Redomicile Merger, CBPO Cayman, together with its subsidiaries, will own and continue to conduct our business in substantially the same manner as is currently being conducted by the Company and its subsidiaries. Immediately following the Redomicile Merger, you will own an interest in CBPO Cayman, which will be managed by substantially the same board of directors and executive officers that managed the Company immediately prior to the Redomicile Merger. Additionally, the consolidated assets and liabilities of CBPO Cayman will be the same as those of the Company immediately prior to the Redomicile Merger.

The Parties to the Redomicile Merger

China Biologic Products, Inc.  The Company is a biopharmaceutical company principally engaged in the research, development, manufacturing and sales of human plasma-based biopharmaceutical products, or plasma products, in China. The Company’s products are used as critical therapies during medical emergencies and for the prevention and treatment of life-threatening diseases and immune-deficiency related diseases. The Company has a product portfolio with different dosage forms of plasma products and other biopharmaceutical products which are prescription medicines administered in the form of injections. The Company sells its products to hospitals, distributors and other healthcare facilities in China.

China Biologic Products Holdings, Inc.   CBPO Cayman is a newly formed exempted company incorporated under the laws of the Cayman Islands and currently a wholly-owned subsidiary of the Company. An “exempted” company under the laws of the Cayman Islands is one which receives such registration as a result of satisfying the Registrar of Companies in the Cayman Islands that it conducts its operations mainly outside of the Cayman Islands and is as a result exempted from complying with certain provisions of the Companies Law (2016 Revision) of the Cayman Islands, such as the general requirement to file an annual return of its shareholders with the Registrar of Companies, and is permitted flexibility in certain matters, such as the ability to register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands. CBPO Cayman does not have a significant amount of assets or liabilities and has not engaged in any business since its formation other than activities associated with its anticipated participation in the Redomicile Merger.

The principal executive offices of each of the Company and CBPO Cayman are located at 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing 100125, People’s Republic of China; Telephone: +86 10-6598-3111; Facsimile: +86 10-6598-3222.

Background and Reasons for the Redomicile Merger

We believe the Redomicile Merger, which would change our place of incorporation from Delaware to the Cayman Islands, is consistent with our corporate strategy of focusing on the China plasma market, including expanding our business in China, and would allow us to reduce operational, administrative, legal and accounting costs over the long term. Our strategy has been focused on our core strengths and aligned with favorable long-term market trends relating to plasma-related products in China.

The biopharmaceutical industry in China is strictly regulated and officially or unofficially may favor companies that are incorporated in jurisdictions that are not politically and economically perceived to be in competition with China. In addition, our assets and operations have been primarily based in China. Nearly 100% of our sales in 2015 and 2016 were attributable to China and almost all of our long-lived assets, consisting of property, plant and equipment and our full-time employees were located in China as of December 31, 2016. We currently have no operations in the United States and we believe that there is no particular business reason to remain incorporated in the United States. Furthermore, we believe that most overseas incorporated companies whose assets and operations are primarily in China have adopted a corporate holding structure similar to the structure we propose to adopt in the Redomicile Merger. Therefore, we believe by reorganizing our structure we will be better able to compete with our competitors.

We have chosen to reorganize under the laws of the Cayman Islands because of its political and economic stability, effective judicial system, absence of exchange control or currency restrictions and availability of professional and support services.

•	We believe that by reincorporating to a jurisdiction outside the United States, which is in line with the Company’s current business and operations which are almost all conducted outside of the United States, CBPO Cayman will be able to qualify as a “foreign private issuer” under the rules and regulations of the SEC and we expect that the reduced reporting obligations associated with being a foreign private issuer will reduce operational, administrative, legal and accounting costs in the long term. CBPO Cayman will remain subject to the mandates of the Sarbanes-Oxley Act. As a foreign private issuer, CBPO Cayman also will be exempt from certain rules under the Exchange Act that would otherwise apply if CBPO Cayman were a company incorporated in the United States or did not meet the other conditions to qualify as a foreign private issuer. For example: CBPO Cayman may include in its SEC filings financial statements prepared in accordance with U.S. GAAP or with IFRS as issued by the IASB without reconciliation to U.S. GAAP;
•	CBPO Cayman will not be required to provide as many Exchange Act reports, or as frequently or as promptly, as U.S. companies with securities registered under the Exchange Act. For example, CBPO Cayman will not be required to file current reports on Form 8-K within four business days from the occurrence of specific material events. Instead, CBPO Cayman will need to promptly furnish reports on Form 6-K any information that CBPO Cayman (a) makes or is required to make public under the laws of the Cayman Islands, (b) files or is required to file under the rules of any stock exchange, or (c) otherwise distributes or is required to distribute to its shareholders. Unlike Form 8-K, there is no precise deadline by which Form 6-K must be furnished. In addition, CBPO Cayman will not be required to file its annual report on Form 10-K, which may be due as soon as 60 days after its fiscal year end. As a foreign private issuer, CBPO Cayman will be required to file an annual report on Form 20-F within four months after its fiscal year end;
•	CBPO Cayman will not be required to provide the same level of disclosure on certain issues, such as executive compensation;
•	CBPO Cayman will not be required to conduct advisory votes on executive compensation;
•	CBPO Cayman will be exempt from filing quarterly reports under the Exchange Act with the SEC;
•	CBPO Cayman will not be subject to the requirement to comply with Regulation FD, which imposes certain restrictions on the selected disclosure of material information;

•	CBPO Cayman will not be required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and
•	CBPO Cayman will not be required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

CBPO Cayman expects to take advantage of these exemptions if the Redomicile Merger is effected. Accordingly, after the completion of the Redomicile Merger, if you hold CBPO Cayman securities, you may receive less information about CBPO Cayman and its business than you currently receive with respect to the Company and be afforded less protection under the U.S. federal securities laws than you are entitled to currently.

Additionally, as a foreign private issuer, CBPO Cayman will be permitted to follow corporate governance practices in accordance with Cayman Islands laws in lieu of certain exchange corporate governance standards, such as the following NASDAQ corporate governance standards requiring that:

•	the majority of the board of directors be comprised of independent directors;
•	executive compensation be determined by independent directors or a committee of independent directors;
•	director nominees be selected, or recommended for selection by the board of directors, by independent directors or a committee of independent directors;
•	an audit committee be comprised of at least three members, each of whom is an independent director and one of whom has finance and accounting experience; and
•	all related party transactions be reviewed by the audit committee or another independent body of the board of directors.

Maples and Calder, our Cayman Islands counsel, has advised us that there are no comparable Cayman Islands laws related to the above corporate governance standards.

Concurrent with the process of the Redomicile Merger and thereafter, it is the intent of CBPO Cayman to list its ordinary shares on the NASDAQ Global Selected Market.

We believe the Redomicile Merger will enhance shareholder value for the reasons discussed above. However, in light of the fact that the achievement of our objectives depends on many things, including, among other things, future laws and regulations, as well as the development of our business, we cannot predict what impact, if any, the Redomicile Merger will have in the long term when these factors change.

For a discussion of the risk factors associated with the Redomicile Merger, please see the section entitled “Risk Factors and Caution Regarding Forward-Looking Statements — Risks Relating to the Redomicile Merger.”

There are certain disadvantages that accompany redomicile in the Cayman Islands, including:

•	The Cayman Islands has a different body of securities laws and corporate laws as compared to the United States and may provide significantly less protection to investors;
•	Cayman Islands companies may not have standing to sue before the federal courts of the United States;
•	CBPO Cayman’s constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between it and our officers, directors and shareholders be arbitrated; and
•	CBPO Cayman will continue to be treated as a U.S. corporation for U.S. federal income tax purposes.

CBPO Cayman’s corporate affairs are governed by CBPO Cayman’s memorandum and articles of association, as amended and restated from time to time, the Companies Law and the common law of the Cayman Islands. The rights of shareholders to take action against the directors and officers of CBPO Cayman, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands, as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors, although clearly established under Cayman Islands law, are not specifically prescribed in statute or a particular document in the same way that they are in certain statutes or judicial precedent in some jurisdictions in the United States.

Additionally, a significant portion of our operations are conducted in the PRC, and a significant portion of our assets are located in the PRC. After the Redomicile Merger, substantially all of CBPO Cayman’s directors and executive officers will continue to reside outside of the United States, and all or a substantial portion of such persons’ assets are or may be located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon CBPO Cayman or such persons, or to enforce against them in courts of the United States, Cayman Islands or PRC, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

The Redomicile Merger

The steps that have been taken to date, and that will be taken, to complete the Redomicile Merger are:

•	CBPO Cayman was incorporated with the Company holding one (and only) ordinary share issued by CBPO Cayman.
•	Following the Annual Meeting, provided that we have obtained the requisite stockholder approval of the Merger Agreement and the Plan of Merger and related transaction including the Redomicile Merger, as of the Effective Time (i) the Company will merge with and into CBPO Cayman, with CBPO Cayman as the surviving company and changing its name to China Biologic Products, Inc., and (ii) each share of the Company’s common stock will be converted into the right to receive one ordinary share in the capital of CBPO Cayman and CBPO Cayman shall issue to each holder of such right that number of ordinary shares in CBPO Cayman to which each such holder is entitled.
•	At the Effective Time, CBPO Cayman will cancel the one ordinary share issued to the Company prior to the Redomicile Merger and all common stock of the Company will be cancelled.

At the Effective Time, all existing equity compensation plans of the Company, as may be amended, will be adopted and assumed by CBPO Cayman. Each outstanding option and other equity award issued under our equity compensation plans for the purchase or receipt of, or payment based on, each share of the Company’s common stock will represent the right to purchase or receive, or receive payment based on, one ordinary share in the capital of CBPO Cayman on substantially the same terms.

Additionally, at the Effective Time, CBPO Cayman will adopt and assume the obligations of the Company under or with respect to certain contracts or agreements as described in the Merger Agreement. The contracts and agreements will become the obligations of CBPO Cayman and will be performed in the same manner and without interruption until the same are amended or otherwise lawfully altered or terminated.

The Merger Agreement and the Plan of Merger may be amended, modified or supplemented at any time before or after it is adopted by the stockholders of the Company. However, after adoption by the stockholders, no amendment, modification or supplement that requires further approval by the Company’s stockholders may be made or effected without obtaining that approval.

Possible Abandonment

Pursuant to the Merger Agreement, the board of directors of the Company may exercise its discretion to terminate the Merger Agreement, and therefore abandon the Redomicile Merger, at any time prior to the Effective Time, including after the adoption of the Merger Agreement by the Company’s stockholders. Please see the section entitled “Risk Factors and Caution Regarding Forward-Looking Statements — Risks Relating to the Redomicile Merger — Our Board of Directors may choose to defer or abandon the Redomicile Merger.”

Additional Agreements

CBPO Cayman expects to enter into indemnification agreements with those directors, executive officers and other officers and employees (including those of its subsidiaries) who currently have indemnification agreements with the Company. The CBPO Cayman indemnification agreements will be substantially similar to the Company’s existing indemnification agreements and will generally require that CBPO Cayman indemnify and hold an indemnitee harmless to the fullest extent permitted by law for liabilities arising out of the indemnitee’s current or past association with CBPO Cayman, any subsidiary of CBPO Cayman or another entity where he or she is or was serving at CBPO Cayman’s request as a director or officer or in a similar capacity that involves services with respect to any employee benefit plan.

The indemnification agreements also provide for the advancement of defense expenses by CBPO Cayman. Please also see the section entitled “Comparison of Rights under Delaware and Cayman Islands Laws — Indemnification of Directors and Officers” for a description of indemnification of directors and officers under Cayman Islands law and CBPO Cayman’s memorandum and articles of association.

Conditions to Completion of the Redomicile Merger

The following conditions must be satisfied or waived, if allowed by law, to complete the Redomicile Merger:

•	the Merger Agreement and the Plan of Merger have been approved and adopted by the requisite vote of stockholders of the Company;
•	none of the parties to the Merger Agreement is subject to any decree, order or injunction that prohibits the consummation of the Redomicile Merger;
•	the registration statement of which this proxy statement/prospectus is a part has been declared effective by the SEC and no stop order is in effect;
•	the CBPO Cayman ordinary shares to be issued pursuant to the Redomicile Merger have been authorized for listing on the NASDAQ Stock Market, subject to official notice of issuance and satisfaction of other standard conditions;
•	the Company and CBPO Cayman receive an opinion from our tax counsel, Davis Polk & Wardwell LLP, that the Redomicile Merger will qualify as a reorganization with the meaning of Section 368(a) of the Code;
•	all material consents and authorizations of, filings or registrations with, and notices to, any governmental or regulatory authority required of the Company, CBPO Cayman or their subsidiaries to consummate the Redomicile Merger have been obtained or made; and
•	the representations and warranties of the parties to the Merger Agreement set forth in the Merger Agreement are true and correct in all material respects, and the covenants of the parties set forth in the Merger Agreement (other than those to be performed after the Effective Time) have been performed in all material respects.

Our board of directors currently does not anticipate any circumstances in which it would waive the conditions listed above; however, in the event it determines that a waiver of any such conditions is in the best interests of the Company and our stockholders and that such change to the terms of the Redomicile Merger does not make the disclosure provided to our stockholders materially misleading (for example, if a representation in the Merger Agreement is not true but there is otherwise no harm to the Company or our stockholders), our board of directors will not resolicit stockholder approval of the Redomicile Merger. If a waiver of any condition listed above would make the disclosure provided to our stockholders materially misleading, our board of directors will resolicit shareholder approval of the Redomicile Merger. Additionally, our board of directors reserves the right to defer or abandon the Redomicile Merger as well for the reasons described under “Risk Factors and Caution Regarding Forward-Looking Statements — Risks Relating to the Redomicile Merger — Our Board of Directors may choose to defer or abandon the Redomicile Merger.”

Stock Compensation and Benefit Plans and Programs

As part of the Redomicile Merger, CBPO Cayman has agreed to assume all of the Company’s rights and obligations under the Company’s stock-based benefit and compensation plans and programs at the Effective Time. All rights to purchase or receive, or receive payment based on, each share of the Company’s common stock arising under our equity compensation plans will entitle the holder to purchase or receive, or receive payment based on, as applicable, one CBPO Cayman ordinary share.

Warrants, Convertible Debentures or Convertible Securities

In addition, as part of the Redomicile Merger, CBPO Cayman has agreed to assume all of the Company’s rights and obligations of any warrants, convertible debentures or other convertible securities that may convert into the Company’s common stock at the Effective Time. All rights to purchase or receive, or receive payment based on, each share of the Company’s common stock arising under our warrants, convertible debentures or other convertible securities will entitle the holder thereof to purchase or receive, or receive payment based on, as applicable, one CBPO Cayman ordinary share.

Effective Time

Provided that we have obtained the requisite stockholder approval, we anticipate that the Redomicile Merger will become effective during the third quarter of 2017. Our board of directors will have the right, however, to defer or abandon the Redomicile Merger at any time if it concludes that completion of the Redomicile Merger would not be in the best interests of the Company or our stockholders.

Management of CBPO Cayman

Immediately prior to the Effective Time, the directors and officers of the Company at such time will be elected or appointed as the directors and officers of CBPO Cayman (to the extent the directors and officers of CBPO Cayman and the Company are not already identical), each such person to have the same office(s) with CBPO Cayman (and the same class designations and committee memberships in the case of directors) as he or she held with the Company, with the directors to serve until the earlier of the next meeting of CBPO Cayman’s shareholders at which an election of directors of their respective classes is required or until their successors are elected or appointed (or their earlier death, disability or retirement). The articles of association of CBPO Cayman will provide that directors shall be divided into three classes, with the classes serving for staggered, three-year terms (or less if they are filling a vacancy), effective as of the Effective Time. It is expected that, immediately prior to the Effective Time, the Board of Directors of the Company will be comprised of two Class I directors, three Class II directors and three Class III directors. The Class I directors, Mr. David (Xiaoying) Gao and Mr. Joseph Chow, the Class II directors, Mr. Sean Shao, Prof. Wenfang Liu and Mr. David Hui Li, and the Class III directors, Dr. Yungang Lu, Mr. Zhijun Tong and Mr. Albert (Wai Keung) Yeung, will hold office until the 2019, 2017 and 2018 annual meeting of shareholders, respectively, or until their successors have been duly elected and qualified.

Recommendation and Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote is required to approve and adopt the Merger Agreement and the Plan of Merger. Our board of directors believes that the Redomicile Merger, to be effected by the Merger Agreement and the Plan of Merger, is advisable and in the best interests of the Company and our stockholders.

ACCORDINGLY, OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE REDOMICILE MERGER AND THE MERGER AGREEMENT AND THE PLAN OF MERGER. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND THE PLAN OF MERGER.

Regulatory Approvals

The only governmental or regulatory approvals or actions that are required to complete the Redomicile Merger are compliance with U.S. federal and state securities laws and Delaware corporate law (including the filing with the Secretary of State of the State of Delaware of a certificate of merger).

Rights of Dissenting Stockholder

Under the DGCL, the stockholders will not have appraisal or dissenting rights in connection with the Redomicile Merger.

Ownership in CBPO Cayman

Each share of the Company’s common stock registered in your name or which you beneficially own through your broker will be converted into the right to receive one ordinary share in the capital of CBPO Cayman and such ordinary share will be registered in your name (or your broker’s name, as applicable) in CBPO Cayman’s register of members upon completion of the Redomicile Merger, without any further action on your part. Upon completion of the Redomicile Merger, only registered shareholders reflected in CBPO Cayman’s register of members will have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon CBPO Cayman ordinary shares registered in their respective names. Any attempted transfer of the Company’s stock prior to the Redomicile Merger that is not properly documented and reflected in the stock records maintained by the Company’s transfer agent as of immediately prior to the Effective Time will not be reflected in CBPO Cayman’s register of members upon completion of the Redomicile Merger.

If you hold the Company’s common stock in an account with a broker or other securities intermediary, you will receive delivery of ordinary shares in your account with that same broker or securities intermediary without any action on your part. If you hold the Company’s common stock in certificated form, you may exchange your stock certificates for new CBPO Cayman share certificates following the Redomicile Merger. We will request that all Company stock certificates be returned to our exchange agent following the Redomicile Merger. Soon after the closing of the Redomicile Merger, you will be sent a letter of transmittal from our exchange agent. It is expected that, prior to the Effective Time, Securities Transfer Corporation will be appointed as our exchange agent for the Redomicile Merger. The letter of transmittal will contain instructions explaining the procedure for surrendering your stock certificates of the Company for new CBPO Cayman share certificates. YOU SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

CBPO Cayman’s current transfer agent is Securities Transfer Corporation which will continue to serve as the transfer agent for CBPO Cayman ordinary shares after the Effective Time.

Stock Exchange Listing

The Company’s common stock is currently listed on NASDAQ under the symbol “CBPO.” There is currently no established public trading market for CBPO Cayman’s ordinary shares. However, it is a condition to the completion of the Redomicile Merger that the shares of CBPO Cayman will be authorized for listing on NASDAQ, subject to official notice of issuance and satisfaction of other standard conditions. As such, we expect that as of the Effective Time, CBPO Cayman’s ordinary shares will be authorized for listing on NASDAQ, and we expect that such shares will be traded on the exchange under the symbol “CBPO.”

It is anticipated that CBPO Cayman will qualify as a foreign private issuer in the U.S. following the Redomicile Merger. As a foreign private issuer, CBPO Cayman will be permitted to follow corporate governance practices in accordance with Cayman Islands laws in lieu of certain NASDAQ corporate governance standards. However, we do not intend to initially rely on any NASDAQ exemptions or accommodations for foreign private issuers following the Redomicile Merger.

Accounting Treatment of the Redomicile Merger

The Redomicile Merger will be accounted for as a legal reorganization with no change in ultimate ownership interest immediately before and after the transaction. Accordingly, no business combination has occurred and all assets and liabilities will be recorded at historical cost as an exchange between entities under common control.

Taxation

The following discussion of the material Cayman Islands, People’s Republic of China and U.S. federal income tax consequences of the Redomicile Merger is based upon laws and relevant interpretations thereof effective as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. This discussion does not deal with all possible tax consequences relating to the Redomicile Merger or otherwise, such as the tax consequences under laws of countries other than the Cayman Islands, the People’s Republic of China and the United States or under state and local tax laws.

Cayman Islands Taxation

The Cayman Islands government (or any other taxing authority in the Cayman Islands) currently does not levy taxes on individuals or corporations based upon profits, income, gains or appreciation, and there is no taxation in the Cayman Islands in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to CBPO Cayman levied by the government of the Cayman Islands except for stamp duty which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. No stamp duties or other similar taxes or charges are payable under the laws of the Cayman Islands in respect of the execution or delivery of any of the documents relating the proposed Redomicile Merger or the performance or enforcement of any of them, unless they are executed in or thereafter brought within the jurisdiction of the Cayman Islands for enforcement purposes or otherwise. We do not intend that any documents relating the proposed Redomicile Merger be executed in or brought within the jurisdiction of the Cayman Islands. There are no exchange control regulations or currency restrictions in the Cayman Islands.

People’s Republic of China Taxation

Under the Corporate Income Tax Law of the People’s Republic of China (the “CIT Law”) and its implementation rules, both effective on January 1, 2008, all domestic and foreign investment companies will be subject to a uniform enterprise income tax at the rate of 25% and dividends from PRC enterprises to their foreign shareholders will be subject to a withholding tax at a rate of 10% if the foreign investors are considered as non-resident enterprises without any establishment or place within the PRC or if the dividends payable have no connection with the establishment or place of the foreign investors within the PRC, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with the PRC that provides for a lower withholding tax rate. In accordance with Caishui (2008) No. 1 issued by the Ministry of Finance, or MOF, and SAT on February 22, 2008, the accumulative undistributed profits of foreign investment companies generated before January 1, 2008, and distributed to foreign investors after year 2008, shall be exempt from withholding tax.

The CIT Law has introduced the concept of “resident enterprises” and corresponding tax liability on resident enterprises’ worldwide income, whilst “non-resident enterprises” without any place or establishment in the PRC are required to pay 10% income tax on their passive incomes from sources within China only. A resident enterprise refers to an enterprise that (i) was established/incorporated within the PRC, or (ii) was established/incorporated under the laws of a foreign jurisdiction but has its “de facto management body” in the PRC. A non-resident enterprise refers to an enterprise which was established/incorporated under the laws of a foreign jurisdiction and does not have its “de facto management body” in the PRC, but has an establishment or place in the PRC, or has China-sourced income even though it does not have any establishment or place in the PRC.

Under the implementation rules of the CIT Law, “de facto management body” is defined as an organization that has material and overall management and control over the business, personnel, accounts and properties of an enterprise. In April 2009, the SAT issued a Notice on Issues Relating to Determination of PRC-Controlled Offshore Enterprises as PRC Resident Enterprises Based on “De Facto Management Body” Test, or SAT Circular No. 82, under which, an offshore enterprise controlled by a PRC enterprise or a PRC enterprise group will be characterized as a “resident enterprise” due to the fact that its “de facto management body” is located within the PRC, if all of the following conditions are met at the same time: (i) the senior management personnel responsible for its daily operations and the place where the senior management departments discharge their responsibilities are located primarily in the PRC, (ii) its finance and human resources related decisions are made by or are subject to the approval of institutions or personnel located in the PRC, (iii) its major assets, books and records, company seals and minutes of its board of directors and shareholder meetings are located or kept in the PRC, and (iv) senior management personnel or 50% or more of the members of its board of directors with voting power of the enterprise reside in the PRC. SAT Circular No. 82 further specifies that the principle of “substance over form” shall be adopted in determining whether the “de facto management body” is located within China.

We currently are not treated as a PRC resident enterprise by the Chinese tax authority and as a result, we have not withheld PRC income taxes from our foreign investors and as a non-resident enterprise, we are subject to PRC withholding tax if we receive dividends directly from our PRC subsidiaries paid by them using funds out of their profits generated on and after January 1, 2008.

Nevertheless, a significant portion of our operations are currently based in the PRC and are likely to remain based in the PRC after the Redomicile Merger. Moreover, a significant portion of our management team, who are in charge of finance and human resources related decisions, will perform their duties mainly in the PRC, and over 50% of our board members habitually reside in the PRC. Our main properties, accounting books and records, company seals and minutes of board meetings are maintained in China.

However, the rules regarding the determination of the “de facto management body” are relatively new and whether such rules may apply to us is unclear. Due to lack of further written clarification by the SAT, there is still a uncertainty around the interpretation of each of the four conditions as specified in SAT Circular No. 82 and the principle of “substance over form” and the implementation of SAT Circular No. 82 by Chinese tax authorities in practice. It also remains unclear what percentage of shares of an offshore enterprise must be held by a PRC entity or group in order for the offshore enterprise to be deemed as an offshore enterprise controlled by a PRC enterprise or a PRC enterprise group, and whether shares held by PRC resident individuals are counted pursuant to SAT Circular No. 82.

Due to the lack of clear guidance on the determination of our tax residency under the CIT Law, it remains unclear whether the PRC tax authorities will treat us as a PRC resident enterprise either before or after the Redomicile Merger or what effect, if any, the Redomicile Merger will have on the determination. As a result, we cannot express an opinion as to the likelihood that we will be subject to the tax applicable to resident enterprises or non-resident enterprises under the CIT Law. If CBPO Cayman is treated as a PRC resident enterprise, it will be subject to PRC tax on its worldwide income at the 25% uniform tax rate, but the dividends distributed from its subsidiaries that are or deemed to be PRC resident enterprises should be tax-exempt income. In addition, if CBPO Cayman is considered a PRC resident enterprise, the dividends paid by it to the non-PRC shareholders may be regarded as income from sources within the PRC pursuant to SAT Circular No. 82, and therefore the non-PRC institutional shareholders may be subject to a 10% withholding tax, and the non-PRC individual shareholders may be subject to a 20% withholding tax unless they are able to claim a lower tax rate pursuant to applicable tax treaties.

Furthermore, if CBPO Cayman is treated as a PRC resident enterprise, there is a possibility that the capital gains realized by its non-PRC shareholders from the transfer of their shares may be regarded as income from sources within the PRC for PRC tax purposes. If such capital gains are taxed in China, the applicable income tax rate would be 10% for non-PRC institutional shareholders, and 20% for non-PRC individual shareholders. If the non-PRC shareholders are U.S. residents that are eligible for PRC-US Tax Treaty benefits, whether capital gains should be taxed in China is unclear.

Pursuant to Paragraph 5 of Article 12 of the PRC-US Tax Treaty, gains from the alienation of shares of a company which is a PRC resident other than those mentioned in paragraph 4 (which refers to shares of a company the property of which consists principally of real property in the PRC) and representing a participation of at least 25% may be taxed in China. Paragraph 6 of Article 12 of the PRC-US Tax Treaty further specifies that “[G]ains derived by a resident of a Contracting State from the alienation of any property other than that referred to in paragraphs 1 through 5 and arising in the other Contracting State may be taxed in that other Contracting State.” By virtue of this provision, the capital gains realized by U.S. residents may be taxed in the PRC if the capital gains are considered as “arising in” the PRC. Under the CIT Law and its implementing rules, the capital gains from transfer of shares may be considered as “arising in” the PRC if the enterprise whose shares are transferred is “located in” China. If CBPO Cayman is considered a PRC resident enterprise, and if the Chinese tax authorities take the position that a PRC resident enterprise is deemed to be located in China, the capital gains realized by the U.S. residents from transfer of their shares may be taxed in the PRC depending on how the PRC-US Tax Treaty is interpreted and implemented by the Chinese tax authorities.

United States Taxation

The following are the material U.S. federal income tax consequences of the Redomicile Merger to beneficial owners of Company common stock. This discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this proxy statement/prospectus, all of which may change, possibly with retroactive effect.

This discussion addresses only the consequences of the exchange of shares of Company common stock held as capital assets. It does not address all aspects of U.S. federal income taxation that may be important to a beneficial owner in light of his or her particular circumstances, including alternative minimum tax and Medicare contribution tax consequences, or tax consequences that may apply to a beneficial owner subject to special rules, such as:

•	a financial institution or insurance company;
•	a tax-exempt organization;
•	a dealer or broker in securities, commodities or foreign currencies;
•	a shareholder that holds Company common stock as part of a hedge, appreciated financial position, straddle, conversion or other risk reduction transaction;
•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;
•	a shareholder that beneficially owns five percent or more of Company common stock;
•	a shareholder that acquired Company common stock pursuant to the exercise of compensatory options or otherwise as compensation.

If a partnership holds shares of Company common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding shares of Company common stock should consult its tax advisor regarding the tax consequences of the Redomicile Merger.

This discussion of material U.S. federal income tax consequences is not a complete analysis or description of all potential U.S. federal income tax consequences of the Redomicile Merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any non-U.S., state or local tax consequences. Accordingly, each Company shareholder should consult its own tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences to it of the Redomicile Merger.

Tax Opinion

Based on certain representations and assumptions described below, all of which must continue to be true and accurate in all material respects as of the effective time of the Redomicile Merger, it is the opinion of Davis Polk & Wardwell LLP, our tax counsel, that the Redomicile Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to the obligation of the Company to complete the Redomicile Merger that counsel confirm its opinion as of the closing date of the Redomicile Merger. The Company does not intend to waive this condition.

The opinion described above has relied, and the confirmation opinion as of the closing date of the Redomicile Merger (the “closing date opinion”) will rely, on representations made by the Company and CBPO Cayman, including those contained in a certificate of an officer of the Company and CBPO Cayman. In addition, the opinion has assumed, and our tax counsel’s ability to provide the closing date opinion will depend on, the absence of changes in existing facts or in law between the date of this proxy statement/prospectus and the closing date of the Redomicile Merger. If any of those representations or assumptions is inaccurate, our tax counsel may not be able to provide the required closing date opinion or the tax consequences of the Redomicile Merger could differ from those described herein and in the opinions that our tax counsel have delivered. An opinion of tax counsel neither binds the IRS nor precludes the IRS or the courts from adopting a contrary position. The Company does not intend to obtain a ruling from the IRS on the tax consequences of the Redomicile Merger.

Based on the opinion and subject to the qualifications set forth above, in the opinion of our tax counsel the material U.S. federal income tax consequences of the Redomicile Merger are set forth below.

U.S. Federal Income Tax Consequences of the Redomicile Merger to the Company and CBPO Cayman

Neither the Company nor CBPO Cayman will recognize any gain or loss for U.S. federal income tax purposes as a result of the Redomicile Merger.

Pursuant to Section 7874 of the Code, CBPO Cayman will be treated as a U.S. corporation for all purposes under the Code because (i) after the Redomicile Merger, CBPO Cayman will have acquired substantially all of the properties held directly or indirectly by the Company, (ii) after the Redomicile Merger, CBPO Cayman will not have substantial business activities in the Cayman Islands, and (iii) the former holders of the Company’s common stock will hold, by reason of owning shares of the Company’s common stock, at least 80% or more of the CBPO Cayman ordinary shares.

U.S. Federal Income Tax Consequences of the Redomicile Merger to U.S. Holders

This section applies to beneficial owners of Company common stock that are U.S. Holders. A U.S. Holder is a beneficial owner of Company common stock that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or
•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

A U.S. Holder will not recognize any gain or loss for U.S. federal income tax purposes upon receipt of CBPO Cayman ordinary shares in the Redomicile Merger. A U.S. Holder will have an adjusted tax basis in the CBPO Cayman ordinary shares received in the Redomicile Merger equal to the adjusted tax basis of the Company common stock surrendered by such U.S. Holder in the Redomicile Merger. The holding period for CBPO Cayman ordinary shares received in the Redomicile Merger will include the holding period for the Company common stock surrendered therefor.

The U.S. federal income tax consequences of owning and disposing of CBPO Cayman ordinary shares received in the Redomicile Merger will be the same as the U.S. federal income tax consequences of owning and disposing of Company common stock before the Redomicile Merger. Each U.S. Holder should consult its own tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences to it of the ownership and disposition of CBPO Cayman ordinary shares.

U.S. Federal Income Tax Consequences of the Redomicile Merger to Non-U.S. Holders

This section applies to beneficial owners of Company common stock that are Non-U.S. Holders. A Non-U.S. Holder is a beneficial owner of Company common stock that is for U.S. federal income tax purposes:

•	a nonresident alien individual;
•	a non-U.S. corporation; or
•	a non-U.S. estate or trust.

A beneficial owner is not a Non-U.S. Holder if the beneficial owner is a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition, or if the beneficial owner is a former citizen or former resident of the United States, in either of which cases the beneficial owner should consult his or her tax advisor regarding the U.S. federal income tax consequences of the Redomicile Merger and of owning or disposing of CBPO Cayman ordinary shares.

The receipt of CBPO Cayman ordinary shares in exchange for Company common stock will not be a taxable transaction to Non-U.S. Holders for U.S. federal income tax purposes.

The U.S. federal income tax consequences of owning and disposing of CBPO Cayman ordinary shares received in the Redomicile Merger will be the same as the U.S. federal income tax consequences of owning and disposing of Company common stock before the Redomicile Merger, including that dividends paid by CBPO Cayman to Non-U.S. Holders will generally be subject to U.S. federal withholding tax at a 30% rate (or a reduced rate specified by an applicable income tax treaty). Each Non-U.S. Holder should consult its own tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences to it of the ownership and disposition of CBPO Cayman ordinary shares.

DESCRIPTION OF SHARE CAPITAL OF CBPO CAYMAN

The following description of the material terms of CBPO Cayman’s ordinary shares following the Redomicile Merger includes a summary of specified provisions of the memorandum of association and articles of association of CBPO Cayman that will be in effect upon completion of the Redomicile Merger. This description is qualified by reference to the amended and restated memorandum of association and articles of association of CBPO Cayman that will become effective upon consummation of the Redomicile Merger, which are attached as an exhibit to the registration statement of which this proxy statement/prospectus is a part of and incorporated herein by reference. You are encouraged to read the relevant provisions of the Companies Law and CBPO Cayman’s amended and restated memorandum and articles of association as they relate to the following summary.

Authorized Share Capital

CBPO Cayman is authorized to issue 110,000,000 shares of a par value of US$0.0001 each. The board of directors of CBPO Cayman is authorized to issue these shares in different classes and series and, with respect to each class or series, to determine the designations, powers, preferences, privileges and other rights, including dividend rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers and rights associated with the ordinary shares, at such times and on such other terms as they think proper.

As of the close of business on May 17, 2017, CBPO Cayman had one ordinary share issued and outstanding and no preference shares issued and outstanding. Upon the completion of the Redomicile Merger, CBPO Cayman will issue approximately 27,201,477 ordinary shares in the Redomicile Merger and the one ordinary share issued and outstanding prior to the Redomicile Merger will be cancelled.

Ordinary Shares

General

All of CBPO Cayman’s issued and outstanding ordinary shares will be issued credited as fully paid and non-assessable. CBPO Cayman’s ordinary shares are issued in registered form, and are issued when registered in CBPO Cayman’s register of members. CBPO Cayman’s shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

Dividends

The holders of CBPO Cayman’s ordinary shares are entitled to such dividends as may be declared by CBPO Cayman’s board of directors, subject to the Companies Law and the memorandum and articles of association of CBPO Cayman, as amended and restated from time to time. Under Cayman Islands law, dividends may be declared and paid only out of funds legally available therefor, namely out of either profit or share premium account, provided that in no circumstances may CBPO Cayman pay a dividend if this would result in CBPO Cayman being unable to pay its debts as they fall due in the ordinary course of business.

Register of Members

Under Cayman Islands law, CBPO Cayman must keep a register of members and there shall be entered therein:

•	the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;
•	the date on which the name of any person was entered on the register as a member; and
•	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of CBPO Cayman is prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members shall be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of this Redomicile Merger, the register of members shall be immediately updated to reflect the issue of ordinary shares by CBPO Cayman to the Company’s stockholders. Once CBPO Cayman’s register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the ordinary shares set against their name in the register of members.

Voting Rights

Each holder of ordinary shares is entitled to one vote on all matters upon which the ordinary shares are entitled to vote on a show of hands or, on a poll, each holder is entitled to have one vote for each share registered in his name on the register of members. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of CBPO Cayman’s board of directors or by any one or more shareholders holding at least one-tenth of the votes attaching to the issued and outstanding ordinary shares in CBPO Cayman entitled to vote at general meetings, present in person or by proxy.

A quorum required for a general meeting of shareholders consists of one or more shareholders who hold in aggregate at least one-third of the votes attaching to the issued and outstanding ordinary shares in CBPO Cayman entitled to vote at general meetings, present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Although not required by the Companies Laws or CBPO Cayman’s amended and restated memorandum and articles of association, CBPO Cayman expects to hold shareholders’ meetings annually and such meetings may be convened by CBPO Cayman’s board of directors on its own initiative or upon a request to the directors by shareholders holding in aggregate at least 25 per cent. in par value of CBPO Cayman’s issued shares that carry the right to vote at general meetings. An extraordinary general meeting may also be called by the Chairman of the Board or the President of the Company. Advance notice of at least 10 days is required for the convening of CBPO Cayman’s annual general meeting and other shareholders meetings.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy in a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of CBPO Cayman, as permitted by the Companies Law and the amended and restated memorandum and articles of association of CBPO Cayman. A special resolution will be required for important matters such as change of name or making changes to the memorandum and articles of association of CBPO Cayman.

Transfer of Ordinary Shares

Subject to the restrictions of CBPO Cayman’s articles of association, as applicable, any of CBPO Cayman’s shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by CBPO Cayman’s board.

CBPO Cayman’s board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which CBPO Cayman have a lien. CBPO Cayman’s directors may also decline to register any transfer of any ordinary share unless:

•	the instrument of transfer is lodged with CBPO Cayman, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as CBPO Cayman’s board of directors may reasonably require to show the right of the transferor to make the transfer;
•	the instrument of transfer is in respect of only one class of ordinary shares;
•	the instrument of transfer is properly stamped, if required;
•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; or
•	the ordinary shares transferred are free of any lien in favor of CBPO Cayman.

If CBPO Cayman’s directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as CBPO Cayman’s board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended and the register shall not be closed for more than 30 days in any year.

Liquidation

On a winding up of CBPO Cayman, if the assets available for distribution among its shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus will be distributed among its shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to CBPO Cayman for unpaid calls or otherwise. If CBPO Cayman’s assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by its shareholders in proportion to the par value of the shares held by them.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

CBPO Cayman’s board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares

CBPO Cayman may issue shares on terms that are subject to redemption, at CBPO Cayman’s option or at the option of the holders, on such terms and in such manner as may be determined before the issue of such shares, by CBPO Cayman’s board of directors or by a special resolution of CBPO Cayman’s shareholders. CBPO Cayman may also repurchase any of its shares provided that the manner and terms of such purchase have been agreed between the board of directors and the relevant shareholder or are otherwise authorized by its memorandum and articles of association. Under the Companies Law, the redemption or repurchase of any share may be paid out of CBPO Cayman’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if CBPO Cayman can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, CBPO Cayman may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares

All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied either with the written consent of the holders of not less than two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Inspection of Books and Records

Holders of CBPO Cayman’s ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of CBPO Cayman’s list of shareholders or its corporate records. However, CBPO Cayman will provide its shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Changes in Capital

CBPO Cayman may from time to time by ordinary resolution:

•	increase its share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;
•	consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;
•	convert all or any of its paid up shares into stock and reconvert that stock into paid up shares of any denomination;
•	sub-divide its existing shares, or any of them into shares of a smaller amount that is fixed by the amended and restated memorandum and articles of association; and
•	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Subject to Companies Law and confirmation by the Grand Court of the Cayman Islands on an application by CBPO Cayman for an order confirming such reduction, CBPO Cayman may by special resolution reduce its share capital and any capital redemption reserve in any manner authorized by law.

Issuance of Additional Preferred Shares

CBPO Cayman’s amended and restated memorandum and articles of association authorizes CBPO Cayman’s board of directors to issue additional ordinary shares from time to time as its board of directors shall determine, to the extent of available authorized but unissued shares.

CBPO Cayman’s amended and restated memorandum and articles of association authorizes CBPO Cayman’s board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;
•	the number of shares of the series;
•	the dividend rights, dividend rates, conversion rights, voting rights; and
•	the rights and terms of redemption and liquidation preferences.

CBPO Cayman’s board of directors may issue preferred shares without action by its shareholders to the extent authorized but unissued. In addition, the issuance of preferred shares may be used as an anti-takeover device without further action on the part of the shareholders. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Preferred Share Purchase Rights

Each ordinary share includes one right, which we refer to as a Right, that entitles the holder to purchase from us a unit consisting of one-thousandth of a share of the CBPO Cayman’s Series A Participating Preferred Stock, par value $0.0001 per share, or the Preferred Stock, at an exercise price of $550.00 per one one-thousandth of a Preferred Share, or the Exercise Price, subject to specified adjustments. The Rights were issued pursuant to a preferred share purchase rights agreement dated February 22, 2017, or the Rights Agreement, and Securities Transfer Corporation is the rights agent under the assigned Rights agreement, or the Rights Agent. Until a Right is exercised, the holder of a Right will have no rights to vote or receive dividends or any other shareholder rights.

The Rights may have anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our Board. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire us. Because our Board can approve a redemption of the Rights for a permitted offer, the Rights should not interfere with a merger or other business combination approved by our Board.

The Rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. In particular:

•	if a person or group acquires 15% or more of CBPO Cayman’s ordinary shares (including through derivatives), then the Rights will become exercisable and each Right will entitle its holder (except the acquiring person or group) to purchase, at the Exercise Price, a number of CBPO Cayman’s ordinary shares having a then-current market value of twice the Exercise Price;
•	if after a person or group acquires 15% or more of CBPO Cayman’s ordinary shares, CBPO Cayman merges into another company, an acquiring entity merges into CBPO Cayman or CBPO Cayman sells or transfers more than 50% of its assets, cash flow or earning power, then each Right will entitle its holder (except the acquiring person or group) to purchase, for the Exercise Price, a number of shares of common stock of the person engaging in the transaction having a then-current market value of twice the Exercise Price; or
•	after a person or group acquires 15% or more of CBPO Cayman’s ordinary shares, the Board may, at its option, exchange the Rights (except for Rights held by the acquiring person or group), in whole or in part, for ordinary shares at an exchange ratio of one ordinary share per Right (subject to adjustment).

The following is a more detailed summary of the terms of the Rights Agreement. The summary does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, a copy of which we have filed as an exhibit to the registration statement of which this prospectus is a part.

Distribution and Transfer of Rights; Rights Certificates

The Board has declared a dividend of one Right for each outstanding ordinary share. Prior to the Distribution Date referred to below:

•	the Rights will be evidenced by and trade with the certificates for the ordinary shares (or, with respect to any uncertificated ordinary shares registered in book entry form, by notation in book entry), together with a copy of this summary of Rights, and no separate rights certificates will be distributed;
•	new ordinary shares certificates issued after the Record Date will contain a legend incorporating the Rights Agreement by reference (for uncertificated ordinary shares registered in book entry form, this legend will be contained in a notation in book entry); and
•	the surrender for transfer of any certificates for ordinary shares (or the surrender for transfer of any uncertificated ordinary shares registered in book entry form) will also constitute the transfer of the Rights associated with such ordinary shares.

Rights will accompany any new ordinary shares that are issued after the Record Date.

Distribution Date

Subject to certain exceptions specified in the Rights Agreement, the Rights will separate from the ordinary shares and become exercisable following (i) the 10th business day (or such later date as may be determined by the Board) after the public announcement that an Acquiring Person has acquired beneficial ownership of 15% or more of the ordinary shares or (ii) the 10th business day (or such later date as may be determined by the Board) after a person or group announces a tender or exchange offer that would result in ownership by a person or group of 15% or more of the ordinary shares. For purposes of the Rights Agreement, beneficial ownership is defined to include the ownership of derivative securities.

“Acquiring Person” means a person or group of affiliated or associated persons who has acquired beneficial ownership of 15% or more of the ordinary shares; provided however, no person who, at the time of the adoption of the Rights Agreement, beneficially owns 15% or more of the ordinary shares shall be deemed to be an Acquiring Person (i.e. a stockholder’s existing ownership of the ordinary shares will be grandfathered), unless and until such person acquires beneficial ownership of additional 2% or more of the ordinary shares without the pre-approval of the Board.

The date on which the Rights separate from the ordinary shares and become exercisable is referred to as the “Distribution Date.”

After the Distribution Date, CBPO Cayman will mail Rights certificates to CBPO Cayman’s stockholders as of the close of business on the Distribution Date and the Rights will become transferable apart from the ordinary shares. Thereafter, such Rights certificates alone will represent the Rights.

Preferred Shares Purchasable Upon Exercise of Rights

After the Distribution Date, each Right will entitle the holder to purchase, for the Exercise Price, one one-thousandth of a Preferred Share having economic and other terms similar to that of one ordinary share. This portion of a Preferred Share is intended to give the stockholder approximately the same dividend, voting and liquidation rights as would one ordinary share, and should approximate the value of one ordinary share.

More specifically, each one one-thousandth of a Preferred Share, if issued, will:

•	not be redeemable;
•	entitle holders to quarterly dividend payments of $0.001 per share, or an amount equal to the dividend paid on one ordinary share, whichever is greater;
•	entitle holders upon liquidation either to receive $1 per share or an amount equal to the payment made on one ordinary share, whichever is greater;
•	have the same voting power as one ordinary share; and
•	entitle holders to a per share payment equal to the payment made on one ordinary share, if the ordinary shares are exchanged via merger, consolidation or a similar transaction.

Flip-In Trigger

If an Acquiring Person obtains beneficial ownership of 15% or more of the ordinary shares, then each Right will entitle the holder thereof to purchase, for the Exercise Price, a number of ordinary shares (or, in certain circumstances, cash, property or other securities of CBPO Cayman) having a then-current market value of twice the Exercise Price. However, the Rights are not exercisable following the occurrence of the foregoing event until such time as the Rights are no longer redeemable by CBPO Cayman, as further described below.

Following the occurrence of an event set forth in preceding paragraph, all Rights that are or, under certain circumstances specified in the Rights Agreement, were beneficially owned by an Acquiring Person or certain of its transferees will be null and void.

Flip-Over Trigger

If, after an Acquiring Person obtains 15% or more of the ordinary shares, (i) CBPO Cayman merges into another entity, (ii) an acquiring entity merges into CBPO Cayman or (iii) CBPO Cayman sells or transfers more than 50% of its assets, cash flow or earning power, then each Right (except for Rights that have previously been voided as set forth above) will entitle the holder thereof to purchase, for the Exercise Price, a number of shares of common stock of the person engaging in the transaction having a then-current market value of twice the Exercise Price.

Exchange Provision

At any time after the date on which an Acquiring Person beneficially owns 15% or more of the ordinary shares, the Board may, at its option, exchange the Rights (except for Rights that have previously been voided as set forth above), in whole or in part, for ordinary shares at an exchange ratio of one ordinary share per Right (subject to adjustment). In certain circumstances, CBPO Cayman may elect to exchange the Rights for cash or other securities of CBPO Cayman having a value approximately equal to one ordinary share.

Redemption of the Rights

The Rights will be redeemable at CBPO Cayman’s option for $0.001 per Right (payable in cash, ordinary shares or other consideration deemed appropriate by the Board) at any time on or prior to the 10th business day (or such later date as may be determined by the Board) after the public announcement that an Acquiring Person has acquired beneficial ownership of 15% or more of the ordinary shares. Immediately upon the action of the Board ordering redemption, the Rights will terminate and the only right of the holders of the Rights will be to receive the $0.001 redemption price. The redemption price will be adjusted if CBPO Cayman undertakes a stock dividend or a stock split.

Expiration of the Rights

The Rights expire on the earliest of (i) 5:00 p.m., New York City time, on the two year anniversary date of the date of the Rights Agreement (unless such date is extended) or (ii) the redemption or exchange of the Rights as described above.

Amendment of Terms of Rights Agreement and Rights

The terms of the Rights and the Rights Agreement may be amended in any respect without the consent of the holders of the Rights on or prior to the Distribution Date. Thereafter, the terms of the Rights and the Rights Agreement may be amended without the consent of the holders of Rights in order to cure any ambiguities, to shorten or lengthen any time period pursuant to the Rights Agreement or to make changes that do not adversely affect the interests of holders of the Rights.

Voting Rights; Other Stockholder Rights

The Rights will not have any voting rights. Until a Right is exercised, the holder thereof, as such, will have no separate rights as stockholder of CBPO Cayman.

Anti-Dilution Provisions

The Board may adjust the Exercise Price, the number of Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of the Preferred Shares or ordinary shares.

With certain exceptions, no adjustments to the Exercise Price will be made until the cumulative adjustments amount to at least 1% of the Exercise Price. No fractional Preferred Shares will be issued and, in lieu thereof, an adjustment in cash will be made based on the current market price of the Preferred Shares.

Taxes

The distribution of Rights should not be taxable for federal income tax purposes. However, following an event that renders the Rights exercisable or upon redemption of the Rights, stockholders may recognize taxable income.

Exempted Company

CBPO Cayman is an exempted company duly incorporated with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company, the objects of which are to conduct business mainly outside of the Cayman Islands, may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for certain exemptions and privileges, including (a) an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies, (b) an exempted company is not required to open its register of members for inspection, (c) an exempted company does not have to hold an annual general meeting, (d) an exempted company may issue no par value, negotiable or bearer shares, (e) an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands, (f) an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance), (g) an exempted company may register as a limited duration company and (h) an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Transfer Agent

The transfer agent and registrar for CBPO Cayman’s ordinary shares is expected to be Securities Transfer Corporation.

COMPARISON OF RIGHTS UNDER DELAWARE AND CAYMAN ISLANDS LAWS

Your rights as a stockholder of the Company are governed by the DGCL and the Company’s articles of incorporation and bylaws. After the Redomicile Merger, you will become a shareholder of CBPO Cayman and your rights will be governed by the Companies Law and CBPO Cayman’s memorandum of association and articles of association.

The principal attributes of the Company’s common stock and CBPO Cayman ordinary shares are similar. However, there are differences between your rights under the DGCL and under the Companies Law. In addition, there are differences between the Company’s articles of incorporation and bylaws and CBPO Cayman’s memorandum of association and articles of association. The following discussion is a summary of certain material differences in your rights that would result from the Redomicile Merger. As such, this summary does not cover all the differences between Companies Law and the DGCL affecting corporations and their shareholders or all of the differences between the Company’s articles of incorporation and bylaws and CBPO Cayman’s memorandum of association and articles of association. While we believe this summary is accurate in all material respects, the following descriptions are qualified in their entirety by reference to the complete text of the relevant provisions of the Companies Law, the DGCL, the Company’s articles of incorporation and bylaws and CBPO Cayman’s memorandum of association and articles of association. CBPO Cayman plans to adopt an amended and restated memorandum and articles of incorporation, which will become effective immediately upon the completion of the Redomicile Merger and will replace its existing memorandum and articles of association in their entirety. A copy of CBPO Cayman’s amended and restated memorandum of association and articles of association that will become effective upon consummation of the Redomicile Merger is attached hereto as an exhibit to this Registration Statement on Form F-4 of which this proxy statement/prospectus is a part. We encourage you to read the laws and documents referenced above.

	DGCL/The Company’s Certificate of Incorporation and Bylaws	Companies Law/CBPO Cayman’s Memorandum of Association and Articles of Association
Stockholder/Shareholder Approval of Business Combinations; Fundamental Changes	Under the DGCL, a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of a corporation not in the usual and regular course of the corporation’s business, or a dissolution of the corporation, is generally required to be approved by the holders of a majority of the shares outstanding and entitled to vote on the matter, unless the articles of incorporation provides otherwise. The Company’s certificate of incorporation does not provide otherwise.	There are a number of mechanisms for acquiring a Cayman Islands company including: (1) a court-approved “scheme of arrangement” under the Companies Law; (2) through a tender offer by a third party; and (3) through a merger or consolidation between the Cayman Islands company and another company incorporated in the Cayman Islands or another jurisdiction (provided that the merger or consolidation is allowed by the laws of that other jurisdiction).

DGCL/The Company’s Certificate of Incorporation and Bylaws	Companies Law/CBPO Cayman’s Memorandum of Association and Articles of Association
In general, under the DGCL, mergers in which the surviving corporation will issue less than 20% of such corporation’s stock does not require shareholder approval. In addition, mergers in which one corporation owns 90% or more of each class of stock of a second corporation may be completed without the vote of the second corporation’s board of directors or shareholders. In certain situations, the approval of a business combination may require approval by a certain number of the holders of a class or series of shares.	A scheme of arrangement with one or more class or series of shareholders requires the sanction of the scheme of arrangement by the Cayman Islands court and the approval of a majority in number of the registered holders of each participating class or series of shares voting on the scheme of arrangement, representing 75% or more in value of the shares of each participating classes or series voted on such proposal at the relevant meeting excluding any shares held by the acquiring party. If a scheme of arrangement receives the approval of shareholders of a company and is subsequently sanctioned by the Cayman Islands court, all holders of ordinary shares of the company will be bound by the terms of the scheme of arrangement.
The DGCL does not contain a procedure comparable to a scheme of arrangement under the Companies Law.	The Companies Law provides that when an offer is made for shares of any class or series of a Cayman Islands company and, within four months of the offer, the holders of not less than 90% of those such class or series accept the offer, the offeror may, for two months after that four-month period, require the remaining shareholders of the relevant class or series to transfer their shares on the same terms as the original offer. In those circumstances, non-tendering shareholders will be compelled to sell their shares, unless within one month from the date on which the notice to compulsorily acquire was given to the non-tendering shareholder, the non-tendering shareholder is able to convince a Cayman Islands court to order otherwise.
Authorization of a merger or consolidation requires: (a) the passing of a special resolution by the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in each such company’s constitutive documents. In addition, the consent of each holder of a fixed or floating security of a constituent company must be obtained, unless the court waives such requirement.
Under CBPO Cayman’s articles of association and the Companies Law, there is no requirement for shareholder approval for a sale of all or substantially all of CBPO Cayman’s assets.

	DGCL/The Company’s Certificate of Incorporation and Bylaws	Companies Law/CBPO Cayman’s Memorandum of Association and Articles of Association
Special Vote Required for Combinations with Interested Stockholders/Shareholders	Section 203 of the DGCL provides (in general) that a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder.	There is no provision in the Companies Law or CBPO Cayman’s articles of association prohibiting business combinations with interested shareholders.
The prohibition on business combinations with interested stockholders does not apply in some cases, including if: (1) the board of directors of the corporation, prior to the time of the transaction in which the person became an interested stockholder, approves (a) the business combination or (b) the transaction in which the stockholder becomes an interested stockholder; (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or (3) the board of directors and the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder approve the business combination on or after the time of the transaction in which the person became an interested stockholder.
For the purpose of Section 203, the DGCL generally defines an interested stockholder to include any person who, together with that person’s affiliates or associates, (1) owns 15% or more of the outstanding voting stock of the corporation, or (2) is an affiliate or associate of the corporation and owned 15% or more of the outstanding voting stock of the corporation at any time within the previous three years.

	DGCL/The Company’s Certificate of Incorporation and Bylaws	Companies Law/CBPO Cayman’s Memorandum of Association and Articles of Association
Dissenter Rights; Rights to Dissent; Compulsory Acquisition	Under the DGCL, a stockholder of a corporation does not have appraisal rights in connection with a merger or consolidation, if, among other things: (1) the corporation’s shares are listed on a national securities exchange or held of record by more than 2,000 stockholders; or (2) the corporation will be the surviving corporation of the merger and no vote of its stockholders is required to approve the merger.	The Companies Law and CBPO Cayman’s articles of association do not specifically provide for appraisal rights. However, in connection with the compulsory transfer of shares to a 90% shareholder of a Cayman Islands company as described under “Shareholder Approval of Business Combinations; Fundamental Changes,” a minority shareholder may apply to the Cayman Islands court within one month of receiving notice of the compulsory transfer objecting to that transfer. In these circumstances, the burden is on the minority shareholder to show that the court should exercise its discretion to prevent the compulsory transfer. The court is unlikely to grant any relief in the absence of bad faith, fraud, unequal treatment of shareholders or collusion as between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders.
	However, a stockholder is entitled to appraisal rights in the case of a merger or consolidation effected under certain provisions of the DGCL if the stockholder is required to accept in exchange for the shares anything other than: (1) shares of stock of the corporation surviving or resulting from the merger or consolidation; (2) shares of any other corporation that on the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders; or (3) cash instead of fractional shares of the corporation.	In connection with a merger or a consolidation, dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures set out in the Companies Law, subject to certain exceptions.
The Company’s shares are currently listed on NASDAQ and it is expected that, at the Effective Time, the CBPO Cayman ordinary shares will be authorized for listing on NASDAQ, subject to official notice of issuance and satisfaction of other standard conditions.
Stockholder/Shareholder Consent to Action Without Meeting	Under the DGCL, unless otherwise provided in the certificate of incorporation, any action that can be taken at a meeting of the stockholders may be taken without a meeting if written consent to the action is signed by the holders of outstanding stock having the minimum number of votes necessary to authorize or take the action at a meeting of the stockholders. The Company’s bylaws provide that its stockholders may act by written consent.	CBPO Cayman’s articles of association permits resolutions, including special resolutions, to be effected by an unanimous written resolution. A special resolution is a resolution that is either (a) passed by a majority of not less than two-thirds of shareholders as, being entitled to do so, vote in person or by proxy at a general meeting, or (b) signed by all the shareholders entitled to vote on that resolution.

	DGCL/The Company’s Certificate of Incorporation and Bylaws	Companies Law/CBPO Cayman’s Memorandum of Association and Articles of Association
Distributions and Dividends; Repurchases and Redemptions	Under the DGCL, a corporation may pay dividends out of capital surplus and, if there is no surplus, out of net profits for the current and/or the preceding fiscal year, unless the net assets of the corporation are less than the capital represented by issued and outstanding shares having a preference on asset distributions. Surplus is defined in the DGCL as the excess of the net assets over capital, as such capital may be adjusted by the board.	Under the Companies Law, the board of directors may declare the payment of dividends to holders of ordinary shares out of CBPO Cayman’s (1) profits available for distribution, or (2) “share premium account”, which represents the excess of the price paid to CBPO Cayman’s on the issue of its shares over the par or “nominal” value of those shares and is similar to the U.S. law concept of additional paid in capital.
	A Delaware corporation may purchase or redeem shares of any class except when its capital is impaired or would be impaired by the purchase or redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares, or if no shares entitled to such preference are outstanding, any of its own shares, if such shares will be retired upon their acquisition and the capital of the corporation reduced.	However, no dividends may be paid if, after payment, CBPO Cayman would not be able to pay its debts as they come due in the ordinary course of business.
Dividends on ordinary shares, if any, are at the discretion of the directors and depend on, among other things, CBPO Cayman’s results of operations, cash requirements and surplus, financial condition, contractual restrictions and other factors that the directors deems relevant, as well as CBPO Cayman’s ability to pay dividends in compliance with the Cayman Islands law. Under the Cayman Islands law, CBPO Cayman is not required to present proposed dividends or distributions to its shareholders for approval or adoption. CBPO Cayman may pay dividends in any currency.
The directors are also entitled to issue shares with preferred rights to participate in dividends declared by CBPO Cayman. The holders of such preference shares may, depending on their terms, rank senior to the ordinary shares with respect to dividends.
Under the Companies Law, shares of a Cayman Islands company may be redeemed or repurchased out of profits of the company, out of the proceeds of a fresh issue of shares made for that purpose or out of capital, provided the company’s articles authorize this and it has the ability to pay its debts as they come due in the ordinary course of business.

	DGCL/The Company’s Certificate of Incorporation and Bylaws	Companies Law/CBPO Cayman’s Memorandum of Association and Articles of Association
CBPO Cayman’s articles of association provide that the company may make a payment in respect of the redemption or purchase of its own shares otherwise than out of profits or the proceeds of a fresh issue of shares.
Removal of Directors; Terms of Directors	Under the DGCL, except in the case of a corporation with a classified board or with cumulative voting, any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.	Under CBPO Cayman’s articles of association, the directors of CBPO Cayman are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of the shareholders or by a resolution of the board of directors.
	The Company’s certificate of incorporation provides that the board of directors consists of three classes of directors, with each class of directors elected for three-year terms and one class coming up for election by the stockholders each year. The Company’s bylaws provide that any director may be removed either for or without cause at any special meeting of stockholders duly called and held for such purpose.	In addition, the office of any director shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors, (ii) dies or is found to be or becomes of unsound mind, (iii) resigns his office by notice in writing to CBPO Cayman, or (iv) the board of directors resolves that his office be vacated.
Directors may be elected by a resolution of the board of directors, or by an ordinary resolution of the shareholders.
Inspection of Books and Records	Under the DGCL, any stockholder may, upon written demand under oath stating the purpose thereof, inspect the corporation's books and records for a proper purpose during the usual hours for business.	Shareholders of a Cayman Islands company do not have any general rights to inspect or obtain copies of the list of shareholders or corporate records of a company (other than the register of mortgages and charges and the memorandum and articles of association). Under CBPO Cayman’s articles of association, the directors have the discretion as to whether, to what extent, when, where and under what conditions or regulations the accounts and books of the company or any of them shall be open to the inspection of members who are not directors.
	The Company’s bylaws provide that a list of stockholders shall be open to the examination of any stockholder before any meeting of the stockholders for any purpose germane to the meeting during ordinary business hours, for a period of at least ten (10) days prior to the meeting. The list may also be inspected by any stockholder who is present at a meeting of stockholders.	The Companies Law requires that the register of mortgages and charges of a corporation be open to inspection by any shareholder or creditor of the company at all reasonable times.

	DGCL/The Company’s Certificate of Incorporation and Bylaws	Companies Law/CBPO Cayman’s Memorandum of Association and Articles of Association
Amendment of Governing Documents	Under the DGCL, a certificate of incorporation may be amended if: (1) the board of directors sets forth the proposed amendment in a resolution, declares the advisability of the amendment and directs that it be submitted to a vote at a meeting of stockholders; and (2) the holders of a majority of shares of stock entitled to vote on the matter approve the amendment, unless the certificate of incorporation requires the vote of a greater number of shares. The Company’s certificate of incorporation is silent as to the vote required to amend the certificate of incorporation.	The Companies Law and CBPO Cayman’s articles of association provide that CBPO Cayman’s memorandum of association and articles of association may only be amended by passing a special resolution of its shareholders to effect such amendment.
In addition, under the DGCL, the holders of the outstanding shares of a class are entitled to vote as a class on an amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment adversely affects the terms of the shares of a class. Class voting rights do not exist as to other extraordinary matters, unless the certificate of incorporation provides otherwise. The Company’s certificate of incorporation does not have such alternate provisions.
Under the DGCL, the board of directors may amend a corporation’s bylaws if so authorized in the certificate of incorporation. The Company’s certificate of incorporation and bylaws authorize the board of directors to amend the Company’s bylaws. The Company’s stockholders also have the power to amend bylaws under the company’s bylaws and the DGCL.

	DGCL/The Company’s Certificate of Incorporation and Bylaws	Companies Law/CBPO Cayman’s Memorandum of Association and Articles of Association
Indemnification of Directors and Officers	Under the DGCL, a corporation is generally permitted to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, other than an action brought on behalf of the corporation, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. That determination must be made by: (1) a majority of the disinterested directors, even though less than a quorum; (2) a committee of disinterested directors designated by a majority vote of disinterested directors, even though less than a quorum; (3) independent legal counsel, if there are no disinterested directors or if the disinterested directors so direct regardless of whether a quorum of disinterested directors exists; or (4) the stockholders.	Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.
	Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation.	CBPO Cayman’s articles of association provide that its directors and officers shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages and liabilities incurred or sustained by such director or officer, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of CBPO Cayman’s business or affairs or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning CBPO Cayman or its affairs in any court whether in the Cayman Islands or elsewhere.

	DGCL/The Company’s Certificate of Incorporation and Bylaws	Companies Law/CBPO Cayman’s Memorandum of Association and Articles of Association
The DGCL requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action. Under the DGCL, a corporation may advance expenses relating to the defense of any proceeding to directors and officers contingent upon those individuals' commitment to repay any advances, unless it is determined ultimately that those individuals are entitled to be indemnified.
The Company’s certificate of incorporation and bylaws provide for indemnification of directors and officers to the fullest extent permitted by law. The bylaws provide for advancement of expenses to defend claims against directors and officers. Further, the Company has indemnification agreements with its directors, officers and certain other employees which provide rights and benefits in addition to those described above.
Limited Liability of Directors	The DGCL permits the adoption of a provision in a corporation's certificate of incorporation limiting or eliminating the monetary liability of a director to a corporation or its stockholders by reason of a director's breach of the fiduciary duty of care. The DGCL does not permit any limitation of the liability of a director for: (1) breaching the duty of loyalty to the corporation or its stockholders; (2) failing to act in good faith; (3) engaging in intentional misconduct or a knowing violation of law; (4) obtaining an improper personal benefit from the corporation; or (5) paying a dividend or approving a stock repurchase or redemption that was illegal under applicable law.	Cayman Islands law, in certain circumstances, permits a company to limit the liability of a director to the company. The considerations under Cayman Islands law with regard to the limitation of a director’s liability are similar to those that apply to the enforcement of provisions relating to the indemnification of directors discussed above under “Indemnification of Directors and Officers.” A Cayman Islands court will enforce such a limitation except to the extent that enforcement of the relevant provision may be held to be contrary to public policy.
	The Company’s certificate of incorporation provides that, to the fullest extent permitted by the DGCL, directors are not personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director.	CBPO Cayman’s articles of association provide that no current or former director and officer of the company shall be liable to the company for any loss or damage incurred by the company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through such person’s own dishonesty, willful default or fraud.

	DGCL/The Company’s Certificate of Incorporation and Bylaws	Companies Law/CBPO Cayman’s Memorandum of Association and Articles of Association
Stockholder/Shareholder Lawsuits	Under the DGCL, a stockholder bringing a derivative suit must have been a stockholder at the time of the wrong complained of or that the stock was transferred to him by operation of law from a person who was such a stockholder. In addition, the stockholder must remain a stockholder throughout the litigation. There is no requirement under the DGCL to advance the expenses of a lawsuit to a stockholder.	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. In certain limited circumstances, a shareholder may be entitled to bring a derivative action on behalf of CBPO Cayman. However, the consideration of such suits has been limited. In this regard, the Cayman Islands courts ordinarily would permit a claim to be brought by a minority shareholder, in respect of a cause of action vested in a Cayman Islands company, in the name of and seeking relief on behalf of the company only (1) in respect of a cause of action arising from an actual or proposed act or omission involving negligence, default, breach of duty or breach of trust by a director of a company; (2) where the act complained of is illegal or alleged to constitute a fraud against the company or against any minority shareholder; or (3) where the act is beyond the corporate power of the company or otherwise requires approval by a greater percentage of the company’s shareholders than actually approved it; and, in each case, where the act complained of is not capable of subsequent ratification by any majority of the company’s shareholders at a general meeting. The cause of action may be against the director, another person or both.
	Under the DGCL, an individual may also commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met.	A shareholder may also be permitted to bring an action in his or her own name against a Cayman Islands company, a director or any other person in respect of any direct loss suffered by such shareholder as a result of any negligence, default, breach of duty or breach of trust. In any such action, however, a loss suffered by the company will not be regarded as a direct loss suffered by the individual shareholder. A shareholder may also be permitted to bring an action on the basis that the company’s affairs are being, or have been, conducted in a manner that is unfairly prejudicial to the interests of shareholders generally or to some shareholders in particular.

ENFORCEABILITY OF CIVIL LIABILITIES

CBPO Cayman is incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.

Substantially all of CBPO Cayman’s assets are located outside the United States. In addition, a majority of CBPO Cayman’s directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon CBPO Cayman or these persons, or to bring an action against CBPO Cayman or against these persons in the United States, in the event that you believe that your rights have been infringed under the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against CBPO Cayman and its officers and directors. CBPO Cayman has appointed National Corporate Research, Ltd. as its agent to receive service of process in the United States.

Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (1) recognize or enforce judgments of U.S. courts obtained against CBPO Cayman or its directors or officers, predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in the Cayman Islands against CBPO Cayman or its directors or officers, predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder (Hong Kong) LLP has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty, (e) is not inconsistent with a Cayman Islands judgement of the same matter; (f) is not impeachable on grounds of fraud, and (g) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands.

It is our understanding that the PRC does not have treaties with the United States and many other countries providing for the reciprocal recognition and enforcement of judgments of courts and that there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of United States courts against CBPO Cayman or the directors or officers of CBPO Cayman predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Additionally, it is our understanding that it may be difficult for you to bring an original action against us or against our directors and officers who are nationals or residents of countries other than the United States in a PRC court in the event that you believe that your rights have been infringed under the U.S. federal securities laws, PRC laws, Cayman Islands laws or otherwise because we are incorporated under the laws of the Cayman Islands and it may be difficult for U.S. shareholders, by virtue only of holding our ordinary shares, to establish a connection to the PRC as required by the PRC Civil Procedures Law in order for a PRC court to have jurisdiction.

LEGAL MATTERS

The validity of the ordinary shares of CBPO Cayman being offered hereby will be passed upon by Maples and Calder (Hong Kong) LLP, our counsel as to the Cayman Islands laws. Certain legal matters in connection with the Redomicile Merger and as to U.S. federal law have been passed upon for the Company by Davis Polk & Wardwell LLP. Jingtian & Gongcheng has advised us in connection with certain PRC legal matters with respect to the Redomicile Merger.

EXPERTS

The consolidated financial statements of China Biologic Products, Inc. as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein in reliance upon the reports of KPMG Huazhen LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”). In accordance with the Exchange Act, we file periodic reports, proxy statements and information statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any reports or other information that we file or furnish with the SEC at the SEC’s Public Reference Room located at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC’s Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room in Washington, D.C. and other locations. Our SEC filings are also available via the SEC’s website (www.sec.gov).

The Company has filed with the SEC a registration statement on Form F-4 under the Securities Act to register the CBPO Cayman ordinary shares to be issued in connection with the Redomicile Merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of CBPO Cayman in addition to being a consent solicitation of the Company shareholders.

In addition to the information set forth in this proxy statement/prospectus, SEC rules allow the Company and CBPO Cayman to “incorporate by reference” information into this proxy statement/prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information therein that is superseded by information set forth in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that the Company previously filed with the SEC. These documents contain important information about the Company.

1. Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 23, 2017, as amended by Amendment No. 1 to the Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on April 28, 2017.

2. Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the SEC on May 3, 2017.

We are also incorporating by reference all additional documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the Annual Meeting.

You should rely only on the information contained in this proxy statement/prospectus for your consent of the shareholders of the Company. Neither the Company nor CBPO Cayman has authorized anyone to provide you with information that differs from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated [•], 2017. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of shares of CBPO Cayman ordinary shares in the Redomicile Merger shall create any implication to the contrary.

Information on Website

Information on the Company’s website is not part of this proxy statement/prospectus and you should not rely on that information in deciding whether to approve of the proposal described in this proxy statement/prospectus unless that information is also in this proxy statement/prospectus.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the Board has no knowledge of any business which will be presented for consideration at the Annual Meeting other than the election of directors, the ratification of the appointment of the accountants of the Company, the advisory vote on executive compensation, the advisory on the frequency of advisory vote on executive compensation, and the adoption of the Merger Agreement. Should any other matters be properly presented, it is intended that the enclosed proxy card will be voted in accordance with the best judgment of the persons voting the proxies.

[•], 2017	By Order of the Board of Directors
Ming Yin Corporate Secretary

Annex A

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of April 28, 2017, by and among China Biologic Products, Inc., a Delaware corporation (“CBPO”), and China Biologic Products Holdings, Inc., an exempted company incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of CBPO (“CBPO Cayman”).

RECITALS

1. The Boards of Directors of each of CBPO and CBPO Cayman have unanimously determined that it is advisable and in the best interests of their respective shareholders or stockholders to reorganize so that CBPO will merge with and into CBPO Cayman (the “Merger”), with CBPO Cayman surviving and changing its name to China Biologic Products, Inc., an exempted company incorporated under the laws of the Cayman Islands;

2. The respective Boards of Directors of CBPO and CBPO Cayman have each unanimously approved the Merger, this Agreement, the Plan of Merger (as defined below) and, to the extent applicable, the other transactions described herein, pursuant to which CBPO Cayman will be the surviving company of the Merger, all upon the terms and subject to the conditions set forth in this Agreement and the Plan of Merger, and whereby each issued and outstanding share of common stock, par value US$0.0001 per share, of CBPO (“CBPO Common Stock”) shall be converted into the right to receive one ordinary share, par value US$0.0001 per share, of CBPO Cayman (a “CBPO Cayman Ordinary Share”);

3. The Merger requires, among other things, the approval of this Agreement and the Plan of Merger by the affirmative vote of the holders of a majority of the issued and outstanding shares of CBPO Common Stock; and

4. The parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be, and is hereby, adopted as a “plan of reorganization” for purposes of Section 368(a) of the Code.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and of the covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
The Merger

Section 1.01.  The Merger.  Subject to the terms and conditions of this Agreement, and in accordance with the Delaware General Corporate Law (the “DGCL”) and the Cayman Islands Companies Law (the “CICL”), at the Effective Time (as defined in Section 1.02), CBPO shall be merged with and into CBPO Cayman in accordance with this Agreement and the Plan of Merger, and the separate corporate existence of CBPO shall thereupon cease. Pursuant to and simultaneously upon the consummation of the Merger at the Effective Time, in accordance with the DGCL and the CICL, (i) CBPO Cayman shall continue as the surviving company in the Merger (sometimes hereinafter referred to as the “Surviving Company”), (ii) the corporate identity, existence, powers, rights and immunities of CBPO Cayman as the Surviving Company shall continue unimpaired by the Merger, and (iii) CBPO Cayman shall succeed to and shall possess all the assets, properties, rights, privileges, powers, franchises, immunities and purposes, and be subject to all the debts, liabilities, obligations, restrictions and duties of CBPO, all without further act or deed.

Section 1.02.  Filing Plan of Merger; Effective Time.  As soon as practicable following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in Article V, if this Agreement shall not have been terminated prior thereto as provided in Section 6.01, CBPO Cayman and CBPO shall cause a plan of merger (the “Plan of Merger”) in the form set out in Annex A to be properly executed and filed with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) in accordance with the CICL and otherwise make all other filings or recordings as required by the DGCL and the CICL. The

Merger shall become effective upon the date on which the Plan of Merger is registered by the Cayman Registrar (or on such later date as may be specified in the Plan of Merger) in accordance with the CICL (the “Effective Time”).

ARTICLE II
Memorandum and Articles of Association,
Directors and Officers of Surviving Company, and Certain Representations

Section 2.01.  Name of Surviving Company.  The name of the Surviving Company shall be “China Biologic Products, Inc.”

Section 2.02.  Memorandum and Articles of Association of Surviving Company.  At the Effective Time, in accordance with the terms of the Plan of Merger, the Surviving Company will adopt the memorandum and articles of association in the form set out in Annex B, as the memorandum and articles of association of the Surviving Company until thereafter amended as provided by law and such memorandum and articles of association.

Section 2.03.  Directors of Surviving Company.  From and after the Effective Time, the directors of CBPO Cayman immediately prior to the Effective Time shall be the directors of the Surviving Company, each such director to serve in such capacity until his or her earlier death, resignation or removal or until his or her successor is duly elected or appointed.

Section 2.04.  Officers of Surviving Company.  From and after the Effective Time, the officers of CBPO Cayman immediately prior to the Effective Time shall be the officers of the Surviving Company, each such officer to serve in such capacity until his or her earlier death, resignation or removal or until his or her successor is duly elected or appointed.

Section 2.05.  Directors and Officers of CBPO Cayman.  Immediately prior to the Effective Time, CBPO, in its capacity as the sole shareholder of CBPO Cayman, agrees to take or cause to be taken all such actions as are necessary to cause at least those persons serving as the directors and officers of CBPO immediately prior to the Effective Time to be elected or appointed as the directors and officers of CBPO Cayman (to the extent the officers and directors of CBPO Cayman and CBPO are not already identical), each such person to have the same office(s) with CBPO Cayman (and the same class designations and committee memberships in the case of directors) as he or she held with CBPO, with the directors to serve until the earlier of the next meeting of the CBPO Cayman shareholders at which an election of directors is required for the class to which they have been electedor until their successors are elected or appointed (or their earlier death, disability or retirement).

Section 2.06.  Representation of CBPO.  CBPO hereby represents and warrants that it is the owner of all of the outstanding capital stock of CBPO Cayman, free and clear of any adverse claims.

ARTICLE III
Conversion, Issuance and Repurchase of Shares

Section 3.01.  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of either CBPO or CBPO Cayman:

(a)  Conversion of CBPO Share; Issuance of CBPO Cayman Ordinary Share.  Each issued and outstanding share of CBPO Common Stock shall be automatically converted into the right to receive one validly issued, fully paid and non-assessable CBPO Cayman Ordinary Share, and CBPO Cayman shall issue to each holder of such right that number of CBPO Cayman Ordinary Shares, credited as fully paid, to which each such holder is entitled. Each treasury share of CBPO Common Stock shall be automatically converted into a treasury share of CBPO Cayman.

(b)  Cancellation of CBPO Capital Stock.  The certificates for CBPO Common Stock exchanged for CBPO Cayman Ordinary Shares will be cancelled.

(c)  Cancellation of CBPO Cayman Ordinary Share.  The one CBPO Cayman Ordinary Share that was held by CBPO prior to the Merger shall be cancelled, and no consideration shall be paid or payable to the holder of such CPBO Cayman Ordinary Share.

(d)  Stock-Based Compensation Plans.  CBPO shall assign, and CBPO Cayman shall assume, CBPO’s rights and obligations under the stock-based benefit and compensation plans and programs and agreements providing for the grant or award of restricted stock, stock units, stock options, stock appreciation rights, performance shares, performance units, dividend equivalent rights and share awards to the employees, directors and consultants of CBPO and its affiliates (collectively, the “Stock Plans”) in accordance with Article IV of this Agreement. To the extent a Stock Plan provides for awards of incentive stock options pursuant to Section 422 of the Code, approval of such plan by CBPO, as the sole shareholder of CBPO Cayman, shall be deemed, as of the Effective Time, to constitute approval of the members of CBPO Cayman for purposes of Section 422(b) of the Code.

(e)  Convertible Securities.  CBPO shall assign, and CBPO Cayman shall assume, CBPO’s rights and obligations under its securities, including but not limited to convertible debentures, warrants and options, that may be convertible into or exercisable into CBPO Common Stock.

Section 3.02.  Exchange of CBPO Cayman Shares.

(a)  Uncertificated Shares.  At the Effective Time, each outstanding share of CBPO Common Stock held in uncertificated, book entry form will be exchanged for one CBPO Cayman Ordinary Share in accordance with Sections 3.01(a) and (b) without further act or deed by the holder thereof, and record of such ownership shall be kept in uncertificated, book entry form in CBPO's register of members by CBPO Cayman’s transfer agent.

(b)  Certificated Shares.  At the Effective Time, each outstanding share of CBPO Common Stock held in certificated form will be converted into the right to receive one CBPO Cayman Ordinary Share in accordance with Sections 3.01(a) and (b) without further act or deed by the holder thereof, and the holder thereof will cease to be, and will have no rights as, a stockholder of CBPO. Following the consummation of the Merger, CBPO’s exchange agent will send a letter of transmittal to each such holder, explaining the procedure for surrendering such holder’s CBPO Common Stock certificates in exchange for share certificates representing CBPO Cayman Ordinary Shares.

(c)  Shareholder Rights at Effective Time.  At the Effective Time, holders of CBPO Common Stock will cease to be, and will have no rights as, stockholders of CBPO, other than the right to receive any dividend or other distribution with a record date prior to the Effective Time that may have been declared or made by CBPO on such shares of CBPO Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and that remain unpaid at the Effective Time. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the shares of CBPO Common Stock that were outstanding immediately prior to the Effective Time. Upon and after the Effective Time, registered shareholders in CBPO Cayman’s register of members will have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon CBPO Cayman Ordinary Shares registered in their respective names in the register of members.

Section 3.03.  Dissenters’ Rights.  There are no dissenters’ rights or appraisal rights available to holders of CBPO Common Stock under the DGCL or under the CICL in connection with the Merger.

ARTICLE IV
Employee Benefit and Compensation Plans and Agreements; Other Contracts

Section 4.01.  Assumption of Equity Plans.  At the Effective Time, CBPO shall assign, and CBPO Cayman shall assume, the rights and obligations of CBPO under each Stock Plan. To the extent any Stock Plan or any applicable agreement relating thereto provides for the issuance, delivery or purchase of, or otherwise relates to, CBPO Common Stock, from and after the Effective Time, such Stock Plan or applicable agreement shall be deemed to have been amended to provide for the issuance, delivery or purchase of, or otherwise relate to, CBPO Cayman Ordinary Shares, and all options or awards issued, or benefits available or based upon the value of a specified number of shares of CBPO Common Stock, under such Stock Plan after the Effective Time shall entitle the holder thereof to purchase, receive, acquire, hold or realize the benefits measured by the value of, as appropriate, an equivalent number of CBPO Cayman Ordinary Shares in accordance with the terms of such Stock Plan and any applicable agreement relating thereto. The outstanding options or other awards or benefits available under the terms of the Stock Plans at and following the Effective

Time shall, to the extent permitted by law and otherwise reasonably practicable, otherwise be exercisable, payable, issuable or available upon the same terms and conditions as under such Stock Plans and the agreements relating thereto immediately prior to the Effective Time. Other than as set forth above, the Merger will not affect the underlying terms or conditions of any outstanding equity awards, which shall remain subject to their original terms and conditions.

Section 4.02.  Assumption of Benefit Plans.  At the Effective Time, the obligations of CBPO under or with respect to every plan, trust, program and benefit then in effect or administered by CBPO for the benefit of the directors, officers and employees of CBPO or any of its subsidiaries (collectively, the “Assumed Benefit Plans” and, together with the Assumed Equity Plans, the “Assumed Plans”) shall become the lawful obligations of CBPO Cayman and shall be implemented and administered in the same manner and without interruption until the same are amended or otherwise lawfully altered or terminated. Effective at the Effective Time, CBPO Cayman hereby expressly adopts and assumes all obligations of CBPO under the Assumed Plans.

Section 4.03.  Assumption of Contracts.  At the Effective Time, the obligations of CBPO under or with respect to contracts or agreements (collectively, the “Assumed Contracts”) shall become the lawful obligations of CBPO Cayman and shall be performed in the same manner and without interruption until the same are amended or otherwise lawfully altered or terminated. Effective at the Effective Time, CBPO Cayman hereby expressly adopts and assumes all obligations of CBPO under the Assumed Contracts.

Section 4.04.  Other Actions.  Such amendments or other actions that are deemed necessary or appropriate by CBPO and CBPO Cayman to effect the Merger, including to facilitate the assumption by CBPO Cayman of the Assumed Plans and the Assumed Contracts, and any other amendments or actions that CBPO and CBPO Cayman shall deem advisable, shall be adopted and entered into with respect to the Assumed Plans, the Assumed Contracts and any other change in control arrangements between the CBPO and its executive officers and key employees.

ARTICLE V
Conditions Precedent

The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions:

(a)  Stockholder Approval.  This Agreement shall have been adopted and approved by the affirmative vote of holders owning a majority of the issued and outstanding shares of CBPO Common Stock entitled to vote thereon at the record date for such actions as set by the Board of Directors of CBPO.

(b)  No Prohibition.  None of the parties hereto shall be subject to any decree, order or injunction of any court of competent jurisdiction, whether in the U.S., the Cayman Islands or any other country that prohibits the consummation of the Merger.

(c)  Effective Registration Statement.  The registration statement on Form F-4 filed with the Securities and Exchange Commission by CBPO Cayman in connection with the offer and issuance of the CBPO Cayman Ordinary Shares to be issued pursuant to the Merger shall have become effective under the Securities Act of 1933, as amended, and no stop order with respect thereto shall be in effect.

(d)  NASDAQ Listing.  The CBPO Cayman Ordinary Shares to be issued pursuant to the Merger shall have been authorized for listing on the NASDAQ Stock Market, subject to official notice of issuance and satisfaction of other standard conditions.

(e)  Consents and Authorizations.  Other than the filing of the Plan of Merger provided for under Article I, all material consents and authorizations of, filings or registrations with, and notices to, any governmental or regulatory authority required of CBPO, CBPO Cayman, or any of their respective subsidiaries to consummate the Merger and the other transactions contemplated hereby, including, without limitation, any filings required under (i) applicable U.S. state securities and “Blue Sky” laws, and (ii) applicable Cayman Islands securities laws, shall have been obtained or made.

(f)  Representations and Warranties.  The representations and warranties of the parties set forth herein shall be true and correct in all material respects, and the covenants of the parties set forth herein (other than those to be performed after the Effective Time) shall have been performed in all material respects.

(g)  Opinion.  CBPO shall have received an opinion of Davis Polk & Wardwell LLP in form and substance reasonably satisfactory to CBPO, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement agree to use commercially reasonable efforts to make such representations as are requested by such counsel for the purpose of rendering such opinion.

ARTICLE VI
Termination, Amendment and Waiver

Section 6.01.  Termination.  This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of CBPO, by action of the Board of Directors of CBPO.

Section 6.02.  Effect of Termination.  In the event of termination of this Agreement as provided in Section 6.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of CBPO or CBPO Cayman.

Section 6.03.  Amendment.  This Agreement may be amended by the parties hereto at any time before or after any required approval or adoption by the stockholders of CBPO of this Agreement or matters presented in connection with this Agreement; provided, however, that after any such approval or adoption, there shall be made no amendment requiring further approval or adoption by such stockholders under applicable law until such further approval or adoption is obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 6.04.  Waiver.  At any time prior to the Effective Time, the parties may waive compliance with any of the agreements or covenants contained in this Agreement, or may waive any of the conditions to consummation of the Merger contained in this Agreement. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VII
Covenants

Section 7.01.  Rule 16b-3 Approval.  CBPO and CBPO Cayman shall take all such steps as may reasonably be required to cause the transactions contemplated by Section 3.01 and any other dispositions of CBPO equity securities (including derivative securities) or acquisitions of CBPO Cayman equity securities (including derivative securities) in connection with this Agreement by each individual who (i) is a director or officer of CBPO, or (ii) at the Effective Time, is or will become a director or officer of CBPO Cayman, to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

Section 7.02.  CBPO Cayman Vote.  Prior to or concurrent with seeking the approval and adoption of this Agreement by the stockholders owning a majority of the outstanding shares of CBPO Common Stock, CBPO in its capacity as the sole shareholder of CBPO Cayman shall pass shareholder resolutions of CBPO Cayman which approve and adopt this Agreement and which approve and authorize the Merger and the Plan of Merger.

Section 7.03.  Further Assurances.  CBPO Cayman shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary and reasonably appropriate to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions provided for herein.

ARTICLE VIII
General Provisions

Section 8.01. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article IV (collectively, the “Third Party Provisions”), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provisions may be enforced only by the specifically intended beneficiaries thereof.

Section 8.02.  Entire Agreement.  This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

Section 8.03.  Governing Law.  To the fullest extent permitted by law, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

Section 8.04.  Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto.

Section 8.05.  Headings.  Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 8.06.  Severability.  If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

IN WITNESS WHEREOF, CBPO and CBPO Cayman have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

China Biologic Products, Inc., a Delaware corporation	China Biologic Products Holdings, Inc., a Cayman Islands company

By: /s/ Ming Yang Name: Ming Yang Title: Chief Financial Officer	By: /s/ David (Xiaoying) Gao Name: David (Xiaoying) Gao Title: Chairman and Chief Executive Officer

Annex A

Form of Plan of Merger

The Companies Law (2016 Revision) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [insert date] between China Biologic Products Holdings, Inc.(the “Surviving Company”) and China Biologic Products, Inc. (the “Merging Company”).

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Law (2016 Revision) (the “Statute”).

Whereas the Merging Company is a Delaware corporation and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement and Plan of Merger dated [insert date] and made between the Surviving Company and the Merging Company (the “Merger Agreement”) a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1	The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.
2	The surviving company (as defined in the Statute) is the Surviving Company.
3	The registered office of the Surviving Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and the registered office of the Merging Company is 615 South DuPont Highway, city of Dover County of Kent, Delaware 19901.
4	Immediately prior to the Effective Date (as defined below), the share capital of the Surviving Company will be US$11,000 divided into 100,000,000 ordinary shares of a par value of US$0.0001 each and 10,000,000 preference shares of a par value of US$0.0001 each and the Surviving Company will have one ordinary share in issue.
5	Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$11,000 divided into 100,000,000 shares of common stock with a par value of US$0.0001 each and 10,000,000 shares of preferred stock with a par value of US$0.0001 each, and the Merging Company will have [insert number] shares of common stock in issue.
6	The date on which it is intended that the Merger is to take effect is [insert date] (the “Effective Date”).
7	Upon the Effective Date, the Surviving Company will change its name to “China Biologic Products, Inc.”.
8	The terms and conditions of the Merger are such that, on the Effective Date:
8.1	each share of common stock issued and outstanding in the Merging Company on the Effective Date shall be converted into or exchanged for one ordinary share in the Surviving Company (which shall be issued by the Surviving Company credited as fully paid) and each ordinary share issued and outstanding in the Surviving Company immediately prior to the Effective Date shall be cancelled, and no consideration shall be paid or payable to the holder of such share;

9	The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.
10	The Memorandum and Articles of Association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto on the Effective Date.
11	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.
12	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.
13	The names and addresses of each director of the surviving company (as defined in the Statute) are:
13.1	David (Xiaoying) Gao pf 5906 Highland DR, Palatine, IL, U.S.A;
13.2	Joseph Chow of #805, Unit 2, Building 1, No.3, West Dawang Road, Beijing, China;
13.3	Sean Shao of 9H, Fortune Plaza Apartment, No.7 East Third Ring, Beijing, China;
13.4	Wenfang Liu of #101, Unit 5, Building 15, Yongjinwan, No.118 Jinze Road, Chengdu, China;
13.5	David Hui Li of PH2B, Building #1, Park Avenue, No.6 Chaoyang Park South Road, Beijing, China;
13.6	Yungang Lu of 19AB Vienna Court, Realty Gardens, 41 Conduit Road, Mid-Levels, Hong Kong;
13.7	Zhijun Tong of #3-1, Lane 4, Hujialou Xili, Chaoyang District, Beijing, China; and
13.8	Albert (Wai Keung) Yeung of Flat C, 7/F, Block 7, Park Avenue, 18 Hoi Ting Road, West Kowloon, Hong Kong.
14	This Plan of Merger has been approved by the board of directors of the Surviving Company pursuant to section 233(3) of the Statute.
15	This Plan of Merger has been authorised by the sole shareholder of the Surviving Company pursuant to section 233(6) of the Statute.
16	All necessary approvals have been obtained from the members, officers and management of the Merging Company pursuant to the Delaware General Corporate Law.
17	At any time prior to the Effective Date, this Plan of Merger may be:
17.1	terminated by the board of directors of either the Surviving Company or the Merging Company;
17.2	amended by the board of directors of both the Surviving Company and the Merging Company to:
(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and
(b)	effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

18	This Plan of Merger may be executed in counterparts.
19	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)

Duly authorised for	)

and on behalf of	)	Director

China Biologic Products Holdings, Inc.	)

SIGNED by	)

Duly authorised for	)

and on behalf of	)	Director

China Biologic Products, Inc.	)

Annexure 1

Merger Agreement

Annexure 2

Amended and Restated Memorandum and Articles of Association

Annex B

Form of Memorandum and Articles of Association

B-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The articles of association of the Registrant provide for the indemnification of its directors and officers. Specifically, under the indemnification provisions, the Registrant will indemnify its directors and officers to the fullest extent permitted by law against liabilities that are incurred by the directors or officers while executing the duties of their respective offices. The directors and officers, however, will not be entitled to the indemnification if they incurred the liabilities through their own fraud, willful neglect or willful default.

The Registrant is an exempted company with limited liability incorporated in the Cayman Islands. As such, it is subject to and governed by the laws of the Cayman Islands with respect to the indemnification provisions. Although the Companies Law (2103 Revision) of the Cayman Islands does not specifically restrict a Cayman Islands company’s ability to indemnify its directors or officers, it does not expressly provide for such indemnification either. Certain English case law (which is likely to be persuasive in the Cayman Islands), however, indicate that the indemnification is generally permissible, unless there had been fraud, willful default or reckless disregard on the part of the director or officer in question.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act of 1933 and the Securities Exchange Act of 1934 that might be incurred by any director or officer in his capacity as such.

Prior to or in connection with the Redomicile Merger, CBPO Cayman expects to enter into indemnification agreements with the directors and executive officers in the form attached hereto as Exhibit 10.1 to this Registration Statement.

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.	Description
2.1	Agreement and Plan of Merger (included in Annex A of the proxy statement/prospectus)
3.1	Memorandum of Association and Articles of Association of China Biologic Products Holdings, Inc.*
3.2	Proposed Form of Amended and Restated Memorandum of Association and Articles of Association of China Biologic Products, Inc.*
4.1	Specimen Ordinary Share Certificate of China Biologic Products, Inc.
5.1	Legal Opinion of Maples and Calder (Hong Kong) LLP
8.1	Tax Opinion of Davis Polk & Wardwell
10.1	Form of Indemnification Agreement*
21.1	List of Subsidiaries*
23.1	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)
23.2	Consent of Davis Polk & Wardwell (included in Exhibit 8.1)
23.3	Consent of Independent Registered Public Accounting Firm — KPMG Huazhen LLP
23.4	Consent of Jingtian & Gongcheng*
24.1	Power of Attorney (included on signature page)*
99.1	Form of Proxy Card

*	Previously filed

Item 22. Undertakings

The undersigned registrant hereby undertakes:(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Inapplicable.

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Beijing, China, on May 17, 2017.

/s/ David (Xiaoying) Gao

By:  David (Xiaoying) Gao
Title: Chief Executive Officer
(Principal Executive Officer)

/s/ Ming Yang

By:  Ming Yang
Title: Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Date
/s/ David (Xiaoying) Gao David (Xiaoying) Gao, Chief Executive Officer and Chairman of the Board	May 17, 2017
/s/ Ming Yang Ming Yang, Chief Financial Officer	May 17, 2017
/s/ Sean Shao* Sean Shao, Director	May 17, 2017
/s/ Zhijun Tong* Zhijun Tong, Director	May 17, 2017
/s/ Yungang Lu* Yungang Lu, Director	May 17, 2017
/s/ Wenfang Liu* Wenfang Liu, Director	May 17, 2017
/s/ Albert (Wai Keung) Yeung* Albert (Wai Keung) Yeung, Director	May 17, 2017
/s/ David Hui Li* David Hui Li, Director	May 17, 2017
/s/ Joseph Chow* Joseph Chow, Director	May 17, 2017

*	By David (Xiaoying) Gao pursuant to a power of attorney.

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of China Biologic Products Holdings, Inc., has signed this registration statement in the City of Beijing, China, on May 17, 2017.

AUTHORIZED U.S. REPRESENTATIVE

/s/ David (Xiaoying) Gao

Name:  David (Xiaoying) Gao
Title:  Chief Executive Officer of China Biologic Products, Inc.